    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1997
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------

                        EDUCATION MANAGEMENT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         PENNSYLVANIA                       8200                        25-1119571
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

                                300 SIXTH AVENUE
                         PITTSBURGH, PENNSYLVANIA 15222
                                 (412) 562-0900
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                             FREDERICK W. STEINBERG
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        EDUCATION MANAGEMENT CORPORATION
                                300 SIXTH AVENUE
                         PITTSBURGH, PENNSYLVANIA 15222
                                 (412) 562-0900
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ------------------

                                   Copies to:

             LEONARD S. FERLEGER                             MORTON A. PIERCE
          KIRKPATRICK & LOCKHART LLP                       DEWEY BALLANTINE LLP
             1500 OLIVER BUILDING                      1301 AVENUE OF THE AMERICAS
        PITTSBURGH, PENNSYLVANIA 15222                   NEW YORK, NY 10019-6092
                (412) 355-6500                                (212) 259-8000

                               ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434,
check the following box.   [ ]
                               ------------------

                               CALCULATION OF REGISTRATION FEE
======================================================================================================
                                               PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
   TITLE OF EACH CLASS OF     AMOUNT TO BE         OFFERING       AGGREGATE OFFERING   REGISTRATION
SECURITIES TO BE REGISTERED    REGISTERED     PRICE PER SHARE(1)       PRICE(1)             FEE
------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value     3,226,043         $25.9688          $83,776,466        $25,386.81
------------------------------------------------------------------------------------------------------
Preferred Share Purchase
  Rights                        3,226,043            N/A                 N/A                N/A
======================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 8, 1997

                                2,932,766 Shares

                        EDUCATION MANAGEMENT CORPORATION

                                  Common Stock
                                ($.01 par value)

                               ------------------
   All of the shares of Common Stock, $.01 par value (the "Common Stock"), of Education Management Corporation ("EDMC" or the "Company") offered hereby (the
   "Offering") are being sold by the Selling Shareholders named herein under "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of shares by the Selling Shareholders.

   The Common Stock is listed on the Nasdaq National Market under the symbol
                             "EDMC." On October 7,
 1997, the last reported sale price of the Common Stock on the Nasdaq National
        Market was $27 7/8 per share. See "Price Range of Common Stock."

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
   AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 8. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                    Underwriting    Proceeds to
                                                       Price to     Discounts and     Selling
                                                        Public       Commissions   Shareholders(1)
                                                     -------------  -------------  -------------
Per Share....................................              $              $              $
Total (2)....................................              $              $              $

(1)  Before deduction of expenses payable by the Selling Shareholders estimated
     at $      .

(2) The Selling Shareholders have granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 293,277 additional shares from the Selling Shareholders to cover over-allotments of shares. If the option is exercised in full, the total
     Price to Public will be $       , Underwriting Discounts and Commissions
     will be $       , and Proceeds to Selling Shareholders will be $       .

     The shares of Common Stock are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the shares of Common
Stock will be ready for delivery on or about              , 1997, against
payment in immediately available funds.

CREDIT SUISSE FIRST BOSTON
               SMITH BARNEY INC.
                               ABN AMRO CHICAGO CORPORATION
                      Prospectus dated             , 1997.

      [GRAPHICS DEPICTING THE COMPANY'S SCHOOLS, STUDENTS AND CLASSROOMS.]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS, PENALTY BIDS AND PASSIVE MARKET MAKING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. Prospective investors should consider carefully, among other things, the information set forth under "Risk Factors" below. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the over-allotment option. As used in this Prospectus, unless the context indicates otherwise, the terms the "Company" and "EDMC" refer to Education Management Corporation and its subsidiaries, including all of its schools.

                                  THE COMPANY

     Education Management Corporation is among the largest providers of proprietary postsecondary education in the United States based on student enrollments and revenues. Through its operating units, the Art Institutes ("The Art Institutes"), The New York Restaurant School ("NYRS"), The National Center for Paralegal Training ("NCPT") and The National Center for Professional Development ("NCPD"), the Company offers associate's and bachelor's degree programs and non-degree programs in the areas of design, media arts, culinary arts, fashion and professional development. The Company has provided career-oriented education programs for 35 years, and its schools have graduated over 100,000 students. In the fall quarter of fiscal 1997, beginning October 1, 1996, EDMC's schools had approximately 15,800 students enrolled, representing all 50 states and over 80 countries.

     The Company's main operating unit, The Art Institutes, consists of 13 schools in 12 cities throughout the United States and accounted for approximately 93% of the Company's net revenues in fiscal 1997. Art Institute programs are designed to provide the knowledge and skills necessary for entry-level employment in various fields, including graphic design, multimedia, computer animation, video production, culinary arts, interior design, industrial design, photography, fashion marketing and fashion design. Those programs typically are completed in 18 to 27 months and culminate in an associate's degree. Five Art Institutes currently offer bachelor's degree programs, and EDMC expects to continue to introduce bachelor's degree programs at schools in states that permit proprietary postsecondary institutions to offer such programs.

     In January 1997, the Company acquired the assets of Lowthian College in Minneapolis, Minnesota and renamed the school The Art Institute of Minnesota. The Company's newest school, The Art Institute of Los Angeles, began offering classes in October 1997.

     The Company offers a culinary arts curriculum at seven Art Institutes, including The Art Institute of Philadelphia, which began offering that curriculum in October 1997. In addition, in August 1996, the Company acquired NYRS, a well-known culinary arts and restaurant management school located in New York City. NYRS offers an associate's degree program and certificate programs. NYRS accounted for approximately 5% of the Company's net revenues in fiscal 1997.

     The Company offers paralegal training at NCPT, a leading source of paralegals in the southeastern United States. NCPT, located in Atlanta, offers certificate programs that generally are completed in four to nine months. NCPD maintains consulting relationships with seven colleges and universities to assist in the development, marketing and delivery of paralegal, legal nurse consultant and financial planner test preparation programs for recent college graduates and working adults. In fiscal 1997, the Company derived approximately 2% of its net revenues from NCPT and NCPD combined.

     EDMC's primary objective is to provide career-focused education that maximizes employment opportunities for its students after graduation. EDMC's graduates are employed by a broad range of employers nationwide. Approximately 86% of the calendar year 1996 graduates of all programs at EDMC's schools who were available for employment obtained positions in fields related to their programs of study within six months of graduation.

     The Company believes that demand for postsecondary education will generally increase due to (i) an increase of 20% in the number of new high school graduates per year from approximately 2.5 million in 1994 to 3.0 million in 2005 (as projected by the National Center for Education Statistics), (ii) the growing interest of working adults in enhancing their marketable skills, (iii) the income premium attributable to higher education degrees, and (iv) employers' continuing demand for entry-level workers with appropriate technical skills.

     EDMC has capitalized on these favorable trends in the postsecondary education market through continued implementation of the following strategic initiatives:

     - Enhancing Growth at the Company's Schools: The Company has augmented its recruiting efforts directed at high school students and has expanded its program offerings to attract more working adults. The Art Institutes experienced approximately a 29% increase in the number of applications from high school seniors in fiscal 1997 (for education programs starting in fiscal 1997 or fiscal 1998) over the prior year. The total number of students participating in evening programs at The Art Institutes increased 40% to approximately 2,100 students in the spring quarter of fiscal 1997 from approximately 1,500 students in the spring quarter of fiscal 1996. The total number of students attending The Art Institutes rose approximately 20% from the fall quarter of fiscal 1993 to the fall quarter of fiscal 1997 (13.4% excluding schools opened or acquired during fiscal 1996).

     - Opening or Acquiring Schools: The Company believes that significant opportunities exist for growth through new school openings and acquisitions. In fiscal 1996, the Company acquired or opened three schools: The Art Institute of Phoenix, The Illinois Institute of Art at Chicago and The Illinois Institute of Art at Schaumburg. Since the beginning of fiscal 1997, the Company has acquired or opened three additional schools: NYRS, The Art Institute of Minnesota and The Art Institute of Los Angeles. The Company also has committed significant resources to its integrated, customized information network that the Company believes enhances its ability to integrate newly established or acquired schools into the Company's operations.

     - Expanding Education Programs: EDMC seeks to optimize its portfolio of programs to meet the needs of both its students and the employment market. Within three years of its development and introduction, the Company's computer animation curriculum had an enrollment of approximately 3,500 students in October 1996 (fall of fiscal 1997) and generated tuition revenues during fiscal 1997 of approximately $35 million. Since the beginning of fiscal 1994, the Company has increased the number of Art Institutes at which it offers culinary arts programs from three to seven, including The Art Institute of Philadelphia, which began offering that program in October 1997. In fiscal 1997, the Company introduced or enhanced its bachelor's degree programs in the areas of computer animation, graphic design, interior design and industrial design, and the Company expects to introduce a bachelor's degree program in interactive multimedia programming in fiscal 1998.

     - Improving Student Outcomes: The Company continues to seek to increase the number of students who finish their programs of study, the number of graduates who find employment in fields related to their programs of study and the starting salaries of those graduates. At The Art Institutes, the average quarterly net persistence rate, a measure of the number of students that are enrolled during an academic quarter and advance to the next academic quarter, improved from 88.4% in fiscal 1994 to 90.2% for the first three quarters of fiscal 1997. From calendar year 1993 to calendar year 1996, the placement rate for all graduates available for employment, who completed any program at an Art Institute, improved from 83.1% to 86.8% and average starting salaries rose 29.5% from approximately $15,600 to approximately $20,200.

     The Company believes the experience of its management team and the substantial equity ownership of its employees are significant factors contributing to its success. EDMC's senior management has an average of nine years with EDMC and 18 years of experience in the education industry. Approximately two-thirds of the employees of EDMC, including a substantial majority of the management team, has an ownership interest in the Company through direct holdings, participation in the Company's Employee Stock Ownership Plan and Trust (the "ESOP") or both.

     EDMC's principal executive offices are located at 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, and its telephone number is (412) 562-0900. The Art Institutes' Internet web site address is "http://www.aii.edu". See "Business."

                                  THE OFFERING

Common Stock offered by Selling Shareholders........    2,932,766 shares
Common Stock to be outstanding after the Offering       14,434,737 shares
  (1)...............................................
Use of Proceeds.....................................    All shares offered hereby are being
                                                        sold by the Selling Shareholders. The
                                                        Company will not receive any proceeds
                                                        from the sale of shares by the
                                                        Selling Shareholders. See "Use of
                                                        Proceeds."
Nasdaq National Market symbol.......................    EDMC

---------

(1) Excludes 2,335,664 shares reserved for issuance under the Company's stock-based compensation plans (of which options for 526,495 shares were exercisable at October 7, 1997).

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     The following summary consolidated financial and other data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto, "Selected Consolidated Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. Certain of the summary consolidated financial data presented below are derived from the Company's consolidated financial statements audited by Arthur Andersen LLP, independent public accountants, whose report covering the financial statements as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997 also is included elsewhere in this Prospectus. The summary consolidated income statement data for the years ended June 30, 1993 and 1994 and the summary consolidated balance sheet data as of June 30, 1993, 1994 and 1995 are derived from audited financial statements not included in this Prospectus.

                                                                YEAR ENDED JUNE 30,
                                            ------------------------------------------------------------
                                              1993      1994(8)     1995(9)(10)     1996(10)    1997(10)
                                            --------    --------    ------------    --------    --------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net revenues.............................   $117,234    $122,549      $131,227      $147,863    $182,849
Amortization of intangibles(1)...........     10,025       6,599         1,937         1,060       2,076
ESOP expense(2)..........................      4,791       4,759         7,086         1,366          --
Income (loss) before extraordinary
  item(3)................................     (1,174)     (1,702)        1,513         6,846       9,985
Net income (loss)........................     (1,174)     (1,702)        1,513         5,920       9,985
Dividends on Series A Preferred Stock....      2,249       2,249         2,249         2,249          83
Other Series A Preferred Stock
  transactions(4)........................         --          --            --            --         403
PER SHARE DATA, FULLY DILUTED (5):
Income (loss) before extraordinary
  item...................................       (.49)       (.57)         (.11)          .39         .72
Net income (loss)........................       (.49)       (.57)         (.11)          .31         .72
Weighted average number of common shares
  outstanding, in thousands(6)...........      6,959       6,926         6,890        11,874      13,687
OTHER DATA:
Capital expenditures.....................   $  8,448    $  6,289      $ 11,640      $ 14,981    $ 18,098
                                            --------    --------      --------      --------    --------
Enrollments at beginning of fall quarter
  during period(7).......................     12,708      12,592        12,749        13,407      15,838
                                            --------    --------      --------      --------    --------

                                                                   AS OF JUNE 30,
                                              --------------------------------------------------------
                                                1993        1994        1995        1996        1997
                                              --------    --------    --------    --------    --------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Total cash and cash equivalents............   $ 24,164    $ 20,487    $ 39,623    $ 27,399    $ 33,227
Current assets.............................     31,729      30,705      49,662      39,858      48,886
Total assets...............................     85,091      78,527     102,303     101,412     126,292
Current liabilities........................     30,343      30,129      34,718      27,264      36,178
Long-term debt (including current
  portions)................................     68,923      63,112      69,810      65,919      34,031
Shareholders' investment (deficit)(11).....    (10,790)     (7,724)      1,855       9,656      57,756

---------

 (1) Includes the amortization of goodwill and intangibles resulting from the application of purchase accounting to the establishment and financing of the ESOP and the related leveraged transaction in 1989. See Note 3 of Notes to Consolidated Financial Statements on page F-11. The majority of the intangible assets related to student enrollments and applications, accreditation and contracts with colleges and universities and were amortized over two to five year periods. The excess of the investment in EDMC and other acquisitions (including NYRS) over the fair market value of the net assets acquired has been assigned to goodwill and is being amortized over 40 years.

 (2) ESOP expense equals the sum of the payments on the senior term loan obtained for the ESOP's acquisition of securities from EDMC (the "ESOP Term Loan"), plus repurchases of shares from participants in the ESOP, less the dividends paid on the shares of Series A 10.19% Convertible Preferred Stock, $.0001 par value (the "Series A Preferred Stock"), held by the ESOP. In fiscal 1995, the Company made a voluntary prepayment of $2.1 million on the ESOP Term Loan. In fiscal 1996, the ESOP Term Loan was repaid in full. In addition, as a result of the initial public offering of shares of Common Stock in November 1996 (the "IPO"), the Company has no obligation to repurchase shares of Common Stock from the ESOP. Therefore, there was no ESOP expense in fiscal 1997.

 (3) In fiscal 1996, the $25.0 million aggregate principal amount of the Company's 13.25% Senior Subordinated Notes due 1999 (the "Subordinated Notes") was prepaid in full. The resulting $1.5 million prepayment penalty is classified as an extraordinary item net of the related tax benefit.

 (4) These transactions were the redemption of 75,000 shares of Series A Preferred Stock (which resulted in the payment of a redemption premium) in August 1996 and the conversion of the remaining shares of Series A Preferred Stock into shares of Common Stock (which resulted in the accrual of dividends that were not payable) at the time of the IPO.

 (5) Except in fiscal 1997, dividends on the outstanding shares of Series A Preferred Stock have been deducted from net income (loss) in calculating net income (loss) per common share. In fiscal 1997, the redemption premium paid upon redemption of 75,000 shares of Series A Preferred Stock has been deducted from net income in calculating net income per common share.

 (6) The weighted average number of common shares used to calculate income
     (loss) per share includes, where dilutive, equivalent common shares calculated under the treasury stock method and resulting from the conversion of outstanding shares of Series A Preferred Stock.

 (7) Excludes students enrolled in programs at colleges and universities having consulting agreements with NCPD.

 (8) A special charge of $3.0 million was recorded in fiscal 1994 for unusual items, including the early write-off of equipment, program termination expenses, severance compensation, expenses related to the settlement of a lease and various legal expenses. Such special charge was included in educational services and general and administrative expenses.

 (9) Results for fiscal 1995 include a $1.1 million nonrecurring credit for the refund of state and local business and occupation taxes.

(10) Charges of $1.1 million, $0.5 million and $0.4 million are reflected in fiscal 1995, 1996 and 1997, respectively, to account for non-cash compensation expense related to the performance-based vesting of nonstatutory stock options.

(11) Prior to the closing date of an initial public offering of its securities, holders of the Company's equity securities had the right, under certain circumstances, to require the Company to repurchase such securities. In addition, the Company had the right to redeem shares of the Series A Preferred Stock and its Class B Common Stock, $.0001 par value, under certain circumstances. These rights expired upon consummation of the IPO.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any shares of Common Stock offered hereby.

POTENTIAL ADVERSE EFFECTS OF REGULATION; IMPAIRMENT OF FEDERAL FUNDING

  GENERAL

     The Company and its schools are subject to extensive regulation by federal and state governmental agencies and accrediting agencies. In particular, the Higher Education Act of 1965, as amended (the "HEA"), and the regulations promulgated thereunder by the United States Department of Education (the "U.S. Department of Education") set forth numerous standards that schools must satisfy in order to participate in the various federal student financial assistance programs under Title IV of the HEA ("Title IV Programs"). For example, the HEA and the regulations issued thereunder (i) establish maximum acceptable rates of default by students on federally guaranteed or funded student loans, (ii) limit the proportion of school revenues that may be derived from Title IV Programs,
(iii) establish certain financial responsibility and administrative capability standards, (iv) restrict the ability of a school or its parent corporation to engage in certain types of transactions that would result in a change in ownership and control of that school or corporation, and (v) prohibit the payment of certain types of incentives to personnel engaged in student recruiting and admissions activities. See "Business--Student Financial Assistance--Federal Oversight of Title IV Programs." Under the rule concerning the limitation on the amount of school revenues that may be derived from Title IV sources, commonly referred to as the "85/15 Rule," a school would be disqualified from participation in Title IV Programs if more than 85% of its revenues in any year was derived from Title IV Programs. The Company has calculated that, since this requirement took effect in fiscal 1995, none of the Company's schools has derived more than 79% of its revenues from Title IV Programs for any fiscal year, and that for fiscal 1997 the range for the Company's schools was from approximately 50% to approximately 70%. See "Business--Student Financial Assistance--Federal Oversight of Title IV Programs-- The '85/15 Rule.' "

     Based upon independent, governmental and other outside agencies' reviews and audits, the Company's schools that participate in Title IV Programs have been found to be in substantial compliance with the requirements for participating in Title IV Programs, and the Company believes that those schools continue to be in substantial compliance with those requirements. However, because the U.S. Department of Education periodically revises its regulations (e.g., the U.S. Department of Education has recently proposed new regulations with respect to financial responsibility standards) and changes its interpretation of existing laws and regulations, there can be no assurance that the U.S. Department of Education will agree with the Company's understanding of each such requirement.

     In the event of a determination by the U.S. Department of Education that one of the Company's schools had improperly disbursed Title IV Program funds, the affected school could be required to repay those funds and could be assessed an administrative fine. The U.S. Department of Education could also transfer that school from the "advance" system of payment of Title IV Program funds, under which a school requests and receives funding from the U.S. Department of Education in advance based on anticipated needs, to the "reimbursement" system of payment, under which a school must disburse funds to students and document their eligibility for Title IV Program funds before receiving funds from the U.S. Department of Education. Violations of Title IV Program requirements could also subject a school or the Company to sanctions under the False Claims Act as well as other civil and criminal penalties. The failure by any of the Company's schools to comply with applicable federal, state or accrediting agency requirements could result in the limitation, suspension or termination of that school's ability to participate in Title IV Programs or the loss of state licensure or accreditation. Any such event could have a material adverse effect on the Company. There are no proceedings for any such purposes pending, and the Company has no reason to believe that any such proceeding is contemplated. See "Business--Student Financial Assistance--Federal Oversight of Title IV Programs."

     Significant factors related to the HEA and its implementing regulations that could adversely affect the Company include the following:

  RISK OF LEGISLATIVE ACTION

     Title IV Programs are subject to significant political and budgetary pressures. The reauthorization of the HEA by the United States Congress (the "U.S. Congress") began in 1997 and is expected to be completed during 1998. Numerous changes to the HEA have been proposed by the U.S. Department of Education and other parties. At this time it is not possible to predict whether current funding levels will be maintained for any or all Title IV Programs or how current requirements for institutional participation and student eligibility may be changed. A reduction in government funding levels could lead to lower enrollments at the Company's schools and require the Company to arrange for alternative sources of financial aid for students enrolled in its schools. Given the significant percentage of the Company's revenues that are indirectly derived from Title IV Programs, the loss thereof or a significant reduction in Title IV Program funds could have a material adverse effect on the Company.

  STUDENT LOAN DEFAULTS

     Under the HEA, an institution could lose its eligibility to participate in some or all Title IV Programs if the defaults of its students on their federal student loans exceed specified rates for specified periods of time. A school's annual cohort default rate is calculated as the rate at which borrowers scheduled to begin repayment on their loans in one year default on those loans by the end of the following year. Under the Federal Family Education Loan (the "FFEL") program, any institution that has FFEL cohort default rates of 25% or greater for three consecutive federal fiscal years will no longer be eligible to participate in the FFEL program or the Federal Direct Student Loan (the "FDSL") program for the remainder of the federal fiscal year in which the determination of ineligibility is made and for the two subsequent federal fiscal years. An institution whose FFEL cohort default rate for any federal fiscal year exceeds 40% may have its eligibility to participate in all Title IV Programs limited, suspended or terminated. If an institution's FFEL cohort default rate is 25% or greater in any of the three most recent federal fiscal years, or if an institution's cohort default rate for loans under the Federal Perkins Loan ("Perkins") program exceeds 15% for the most recent federal award year, that institution may be placed on "provisional certification" status for up to four years. Provisional certification does not limit an institution's access to Title IV Program funds, but does subject that institution to closer review by the U.S. Department of Education and possible summary adverse action if that institution commits violations of Title IV Program requirements.

     None of the Company's schools has published FFEL cohort default rates of 25% or greater for three consecutive federal fiscal years. The Art Institute of Houston, which accounted for approximately 7% of the Company's net revenues in fiscal 1997, had published FFEL cohort default rates of 25.4% and 30.2% for federal fiscal years 1993 and 1994 (the latest years for which rates have been published), respectively, but has received a preliminary FFEL cohort default rate of 20.3% for federal fiscal year 1995 from the U.S. Department of Education. The Art Institute of Houston has been placed on provisional certification status as a result of its FFEL cohort default rates. The remainder of the Company's schools had published 1993 and 1994 FFEL cohort default rates and preliminary 1995 rates below 25%. (Preliminary cohort default rates are subject to revision by the U.S. Department of Education based on information that schools and guaranty agencies identify and submit to the U.S. Department of Education for review in order to correct any errors in the data previously provided to the U.S. Department of Education. Any such adjustment will be made by the U.S. Department of Education at the time that final rates are officially published for the applicable year.) The loss of eligibility to participate in Title IV Programs by any of the Company's schools due to high FFEL cohort default rates could have a material adverse effect on the Company. See "Business--Student Financial Assistance--Federal Oversight of Title IV Programs--Cohort Default Rates."

     Five of the Company's schools have Perkins cohort default rates in excess of 15% for students who were scheduled to begin repayment in the 1995/1996 federal award year, the most recent year for which such rates have been calculated. Those schools and their Perkins cohort default rates for that year are: The Art Institute of Atlanta (21.3%); The Art Institute of Fort Lauderdale (21.8%); The Art Institute of Houston (49.1%); The Art Institute of Philadelphia (20.4%) and The Art Institute of Seattle (23.3%). Those schools accounted for approximately 9%, 13%, 7%, 12% and 14%, respectively, of the Company's net revenues in fiscal 1997. For each such school, funds from the Perkins program equaled less than 2% of the school's net revenues in fiscal 1997, other than The Art Institute of Houston where such funds equaled approximately 3% of net revenues in fiscal

1997. Thus, those schools could be placed on provisional certification status based on their Perkins cohort default rates, which would subject them to closer review by the U.S. Department of Education. To date, none of those schools has been placed on such status for this reason. If one of those schools were placed on provisional certification status for this reason and that school reduced its Perkins cohort default rate below 15% in a subsequent year, that school could ask the U.S. Department of Education to remove the provisional status. See "Business--Student Financial Assistance--Federal Oversight of Title IV Programs--Cohort Default Rates."

  FINANCIAL RESPONSIBILITY STANDARDS

     The HEA and its implementing regulations establish specific standards of financial responsibility that must be satisfied in order to qualify for participation in Title IV Programs. Under such standards, an institution must:
(i) have an acid test ratio (defined as the ratio of cash, cash equivalents and current accounts receivable to current liabilities) of at least 1:1 at the end of each fiscal year, (ii) have a positive tangible net worth at the end of each fiscal year, and (iii) not have a cumulative net operating loss during its two most recent fiscal years that results in a decline of more than 10% of the institution's tangible net worth at the beginning of that two-year period. Historically, the U.S. Department of Education has evaluated the financial condition of the Company's schools on an institution-by-institution basis, although recently the U.S. Department of Education has requested, and the Company has provided, financial information concerning The Art Institutes on a consolidated basis at the level of The Art Institutes International, Inc. ("AII"), the parent of all The Art Institutes other than The Art Institute of Pittsburgh, which is a division of AII. When they were acquired, The Illinois Institute of Art at Chicago (combined with its additional location, The Illinois Institute of Art at Schaumburg), NYRS and The Art Institute of Minnesota satisfied the financial responsibility standards by filing the consolidated financial statements of AII. For the year ended June 30, 1996, The Illinois Institute of Art at Chicago (combined with its additional location, The Illinois Institute of Art at Schaumburg) satisfied the financial responsibility standards on both an individual institution basis as well as on a consolidated basis at the level of AII. The Colorado Institute of Art (combined with its additional location, The Art Institute of Phoenix) has satisfied the financial responsibility standards for the relevant periods on an individual institution basis. Each of the other Art Institutes (other than The Art Institute of Los Angeles, which has not yet applied for participation in Title IV programs) has satisfied the financial responsibility standards for the relevant periods on an individual basis.

     An institution that is determined by the U.S. Department of Education not to meet the standards of financial responsibility on the basis of failing to meet one or more of the specified numeric indicators is nonetheless entitled to participate in Title IV Programs if it can demonstrate to the U.S. Department of Education that it is financially responsible on an alternative basis. An institution may do so by demonstrating, with the support of a statement from a certified public accountant, proof of prior compliance with the numeric standards and other information specified in the regulations, that its continued operation is not jeopardized by its financial condition. Alternatively, an institution may post surety either in an amount equal to one-half of the total Title IV Program funds received by students enrolled at such institution during the prior year or in an amount equal to 10% of such prior year's funds and agree to receive Title IV Program funds under an arrangement other than the U.S. Department of Education's standard advance funding arrangement. The U.S. Department of Education has interpreted this surety condition to require the posting of an irrevocable letter of credit in favor of the U.S. Department of Education. See "Business--Student Financial Assistance--Federal Oversight of Title IV Programs--Financial Responsibility Standards."

  STATE AUTHORIZATION

     In order to award degrees and certificates and to participate in Title IV Programs, an institution must be authorized to offer its programs of instruction by the relevant agency of the state in which such school is located. Each state has its own standards and requirements for authorization, which vary substantially among the states. Typically, state laws require that an institution demonstrate that it has the personnel, resources and facilities appropriate to its instructional programs. Each of the Company's schools is licensed and approved by the relevant agency of the state in which such school is located. If one of the Company's schools were to lose its state license or authorization, such school would lose its eligibility to participate in Title IV Programs, which could have a material adverse effect on the Company. See "Business--State Authorization."

  ACCREDITATION

     In order to participate in Title IV Programs, an institution must be accredited by an accrediting agency recognized by the U.S. Department of Education. Accreditation is a non-governmental process through which an institution submits to qualitative review by an organization of peer institutions, based on the standards of the accrediting agency and the stated aims and purposes of the institution. The three types of accrediting agencies are: (i) regional accrediting associations, of which there are six, which accredit degree-granting institutions located within their geographic areas,
(ii) national accrediting agencies, which accredit institutions on the basis of the overall natures of the institutions without regard to their locations, and
(iii) specialized accrediting agencies, which accredit specific programs within an institution. An accrediting agency primarily examines the academic quality of an institution's programs, as well as the institution's administrative and financial operations. Certain states require institutions to maintain accreditation as a condition of continued authorization to grant degrees. The HEA specifies certain standards that each accrediting agency must utilize in reviewing institutions in order for such accrediting agency to be recognized by the U.S. Department of Education. Each of the Company's schools is accredited by at least one accrediting agency recognized by the U.S. Department of Education, other than The Art Institute of Los Angeles, for which the Company expects to file an application for initial accreditation in November or December 1997. If one of the Company's schools were to lose its accreditation, such school would lose its eligibility to participate in Title IV Programs, which could have a material adverse effect on the Company. See "Business--Accreditation."

  REGULATORY CONSEQUENCES OF A CHANGE OF OWNERSHIP OR CONTROL

     Upon a "change of ownership" of an institution resulting in a "change in control," as defined in the HEA and applicable regulations, that institution becomes ineligible to participate in Title IV Programs. In such event, an institution may receive and disburse only previously committed Title IV Program funds to its students until it has applied for and received from the U.S. Department of Education recertification under such institution's new ownership. Approval of an application for recertification must be based upon a determination by the U.S. Department of Education that the institution under its new ownership is in compliance with the requirements for institutional eligibility. The time required to act on such an application can vary substantially and may take several months. Under the HEA and its implementing regulations, a change of ownership resulting in a change in control would occur upon the transfer of a controlling interest in the voting stock of an institution or such institution's parent corporation. With respect to a publicly traded corporation such as the Company, a change of ownership resulting in a change in control occurs when there is an event that would obligate that corporation to file a Current Report on Form 8-K with the Securities and Exchange Commission (the "Commission") disclosing a change of control. A change of ownership and control also could require an institution to reaffirm its state authorization and accreditation. The requirements of state and accrediting agencies with jurisdiction over the Company's schools vary widely in this regard.

     The Company believes that the Offering will not constitute a change of ownership resulting in a change in control for purposes of Title IV Programs because the Company will not be obligated to file a Current Report on Form 8-K to disclose the consummation of the Offering. However, the Company believes that the Offering may constitute a change of ownership under the standards of the Accrediting Council for Independent Colleges and Schools ("ACICS") and under regulations promulgated by the relevant agencies of the states of Arizona and Illinois. Consequently, The Art Institute of Minnesota and NCPT may be subject to review by ACICS to reaffirm their accreditations, The Art Institute of Phoenix may be subject to review by the Arizona Board for Private Postsecondary Education to renew its state authorization, and The Illinois Institute of Art at Chicago and the Illinois Institute of Art at Schaumburg may be subject to review by the Illinois State Board of Education and the Illinois Board of Higher Education to reaffirm their state authorizations. A significant delay in reobtaining or the failure to reobtain state authorization or accreditation for any or all of these schools could have a material adverse effect on the Company. Because The Art Institute of Minnesota, The Art Institute of Phoenix, The Illinois Institute of Art at Chicago and The Illinois Institute of Art at Schaumburg have been opened or acquired by the Company in the last two years and have been subject to review by the relevant agencies in that time period, the Company does not believe it will experience any material delay or difficulty in reobtaining accreditation or state authorization, as applicable, for each of those institutions.

     The potential adverse implications of a change of ownership resulting in a change in control could influence future decisions by the Company and its shareholders regarding the sale, purchase, transfer, issuance or redemption of the Company's capital stock. However, the Company believes that any such future transaction having an adverse effect on state authorization, accreditation or participation in Title IV Programs of any of the Company's schools is not likely to occur without the consent of the Company's Board of Directors (the "Board of Directors"). See "--Ownership and Significant Influence of Principal Shareholders," "--Certain Anti-Takeover Effects," "Principal and Selling Shareholders" and "Description of Capital Stock."

SEASONALITY IN RESULTS OF OPERATIONS

     EDMC has experienced seasonality in its results of operations primarily due to the pattern of student enrollments. Historically, EDMC's lowest quarterly revenues and income have been in the first quarter (July to September) of its fiscal year due to fewer students being enrolled during the summer months and the expenses incurred in preparation for the peak in enrollment in the fall quarter (October to December). EDMC expects that this seasonal trend will continue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Other Factors Affecting Quarterly Results."

RISKS ASSOCIATED WITH CHANGES IN MARKET NEEDS AND TECHNOLOGY

     Many prospective employers of Art Institute graduates increasingly demand that their entry-level employees possess appropriate technological skills. Education programs at The Art Institutes, particularly programs for computer animators, graphic designers and multimedia technicians, must keep pace with such shifting requirements. The Company believes its management processes and information systems should permit the Company to make changes in curricula content and supporting technology in response to market needs. However, the inability of the Company to adequately respond to changes in market requirements due to financial constraints, unusually rapid technological change or other factors could have a material adverse effect on the Company.

RISKS ASSOCIATED WITH EXPANSION AND ACQUISITION PLANS

     Prior to fiscal 1996, EDMC had not acquired a school since fiscal 1985 and had not established a new school since the early 1970s. In fiscal 1996, the Company opened The Art Institute of Phoenix and acquired the Ray College of Design (renamed The Illinois Institute of Art at Chicago and The Illinois Institute of Art at Schaumburg). Since the beginning of fiscal 1997, EDMC has acquired NYRS and The Art Institute of Minnesota and opened The Art Institute of Los Angeles, which began classes in October 1997. As part of its business strategy, EDMC intends to continue to expand its operations through the establishment of new schools and the acquisition of existing institutions. When the Company acquires an existing school, a significant portion of the purchase price for such school typically will be allocated to goodwill and intangibles (e.g., student enrollments and curricula), since most of these acquisitions will not involve the purchase of significant amounts of tangible property. The Company amortizes goodwill over a period of 40 years and intangible assets over periods of two to five years. In addition, start-up schools and smaller acquisitions are expected to incur operating losses during the first two to three years following their opening or purchase.

     There can be no assurance that suitable expansion or acquisition opportunities will be identified or that any new or acquired institutions (including the schools described above) can be operated profitably or successfully integrated into the Company's operations. Growth through expansion or acquisition also could involve other risks, including the diversion of management's attention from normal operating activities, the inability to find appropriate personnel to manage the Company's expanding operations and the possibility that new or acquired schools will be subject to unanticipated business or regulatory uncertainties or liabilities. In addition, the Company's acquisition of a school would constitute a change in ownership resulting in a change of control with respect to such school for purposes of eligibility to participate in Title IV Programs. See "--Potential Adverse Effects of Regulation; Impairment of Federal Funding--Regulatory Consequences of a Change of Ownership or Control." Generally, the Company intends to acquire schools subject to the condition that they be recertified promptly for such eligibility by the U.S. Department of Education. The failure of the Company to manage its expansion and acquisition program effectively could have a material adverse effect on the Company.

OWNERSHIP AND SIGNIFICANT INFLUENCE OF PRINCIPAL SHAREHOLDERS

     After consummation of the Offering, the current management of the Company
and the ESOP collectively will own approximately     % of the outstanding shares
of Common Stock (approximately     % if the over-allotment option is exercised
in full). In particular, the ESOP and Mr. Knutson will own approximately     %
and     %, respectively (approximately     % and     %, respectively, if the
over-allotment option is exercised in full). As a result of such concentration of ownership, if the employees of the Company, through the ESOP, and the current management of the Company vote together, they will have the ability to exert significant influence on the policies and affairs of the Company and corporate actions requiring shareholder approval, including the election of the members of the Board of Directors. This concentration of ownership could have the effect of delaying, deferring or preventing a change of control of the Company, including any business combination with an unaffiliated party, and could also affect the price that investors might be willing to pay in the future for shares of Common Stock. See "Principal and Selling Shareholders" and "Description of Capital Stock."

CERTAIN ANTI-TAKEOVER EFFECTS

     Certain provisions of EDMC's Amended and Restated Articles of Incorporation (the "Articles") and Restated Bylaws (the "Bylaws"), together with the terms of the Rights Agreement (as defined below), could have the effect of delaying, deferring or preventing a change of control of the Company not approved by the Board of Directors or could affect the price that investors might be willing to pay in the future for shares of Common Stock. Such provisions include (i) a classified board of directors, (ii) advance notice requirements for shareholder proposals and nominations, (iii) a requirement that the holders of two-thirds of the Common Stock approve the amendment, alteration or repeal of certain provisions of the Articles and the Bylaws, and (iv) the authorization of the Board of Directors to fix the rights and preferences of, and issue shares of, the preferred stock, $.01 par value (the "Preferred Stock"), of the Company without further action by its shareholders. See "Description of Capital Stock."

COMPETITION

     The postsecondary education market is highly competitive. The Art Institutes compete with traditional public and private two-year and four-year colleges and universities and other proprietary schools. Certain public and private colleges and universities may offer programs similar to those of The Art Institutes. Public institutions are often able to charge lower tuition than The Art Institutes, due in part to government subsidies, government and foundation grants, tax-deductible contributions and other financial sources not available to proprietary schools. However, tuition at private non-profit institutions is, on average, higher than The Art Institutes' tuition. See "Business--Competition."

RELIANCE ON CURRENT MANAGEMENT

     The Company's success to date has been, and its continuing success will be, substantially dependent on the continued services of its executive officers and other key personnel, who, generally, have extensive experience in the industry and have been employed by the Company for substantial periods of time. None of EDMC's executive officers or other key employees is subject to an employment or non-competition agreement other than Mr. Knutson. The loss of the services of any one or more of its executive officers and other key personnel or the inability to attract and retain other qualified employees could have a material adverse effect on the Company. There can be no assurance that the Company will continue to be successful in attracting and retaining such personnel. See "Management and Directors."

DIVIDEND POLICY

     Since the IPO, the Company has not declared or paid any dividends on the Common Stock. The Company currently anticipates that it will retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy." In addition, U.S. Department of Education financial responsibility standards applicable to the Company's schools could, in certain circumstances, restrict the ability of the Company to obtain dividends or other funds from its subsidiaries, which, in turn, could limit the Company's ability to pay dividends. See "--Potential Adverse Effects of Regulation; Impairment of Federal Funding--Financial Responsibility Standards."

SHARES ELIGIBLE FOR FUTURE SALE

     After consummation of the Offering, approximately           shares of
Common Stock (approximately           shares if the over-allotment option is
exercised in full) held by the Company's current shareholders will be eligible for sale pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), including exemptions provided by Rule 144 under the Securities Act. The Company also has granted certain registration rights to certain shareholders (including the Selling Shareholders, the ESOP and
Mr. Knutson) which or who will own an aggregate of           shares of Common
Stock (          shares if the over-allotment option is exercised in full)
following consummation of the Offering. The Company and its officers and directors, the Selling Shareholders and certain other shareholders (including the ESOP), which or who, immediately following the consummation of the Offering,
will own in the aggregate           shares of Common Stock (approximately
          shares if the over-allotment option is exercised in full) and vested
and exercisable options to purchase an additional        shares of Common Stock
in the aggregate, have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file or cause to be filed with the Commission a registration statement under the Securities Act relating to, any shares of Common Stock or securities or other rights convertible into or exchangeable or exercisable for any shares of Common Stock, or publicly disclose the intention to make any such offer, sale, pledge, disposal or filing, without the prior written consent of Credit Suisse First Boston Corporation, for a
period of      days after the date of this Prospectus. Certain of the Merrill
Lynch Entities (as defined under "Principal and Selling Shareholders") that are
limited partnerships will distribute an aggregate of approximately        shares
of Common Stock (or if the Underwriters exercise their overallotment option in
full, approximately        shares) owned by them to their partners that elect
not to receive their pro rata share of the proceeds of the sale of shares of Common Stock by such limited partnerships (the "Merrill Lynch Distribution"). As a condition to receiving shares of Common Stock in the Merrill Lynch Distribution, such partners have agreed to be bound by the same lock-up provision as the Company, its officers and directors, the Selling Shareholders and certain other shareholders (including the ESOP). The Merrill Lynch
Distribution is expected to occur as soon as practicable after      days after
the date of this Prospectus or on such earlier date consented to by Credit Suisse First Boston Corporation. No prediction can be made as to the effect, if any, that future sales of any of these shares of Common Stock, or the availability of these shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of a substantial number of these shares of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect market prices for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS

     All shares of Common Stock offered hereby are being sold by the Selling Shareholders. The Company will not receive any proceeds from the sale of those shares.

                                DIVIDEND POLICY

     Since the IPO, the Company has not declared or paid any dividends on the Common Stock. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends in the foreseeable future. The payment of dividends by EDMC is, and will continue to be, subject to certain restrictions under the terms of its Amended and Restated Credit Agreement, dated March 16, 1995, as amended (the "Revolving Credit Agreement").

                          PRICE RANGE OF COMMON STOCK

     The Common Stock commenced trading on the Nasdaq National Market under the symbol "EDMC" on October 31, 1996. The prices set forth below reflect the high and low sales prices for the Common Stock for the periods indicated, as reported in the consolidated transaction reporting system of the Nasdaq National Market.

                                                                      HIGH       LOW
                                                                     ------     ------
        FISCAL 1997
          Second Quarter (from October 31, 1996)..................   $21.00     $15.50
          Third Quarter...........................................   $23.25     $18.00
          Fourth Quarter..........................................   $26.75     $21.50
        FISCAL 1998
          First Quarter...........................................   $29.00     $24.25
          Second Quarter (through             , 1997).............

     On October 7, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $27 7/8 per share. As of September 29, 1997, there were approximately 525 holders of record of the Common Stock.

                                 CAPITALIZATION

     The following table sets forth the historical consolidated capitalization of the Company as of June 30, 1997. The following table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                          JUNE 30, 1997
                                                                          --------------
                                                                          (IN THOUSANDS)
        Total cash and cash equivalents................................      $ 33,227
                                                                          ===========
        Current portion of long-term debt..............................         3,637
        Long-term debt, excluding current portion......................        30,394
                                                                          --------------
        Total shareholders' investment.................................        57,756
                                                                          --------------
          Total capitalization.........................................      $ 91,787
                                                                          ===========

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following selected consolidated financial and other data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. Certain of the selected consolidated financial data presented below are derived from the Company's consolidated financial statements audited by Arthur Andersen LLP, independent public accountants, whose report covering the financial statements as of June 30, 1996 and 1997 and for each of the three years in the period ended June 30, 1997 also is included elsewhere in this Prospectus. The selected consolidated income statement data for the years ended June 30, 1993 and 1994 and the selected consolidated balance sheet data as of June 30, 1993, 1994 and 1995 are derived from audited financial statements not included in this Prospectus.

                                                                YEAR ENDED JUNE 30,
                                             ----------------------------------------------------------
                                               1993      1994(8)     1995(9)(10)   1996(10)    1997(10)
                                             --------    --------    ----------    --------    --------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net revenues..............................   $117,234    $122,549     $ 131,227    $147,863    $182,849
Cost and expenses:
  Educational services....................     73,823      83,566        86,865      98,841     120,918
  General and administrative..............     24,679      26,174        28,841      32,344      41,036
  Amortization of intangibles(1)..........     10,025       6,599         1,937       1,060       2,076
  ESOP expense(2).........................      4,791       4,759         7,086       1,366          --
                                             --------    --------    ----------    --------    --------
                                              113,318     121,098       124,729     133,611     164,030
                                             --------    --------    ----------    --------    --------
Income (loss) before interest and taxes...      3,916       1,451         6,498      14,252      18,819
Interest expense, net.....................      5,113       4,765         4,495       3,371       1,603
                                             --------    --------    ----------    --------    --------
Income (loss) before income taxes.........     (1,197)     (3,314)        2,003      10,881      17,216
Provision (credit) for income taxes.......        (23)     (1,612)          490       4,035       7,231
                                             --------    --------    ----------    --------    --------
Income (loss) before extraordinary item...     (1,174)     (1,702)        1,513       6,846       9,985
                                             --------    --------    ----------    --------    --------
Extraordinary item(3).....................         --          --            --         926          --
Net income (loss).........................   $ (1,174)   $ (1,702)    $   1,513    $  5,920    $  9,985
                                             ========    ========      ========    ========    ========
Dividends on Series A Preferred Stock.....   $  2,249    $  2,249     $   2,249    $  2,249    $     83
Other Series A Preferred Stock
  transactions(4).........................         --          --            --          --    $    403
PER SHARE DATA(5):
  PRIMARY:
Income (loss) before extraordinary item...   $   (.49)   $   (.57)    $    (.11)   $    .45    $    .72
Net income (loss).........................   $   (.49)   $   (.57)    $    (.11)   $    .36    $    .72
Weighted average number of common shares
  outstanding, in thousands(6)............      6,959       6,926         6,890      10,170      13,235

  FULLY DILUTED:
Income (loss) before extraordinary item...   $   (.49)   $   (.57)    $    (.11)   $    .39    $    .72
Net income (loss).........................   $   (.49)   $   (.57)    $    (.11)   $    .31    $    .72
Weighted average number of common shares
  outstanding, in thousands(6)............      6,959       6,926         6,890      11,874      13,687
OTHER DATA:
Capital expenditures......................   $  8,448    $  6,289     $  11,640    $ 14,981    $ 18,098
Enrollments at beginning of fall quarter
  during period(7)........................     12,708      12,592        12,749      13,407      15,838

                                                                   AS OF JUNE 30,
                                              --------------------------------------------------------
                                                1993        1994        1995        1996        1997
                                              --------    --------    --------    --------    --------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Total cash and cash equivalents............   $ 24,164    $ 20,487    $ 39,623    $ 27,399    $ 33,227
Current assets.............................     31,729      30,705      49,662      39,858      48,886
Total assets...............................     85,091      78,527     102,303     101,412     126,292
Current liabilities........................     30,343      30,129      34,718      27,264      36,178
Long-term debt (including current
  portions)................................     68,923      63,112      69,810      65,919      34,031
Shareholders' investment (deficit)(11).....    (10,790)     (7,724)      1,855       9,656      57,756

---------

 (1) Includes the amortization of goodwill and intangibles resulting from the application of purchase accounting to the establishment and financing of the ESOP and the related leveraged transaction in 1989. See Note 3 of Notes to Consolidated Financial Statements on page F-11. The majority of the intangible assets related to student enrollments and applications, accreditation and contracts with colleges and universities and were amortized over two to five year periods. The excess of the investment in EDMC and other acquisitions (including NYRS) over the fair market value of the net assets acquired has been assigned to goodwill and is being amortized over 40 years.

 (2) ESOP expense equals the sum of the payments on the ESOP Term Loan, plus repurchases of shares from participants in the ESOP, less the dividends paid on the shares of Series A Preferred Stock held by the ESOP. In fiscal 1995, the Company made a voluntary prepayment of $2.1 million on the ESOP Term Loan. In fiscal 1996, the ESOP Term Loan was repaid in full. In addition, as a result of the IPO, the Company has no obligation to repurchase shares of Common Stock from the ESOP. Therefore, there was no ESOP expense in fiscal 1997.

 (3) In fiscal 1996, the $25.0 million aggregate principal amount of the Subordinated Notes was prepaid in full. The resulting $1.5 million prepayment penalty is classified as an extraordinary item net of the related tax benefit.

 (4) These transactions were the redemption of 75,000 shares of Series A Preferred Stock (which resulted in the payment of a redemption premium) in August 1996 and the conversion of the remaining shares of Series A Preferred Stock into shares of Common Stock (which resulted in the accrual of dividends that were not payable) at the time of the IPO.

 (5) Except in fiscal 1997, dividends on the outstanding shares of Series A Preferred Stock have been deducted from net income in calculating primary and fully diluted net income (loss) per common share. In fiscal 1997, the redemption premium paid upon redemption of 75,000 shares of Series A Preferred Stock has been deducted from net income in calculating primary and fully diluted net income per common share. In fiscal 1997, dividends paid and dividends accrued but not payable on outstanding shares of Series A Preferred Stock have been deducted from net income in calculating primary net income per common share.

 (6) The weighted average number of common shares used to calculate income
     (loss) per share includes, where dilutive, equivalent common shares calculated under the treasury stock method and resulting from the conversion of outstanding shares of Series A Preferred Stock.

 (7) Excludes students enrolled in programs at colleges and universities having consulting agreements with NCPD.

 (8) A special charge of $3.0 million was recorded in fiscal 1994 for unusual items, including the early write-off of equipment, program termination expenses, severance compensation, expenses related to the settlement of a lease and various legal expenses. Such special charge was included in educational services and general and administrative expenses.

 (9) Results for fiscal 1995 include a $1.1 million nonrecurring credit for the refund of state and local business and occupation taxes.

(10) Charges of $1.1 million, $0.5 million and $0.4 million are reflected in fiscal 1995, 1996 and 1997, respectively, to account for non-cash compensation expense related to the performance-based vesting of nonstatutory stock options.

(11) Prior to the closing date of an initial public offering of its securities, holders of the Company's equity securities had the right, under certain circumstances, to require the Company to repurchase such securities. In addition, the Company had the right to redeem shares of the Series A Preferred Stock and its Class B Common Stock, $.0001 par value, under certain circumstances. These rights expired upon consummation of the IPO.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the Company's results of operations and financial condition should be read in conjunction with "Selected Consolidated Financial and Other Data" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. Unless otherwise specified, any reference to a "year" is to a fiscal year ended June 30.

OVERVIEW

     EDMC is among the largest providers of proprietary postsecondary education in the United States based on student enrollments and revenues. Through its operating units, The Art Institutes, NYRS, NCPT and NCPD, the Company offers associate's and bachelor's degree programs and non-degree programs in the areas of design, media arts, culinary arts, fashion and professional development. The Company has provided career-oriented education programs for 35 years, and its schools have graduated over 100,000 students. The Company's main operating unit, The Art Institutes, consists of 13 schools in 12 major metropolitan areas throughout the United States and accounted for approximately 93% of the Company's net revenues in 1997.

     Net revenues, income before interest and taxes and net income increased in each of the last two years. Net revenues are presented after deducting refunds, scholarships and other adjustments. Net revenues increased 39.3% to $182.8 million in 1997 from $131.2 million in 1995. Income before interest and taxes increased 189.2% to $18.8 million in 1997 from $6.5 million in 1995. Net income increased by 560.0% to $10.0 million in 1997 from $1.5 million in 1995. Average quarterly student enrollments at the Company's schools were 14,490 in 1997 compared to 11,349 in 1995. The increase in average enrollments was due to new education programs, additional school locations, and expanded evening program offerings.

     The Company's revenues consist of tuition and fees, student housing fees and student supply store and restaurant sales. In 1997, the Company derived 87.8% of its net revenues from tuition and fees paid by, or on behalf of, its students. Tuition revenue generally varies based on the average tuition charge per credit hour and the average student population. Student supply store, housing and restaurant revenue is largely a function of the average student population. The average student population is influenced by the number of continuing students attending school at the beginning of a fiscal period and by the number of new students entering school during such period. New students enter The Art Institutes at the beginning of each academic quarter, which typically commence in January, April, July and October. The Company believes that the size of its student population is influenced by the number of graduating high school students, the attractiveness of its program offerings, the effectiveness of its marketing efforts, the strength of employment markets, the persistence of its students, the length of its education programs and general economic conditions. The introduction of additional program offerings at existing schools and the establishment of new schools (through acquisition or start-up) are important influences on the Company's average student population.

     Tuition increases have been implemented in varying amounts in each of the past several years. Historically, the Company has been able to pass along cost increases through increases in tuition. The Company believes that it can continue to increase tuition as educational costs at other postsecondary institutions, both public and private, continue to rise. The Company's schools implemented tuition rate increases averaging approximately 5.5% for the fall quarter of 1997. Tuition rates have generally been consistent across the Company's schools and programs. However, as the Company enters more markets in different geographic regions, tuition rates across Company schools might not remain consistent.

     The majority of students at The Art Institutes and NYRS rely on funds received under various government sponsored student financial aid programs, especially Title IV Programs, to pay a substantial portion of their tuition and other education-related expenses. For the year ended June 30, 1997, approximately 63% of the Company's net revenues was indirectly derived from Title IV Programs.

     Educational services expense consists primarily of costs related to the delivery and administration of the Company's education programs. Major cost components are faculty compensation, administrative salaries, costs of educational materials, facility leases and school occupancy costs, management information system costs, bad debt expense and depreciation and amortization of property and equipment. During 1997, The Art Institutes' faculty was comprised of approximately 44% full-time and approximately 56% part-time employees. In 1996, these same percentages were 45% and 55%, respectively.

     General and administrative expense consists of marketing and student admissions expenses and departmental costs such as executive management, finance and accounting, legal, corporate development and other departments that do not provide direct services to the Company's students. The Company has centralized many of these services to gain consistency in management reporting, efficiency in administrative effort and control of costs. All marketing and student admissions costs are expensed in the year incurred.

     Amortization of intangibles relates to the values assigned to student enrollment agreements and applications, accreditation, contracts with colleges and universities and goodwill which arose principally from the application of purchase accounting to the establishment and financing of the ESOP and the related leveraged transaction in October 1989 and the acquisitions of NYRS and Lowthian College (renamed The Art Institute of Minnesota). See Note 3 of Notes to Consolidated Financial Statements.

     ESOP expense equals the sum of the payments on the ESOP Term Loan plus repurchases of shares from participants in the ESOP, less the dividends paid on the Series A Preferred Stock that was held by the ESOP. As of June 30, 1996, the entire ESOP Term Loan was repaid and, in November 1996, the IPO was consummated. As a result, there was no ESOP expense in 1997. Coincident with the IPO, the ESOP converted its shares of Series A Preferred Stock into shares of Common Stock and, therefore, dividends are no longer payable on the Series A Preferred Stock.

     In November 1995, the Company purchased the assets of the two schools of the Ray College of Design for $1.1 million in cash and the assumption of specified liabilities. The Company acquired accounts receivable, property and equipment and certain other assets. The schools, which regained eligibility as of March 1996 to participate in Title IV Programs, were renamed The Illinois Institute of Art at Chicago and The Illinois Institute of Art at Schaumburg.

     In 1996, the Company established The Art Institute of Phoenix at which classes commenced in January 1996. The Art Institute of Phoenix initiated the accreditation process in January 1996, submitted its application to the U.S. Department of Education in June 1996, and became eligible to participate in Title IV Programs in August 1996. During 1996, the Company deferred approximately $0.4 million of certain pre-opening non-marketing and admissions costs associated with The Art Institute of Phoenix start-up. All of the costs deferred in 1996 were expensed in 1997.

     In August 1996, the Company purchased certain assets of NYRS for $9.5 million. The Company acquired current assets net of specified current liabilities, property and equipment, student enrollment agreements, curriculum, trade names and certain other assets. The school regained its eligibility as of November 1996 to participate in Title IV Programs.

     In January 1997, the Company acquired the assets of Lowthian College in Minneapolis, Minnesota for $0.4 million, which included the assumption of certain liabilities. The school, which regained eligibility as of April 1997 to participate in Title IV Programs, has been renamed The Art Institute of Minnesota.

     In March 1997, the Company established The Art Institute of Los Angeles, which has obtained its license to operate in the state of California. In connection with this start-up, marketing and student recruiting activities commenced in April 1997. The school began classes in October 1997. In 1997, the Company changed its policy and did not defer pre-opening costs for The Art Institute of Los Angeles. The $0.4 million of pre-opening costs incurred in 1997 were expensed.

     Start-up schools and smaller acquisitions are expected to incur operating losses during the first two to three years following their opening or purchase. As expected, the combined operating losses of the Company's newer schools in Arizona, Illinois, Minnesota and California totaled approximately $3.4 million in 1997.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage relationships of certain income statement items to net revenues.

                                                                  YEAR ENDED JUNE 30,
                                                               -------------------------
                                                               1995      1996      1997
                                                               -----     -----     -----
        Net revenues........................................   100.0%    100.0%    100.0%
        Costs and expenses:
          Educational services..............................    66.2      66.8      66.1
          General and administrative........................    22.0      21.9      22.4
          Amortization of intangibles.......................     1.5       0.7       1.1
          ESOP expense......................................     5.4       0.9        --
                                                               -----     -----     -----
                                                                95.0      90.4      89.6
                                                               -----     -----     -----
        Income before interest and taxes....................     5.0       9.6      10.3
        Interest expense, net...............................     3.4       2.3       0.9
                                                               -----     -----     -----
        Income before income taxes..........................     1.6       7.3       9.5
        Provision for income taxes..........................     0.4       2.7       4.0
                                                               -----     -----     -----
        Income before extraordinary item....................     1.2       4.6       5.5
        Extraordinary item..................................      --       0.6        --
                                                               -----     -----     -----
        Net income..........................................     1.2%      4.0%      5.5%
                                                               =====     =====     =====

YEAR ENDED JUNE 30, 1997 COMPARED WITH YEAR ENDED JUNE 30, 1996

     Net Revenues

     Net revenues increased by 23.7% to $182.8 million in 1997 from $147.9 million in 1996. The revenue increase was primarily due to a 13.1% increase in average quarterly student enrollments ($15.4 million) and an average 5.5% tuition price increase ($5.8 million) at The Art Institutes owned by EDMC prior to 1997, and the addition of two schools ($10.2 million). The average academic year (three academic quarters) tuition rate for a student attending classes at an Art Institute on a recommended full schedule increased to $9,860 in 1997 from $9,345 in 1996. In August 1996, the Company acquired NYRS and in January 1997, the Company acquired Lowthian College in Minneapolis, Minnesota and renamed it The Art Institute of Minnesota.

     Net housing revenues increased by 12.5% to $10.4 million in 1997 from $9.2 million in 1996 and revenues from the sale of educational materials in 1997 increased by 33.4% to $8.7 million. Both are primarily the result of increased student enrollments.

     Refunds for 1997 increased $1.3 million from $4.7 million in 1996 to $6.0 million in 1997. As a percentage of gross revenue, refunds remained consistent between years.

     Educational Services

     Educational services expense increased by $22.1 million, or 22.3%, to $120.9 million in 1997 from $98.8 million in 1996. The increase was primarily due to incremental education expenses needed to service higher student enrollments accompanied by normal cost increases for wages and other services at the schools owned by EDMC prior to 1996 ($8.8 million) and schools added in 1996 and 1997 ($10.1 million). Other factors that have contributed to the increase are expanded capital spending for culinary arts programs and classroom technology, and initiatives to improve student persistence rates and graduate starting salaries.

     On an overall basis, as a percentage of net revenue, educational services expense in 1997 decreased by 0.7% from 1996. The reduction is primarily the result of improved efficiencies at The Art Institutes due to economies of scale.

     General and Administrative

     General and administrative expense increased by $8.7 million, or 26.9%, to $41.0 million in 1997 from $32.3 million in 1996 due in large measure to the incremental increase in marketing and student admissions expenses that resulted in higher student enrollments at the schools owned by EDMC prior to 1996 ($2.2 million), and additional marketing and student admissions expenses at the schools added since 1996 ($3.4 million). During 1997, additional expenses were incurred by the Company's central staff organization that supports school operations because of the increased number of Company-owned schools and the growth in student enrollments. General and administrative expense increased as a percentage of net revenues in 1997 compared to 1996 as a result of the factors described above.

     Amortization of Intangibles

     Amortization of intangibles increased by $1.0 million, or 90.9%, to $2.1 million in 1997 from $1.1 million in 1996. The higher expense in 1997 was primarily the result of the amortization of goodwill and other intangible assets associated with the acquisition of NYRS.

     ESOP Expense

     ESOP expense was zero in 1997, down from $1.4 million in 1996, due to the repayment in 1996 of the final $3.6 million of the ESOP Term Loan and the consummation of the IPO. As a result, the Company incurred no ESOP expense in 1997 related to the repayment of the ESOP Term Loan or the repurchase of shares.

     Interest Expense

     Net interest expense decreased by $1.8 million, or 52.9%, to $1.6 million in 1997 from $3.4 million in 1996. The factors that contributed to lower interest expense are: (i) a decrease in the average debt balance outstanding from $38.0 million in 1996 to $22.4 million in 1997, and (ii) lower average interest rates on debt instruments. The lower average debt balance is the result of the Company repaying outstanding indebtedness ($38.5 million) under the Revolving Credit Agreement with proceeds from the IPO; the ESOP Term Loan being repaid as of June 30, 1996; and scheduled payments on capitalized leases.

     In October 1995, the Company retired the entire $25 million issue of its Subordinated Notes with borrowings under the Revolving Credit Agreement which were at a lower rate of interest. Borrowings under the Revolving Credit Agreement were at a weighted average interest rate of 7.3% and 7.2% during 1996 and 1997, respectively.

     Provision for Income Tax

     The Company's effective tax rate increased from 37.1% in 1996 to 42.0% in 1997. The effective rate in fiscal 1996 was lower than the combined federal and state statutory rate due to the tax deductible dividends on the Series A Preferred Stock paid to the ESOP and used for ESOP Term Loan repayment. In 1996, tax deductible dividends of $1.6 million offset approximately 14.7% of the Company's income before taxes, substantially reducing the Company's effective tax rate.

     Income Before Extraordinary Item

     Income before extraordinary item increased by $3.2 million to $10.0 million in 1997 from $6.8 million in 1996. The higher income resulted from improved operations at the Company's schools owned prior to 1996, the addition of NYRS, lower ESOP expense and reduced net interest expense charges, partially offset by increased expense associated with the amortization of intangible assets and a higher provision for income taxes.

     Extraordinary Item

     In 1996, the Company prepaid the entire $25 million issue of the Subordinated Notes, resulting in a $0.9 million (net of tax) prepayment penalty.

YEAR ENDED JUNE 30, 1996 COMPARED WITH YEAR ENDED JUNE 30, 1995

     Net Revenues

     Net revenues increased by 12.7% to $147.9 million in 1996 from $131.2 million in 1995 due primarily to a 5.7% increase in average quarterly student enrollments ($6.3 million), an average 6.0% tuition price increase at The Art Institutes owned by EDMC prior to 1996 ($7.4 million), and the addition of new schools ($2.0 million). The average academic year (three academic quarters) tuition rate for a student attending classes at an Art Institute on a recommended full schedule increased to $9,345 in 1996 from $8,820 in 1995. In November 1995, the two schools of the Ray College of Design were acquired and renamed The Illinois Institute of Art at Chicago and The Illinois Institute of Art at Schaumburg. A new school, The Art Institute of Phoenix, commenced classes in January 1996.

     Net housing revenues increased by 7.7% to $9.2 million in 1996 from $8.6 million in 1995, primarily resulting from price increases. Revenues from the sale of educational materials in 1996 increased by 6.5% to $6.5 million.

     Refunds in 1996 increased $0.6 million from $4.1 million in 1995 to $4.7 million.

     Educational Services

     Educational services expense increased by $12.0 million, or 13.8%, to $98.8 million in 1996 from $86.9 million in 1995. The increase was due to $6.8 million of incremental education expenses related to higher student enrollments at the schools owned by EDMC prior to 1996, $3.5 million of education expenses at the three new schools and $1.7 million of additional depreciation expense resulting from expanded capital spending for culinary arts programs and classroom technology. Contributing to the increases at the schools owned by the Company prior to 1996 were investments in initiatives to improve student persistence rates and to increase graduates' starting salaries. These initiatives included additional student remediation, instructor development and expanded employment assistance services. The Art Institutes implemented a system wide remediation program to help students overcome deficiencies in academic preparedness so they successfully complete their education.

     In addition, a $1.1 million refund of state and local business and occupation taxes reduced educational services expense in 1995. As a result of an administrative appeal, The Art Institute of Seattle was exempted from the State of Washington and the City of Seattle business and occupation taxes. Requests for refunds were filed for prior years to the extent permitted by the statute of limitations. The taxes to which the refunds applied had been originally recorded as educational services expense in the years paid.

     General and Administrative

     General and administrative expense increased by $3.5 million, or 12.1%, to $32.3 million in 1996 from $28.8 million in 1995 due principally to the incremental increase in marketing and student admissions expenses that resulted in higher student enrollments at the schools owned by EDMC prior to 1996 and the addition of marketing and student admissions expenses for three schools added in 1996.

     Amortization of Intangibles

     Amortization of intangibles decreased by $0.9 million, or 45.3%, to $1.1 million in 1996 from $1.9 million in 1995. The reduction in amortization expense occurred because certain intangible assets resulting from the 1989 leveraged ESOP transaction became fully amortized during 1995.

     ESOP Expense

     ESOP expense decreased by $5.7 million, or 80.7%, to $1.4 million in 1996 from $7.1 million in 1995 due to the repayment in 1996 of $3.6 million of ESOP debt, as compared to the repayment in 1995 of $9.1 million of ESOP debt. Repayments in 1996 and 1995 included voluntary prepayments of $0.4 million and $2.1 million, respectively, on the ESOP Term Loan. As of June 30, 1996, the entire ESOP Term Loan had been repaid. As a result, 1996 was the last year in which the Company incurred ESOP expense resulting from the repayment of such loan.

     Interest Expense

     Net interest expense decreased by $1.1 million, or 25.0%, to $3.4 million in 1996 from $4.5 million in 1995. The decrease was attributable to (i) a reduction in the average debt balance outstanding to approximately $38.0 million in 1996 from $45.0 million in 1995 as a result of principal payments on the ESOP Term Loan and capitalized leases, and (ii) the retirement in 1996 of the Subordinated Notes through borrowings under the Revolving Credit Agreement. Borrowings under the Revolving Credit Agreement were at a weighted average interest rate of 7.3% during 1996.

     Provision for Income Tax

     The Company's effective tax rate increased from 24.5% in 1995 to 37.1% in 1996, which is lower than the Company's blended state and federal statutory rate of 40.0%. The variance from the statutory rate in 1996 was due to the tax deductibility of $1.6 million of dividends on the Series A Preferred Stock paid to the ESOP and used for ESOP Term Loan repayment. The favorable effect of those dividends was partly offset by $0.4 million of non-deductible goodwill amortization and other items. In 1995, tax deductible dividends were $1.6 million which offset approximately 80% of the Company's income before taxes, substantially reducing the Company's effective tax rate. Non-deductible goodwill amortization in 1995 was $0.4 million. The effective tax rate increased in 1996 because the dollar amount of non-deductible goodwill amortization and deductible ESOP dividends remained largely unchanged from 1995, whereas 1996 earnings before taxes were $8.9 million higher than in 1995.

     Income Before Extraordinary Item

     Income before extraordinary item increased by $5.3 million to $6.8 million in 1996 from $1.5 million in 1995. Higher income before extraordinary item resulted from improved operations at The Art Institutes, coupled with diminished amortization of intangibles, lower ESOP expense and reduced net interest charges, partially offset by a higher provision for income taxes.

     Extraordinary Item

     In October 1995, the Company prepaid in full the $25 million issue of the Subordinated Notes resulting in a $0.9 million (net of tax) prepayment penalty.

SEASONALITY AND OTHER FACTORS AFFECTING QUARTERLY RESULTS

     The Company's quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. The Company experiences a seasonal increase in new enrollments in the fall (fiscal year second quarter), which is traditionally when the largest number of new high school graduates begin postsecondary education. Some students choose not to attend classes during summer months, although The Art Institutes and NYRS encourage year-round attendance. As a result, total student enrollments at the Company's schools are highest in the fall quarter and lowest in the summer months (fiscal year first quarter). The Company's costs and expenses, however, do not fluctuate as significantly as revenues on a quarterly basis. Historically, EDMC has experienced net losses in its fiscal first quarter ending September 30 due to lower revenues combined with expenses incurred in preparation for the peak enrollments in the fall quarter. The Company anticipates that the seasonal pattern in revenues and earnings will continue in the future.

     The following table sets forth the Company's quarterly results for 1996 and 1997.

                          QUARTERLY FINANCIAL RESULTS

                                                                           1996
                                                      ----------------------------------------------
                                                      SEPT. 30     DEC. 31     MAR. 31      JUNE 30
                                                      (SUMMER)     (FALL)      (WINTER)     (SPRING)
                                                      --------     -------     --------     --------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.......................................   $28,333      $42,635     $ 39,637     $ 37,258
Income (loss) before interest and taxes............   $  (565)     $ 8,654     $  5,118     $  1,045
Income (loss) before income taxes..................   $(1,481)     $ 7,761     $  4,239     $    362
Net income (loss)..................................   $  (931)     $ 3,955     $  2,668     $    228
Net income (loss) per common share
  --Primary........................................   $  (.22)     $   .33     $    .21     $   (.05)
  --Fully diluted..................................   $  (.22)     $   .29     $    .18     $   (.05)

                                                                           1997
                                                      ----------------------------------------------
                                                      SEPT. 30     DEC. 31     MAR. 31      JUNE 30
                                                      (SUMMER)     (FALL)      (WINTER)     (SPRING)
                                                      --------     -------     --------     --------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.......................................   $33,410      $52,015     $ 50,696     $ 46,728
Income (loss) before interest and taxes............   $  (143)     $10,447     $  6,401     $  2,114
Income (loss) before income taxes..................   $(1,095)     $ 9,848     $  6,305     $  2,158
Net income (loss)..................................   $  (635)     $ 5,709     $  3,655     $  1,256
Net income (loss) per common share
  --Primary........................................   $  (.15)     $   .43     $    .25     $    .08
  --Fully diluted..................................   $  (.15)     $   .42     $    .25     $    .08

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity

     The Company has generated positive cash flow from operations over the last three years. Cash flow from operations was $22.2 million, $16.3 million and $28.5 million for the years 1995, 1996 and 1997, respectively. During 1995, the Company began to receive student loan receipts via electronic funds transfers ("EFT") from lenders. The introduction of EFT resulted in a one-time increase in cash flows from operations in 1995. The Company had $12.7 million of working capital as of June 30, 1997 as compared to $12.6 million of working capital as of June 30, 1996.

     At June 30, 1997, gross trade accounts receivable increased by $7.5 million to $16.1 million or 87.2% from $8.6 million. Approximately 60% of the increase is attributable to new schools, including NYRS. Another factor contributing to the increase is the timing of the write off of accounts receivable against the bad debt reserve in 1997 compared to 1996. Because of the completion of the Company's integrated, customized information network in 1996, the Company tracks accounts receivable for longer periods prior to write-off. The allowance for doubtful accounts increased by $4.5 million, or 155%, to $7.4 million in 1997 from $2.9 million in 1996. This increase was the result of the timing of accounts being written off against the reserve in 1997 as compared to 1996, in combination with the increased gross accounts receivable balance. The allowance for doubtful accounts as of June 30, 1996 increased by $1.4 million, or 93.0%, to $2.9 million from $1.5 million as of June 30, 1995.

     Debt Service

     Effective October 13, 1995, the Company and its lenders amended the Revolving Credit Agreement in order to increase the amount of the facility thereunder to $70.0 million and to extend its term to October 13, 2000. Borrowings under the Revolving Credit Agreement bear interest at one of three rates set forth in the Revolving Credit Agreement at the election of the Company. The Revolving Credit Agreement contains customary covenants that, among other things, require the Company to maintain specified levels of consolidated net worth and meet specified interest and leverage ratio requirements, restrict capital expenditures by the Company, restrict the payment of dividends on the Common Stock and restrict the incurrence of certain additional indebtedness. As of June 30, 1997, the Company was in compliance with all covenants under the Revolving Credit Agreement. The facility is reduced by outstanding letters of credit. As of June 30, 1997, the Company had $42.5 million of additional borrowing capacity available under the Revolving Credit Agreement.

     Borrowings under the Revolving Credit Agreement are used by the Company primarily to fund its working capital needs. The pattern of cash receipts is seasonal throughout the year. The level of accounts receivable reaches a peak immediately after the billing of tuition and fees at the beginning of each academic quarter. Collection of these receivables is heaviest at the start of each academic quarter.

     Borrowings under the Revolving Credit Agreement were used to prepay all of the Subordinated Notes on October 13, 1995 in order to reduce interest expense. The Company incurred a $1.5 million ($0.9 million after the related income tax benefit) prepayment penalty as a result.

     In June 1995, the Company made a voluntary prepayment of $2.1 million on the ESOP Term Loan. In June 1996, the Company made another voluntary prepayment of $0.4 million on the ESOP Term Loan, at which time it was completely repaid.

     Following the completion of the IPO on November 5, 1996, $38.5 million of the net proceeds received by the Company was used to repay indebtedness under the Revolving Credit Agreement.

     Future Financing and Cash Flows

     The Company believes that cash flow from operations, supplemented from time to time by borrowings under the Revolving Credit Agreement, will provide adequate funds for ongoing operations, planned expansion to new locations, planned capital expenditures and debt service during the term of the Revolving Credit Agreement.

     Capital Expenditures

     Capital expenditures in 1996 and 1997 have, in substantial part, resulted from the implementation of the Company's initiatives emphasizing the addition of new schools and programs (particularly culinary programs) and investment in classroom technology. The Company's capital expenditures were $11.6 million, $15.0 million and $18.1 million for 1995, 1996 and 1997, respectively. The Company anticipates increased capital spending for 1998, principally related to the introduction and expansion of culinary programs, further investment in schools acquired during 1996 and 1997 and additional classroom technology. As a percentage of net revenues, capital expenditures are expected to decline in 1998 compared to 1997. The Company does not have any material commitments for capital expenditures in 1998 or beyond.

     The Company leases nearly all of its facilities. Future commitments on existing leases will be paid from cash provided by operating activities.

REGULATION

     The Company indirectly derived approximately 63% of its net revenues from Title IV Programs in 1997. U.S. Department of Education regulations prescribe the timing of disbursements of funds under Title IV Programs. Students must apply for a new loan for each academic year. Loan funds are generally provided by lenders in multiple disbursements each academic year. The first disbursement is generally received either at least 30 days after, in the case of students commencing a program of study, or, at the earliest, ten days before, the commencement of the first academic quarter of a student's academic year.

     U.S. Department of Education regulations require Title IV Program funds received by the Company's schools in excess of the tuition and fees owed by the relevant students at that time to be, with these students' permission, maintained and classified as restricted until they are billed for the portion of their education program related to those funds. In addition, all funds transferred to the Company through EFT programs are held in a separate cash account until certain conditions are satisfied. These restrictions have not significantly affected the Company's ability to fund daily operations.

     Effective July 1997, postsecondary education institutions are subject to changes in the delivery of FFEL program proceeds. Prior to July 1997, certain Company-owned schools delivered FFEL loan proceeds for an academic year (typically three quarters) to students in two equal disbursements. The change will result in FFEL loan proceeds being delivered equally in each of the academic quarters. The Company anticipates that this change will result in a reduction in interest income of approximately $150,000 in 1998. Some of the Company's schools began to deliver loan proceeds in this manner prior to the change in regulation becoming effective.

     Regulations promulgated under the HEA require all higher education institutions to meet an acid test ratio of at least 1:1 and maintain positive tangible net worth, calculated at the end of each fiscal year, comply with the "85/15 Rule," and insure that any operating losses do not result in a reduction of tangible net worth by 10% or more over a two-year period. The acid test ratio is defined as the ratio of cash (including funds classified as restricted), cash equivalents and current accounts receivable to total current liabilities. The "85/15 Rule" prohibits participating schools from deriving 85% or more of total revenue from Title IV Programs in any year. If an institution fails to meet these requirements, it may be deemed to be not financially responsible by the U.S. Department of Education, which could result in a loss of its eligibility to participate in Title IV Programs. These requirements apply to the separate audited financial statements of The Art Institutes and NYRS and historically have not been applied to the Company's consolidated financial statements. All of the participating schools met these requirements as of June 30, 1997.

EFFECT OF INFLATION

     The Company does not believe its operations have been materially affected by inflation.

IMPACT OF NEW ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board issued Financial Accounting Standard #128 ("FAS #128"). FAS #128 changes the methodology of calculating earnings per share ("EPS") and renames the two calculations, Basic (currently primary) and Diluted (currently fully diluted) Earnings per Share. The calculations differ by eliminating any common stock equivalents (such as stock options, warrants and convertible preferred stock) from Basic Earnings per Share and changing certain calculations when computing Diluted Earnings per Share. FAS #128 is effective for reporting periods ending after December 15, 1997; early adoption is prohibited and when adopted all prior periods must be restated. However, if FAS #128 were in effect, the new EPS calculations would be as follows:

                                                               YEAR ENDED JUNE 30,
                                                          ------------------------------
                                                           1995       1996        1997
                                                          ------     -------     -------
        BASIC:
        Income (loss) before extraordinary item........   $ (.11)    $   .66     $   .80
        Net income (loss)..............................   $ (.11)    $   .53     $   .80
        DILUTED:
        Income (loss) before extraordinary item........   $ (.11)    $   .39     $   .72
        Net income (loss)..............................   $ (.11)    $   .31     $   .72
        WEIGHTED AVERAGE SHARES OUTSTANDING (IN 000'S):
        Basic..........................................    6,890       6,913      11,939
        Diluted........................................    6,890      11,874      13,671

YEAR 2000 ISSUES

     The Company is evaluating the Year 2000 issues and the impact upon information systems and computer technologies. Certain applications and system software critical to processing financial and operational information are Year 2000 compliant. However, the Company expects to incur some costs in testing and implementing updates to such software. The Company is also evaluating the impact of Year 2000 on other computer technologies and software. All costs to evaluate and make modifications will be expensed as incurred and are not expected to have a significant impact on the Company's ongoing results of operations.

                                    BUSINESS
GENERAL

     The Company is among the largest providers of proprietary postsecondary education in the United States based on student enrollments and revenues. Through its operating units, The Art Institutes, NYRS, NCPT and NCPD, the Company offers associate's and bachelor's degree programs and non-degree programs in the areas of design, media arts, culinary arts, fashion and professional development. The Company has provided career-oriented education programs for 35 years, and its schools have graduated over 100,000 students. In the fall quarter of fiscal 1997, beginning October 1, 1996, EDMC's schools had approximately 15,800 students enrolled, representing all 50 states and over 80 countries.

     The Company's main operating unit, The Art Institutes, consists of 13 schools in 12 cities throughout the United States and accounted for approximately 93% of the Company's net revenues in fiscal 1997. Art Institute programs are designed to provide the knowledge and skills necessary for entry-level employment in various fields, including graphic design, multimedia, computer animation, video production, culinary arts, interior design, industrial design, photography, fashion marketing and fashion design. Those programs typically are completed in 18 to 27 months and culminate in an associate's degree. Five Art Institutes currently offer bachelor's degree programs, and EDMC expects to continue to introduce bachelor's degree programs at schools in states that permit proprietary postsecondary institutions to offer such programs.

     In January 1997, the Company acquired the assets of Lowthian College in Minneapolis, Minnesota and renamed the school The Art Institute of Minnesota. The Company's newest school, The Art Institute of Los Angeles, began offering classes in October 1997.

     The Company offers a culinary arts curriculum at seven Art Institutes, including The Art Institute of Philadelphia, which began offering that curriculum in October 1997. In addition, in August 1996, the Company acquired NYRS, a well-known culinary arts and restaurant management school located in New York City. NYRS offers an associate's degree program and certificate programs. NYRS accounted for approximately 5% of the Company's net revenues in fiscal 1997.

     The Company offers paralegal training at NCPT, a leading source of paralegals in the southeastern United States. NCPT, located in Atlanta, offers certificate programs that generally are completed in four to nine months. NCPD maintains consulting relationships with seven colleges and universities to assist in the development, marketing and delivery of paralegal, legal nurse consultant and financial planner test preparation programs for recent college graduates and working adults. In fiscal 1997, the Company derived approximately 2% of its net revenues from NCPT and NCPD combined.

     EDMC's primary objective is to provide career-focused education that maximizes employment opportunities for its students after graduation. EDMC's graduates are employed by a broad range of employers nationwide. Approximately 86% of the calendar year 1996 graduates of all programs at EDMC's schools who were available for employment obtained positions in fields related to their programs of study within six months of graduation.

     The Company believes that demand for postsecondary education will generally increase due to (i) an increase of 20% in the number of new high school graduates per year from approximately 2.5 million in 1994 to 3.0 million in 2005 (as projected by the National Center for Education Statistics), (ii) the growing interest of working adults in enhancing their marketable skills, (iii) the income premium attributable to higher education degrees, and (iv) employers' continuing demand for entry-level workers with appropriate technical skills.

     The Company also believes the experience of its management team and the substantial equity ownership of its employees are significant factors contributing to its success. EDMC's senior management has an average of nine years with EDMC and 18 years of experience in the education industry. Approximately two-thirds of the employees of EDMC, including a substantial majority of the management team, has an ownership interest in the Company through direct holdings, participation in the ESOP or both.

COMPANY HISTORY

     The Company was organized as a Pennsylvania corporation in 1962. In 1971, Robert B. Knutson (currently the Chairman and Chief Executive Officer) became President of the Company. At that time, EDMC consisted primarily of The Art Institute of Pittsburgh, which was acquired in 1970. Between 1971 and the present, the Company opened three schools and acquired 11 others. In October 1997, classes began at the Company's newest school, The Art Institute of Los Angeles. The Company's net revenues have increased from approximately $1.9 million in 1971 to approximately $182.8 million in fiscal 1997.

INDUSTRY OVERVIEW

     According to the National Center for Education Statistics, education is the second largest sector of the U.S. economy, accounting for approximately 8% of gross domestic product in 1995, or over $600 billion. EDMC's schools are part of the postsecondary education market, which accounts for approximately one-third of the total sector. Of the approximately 6,000 postsecondary schools that are eligible to participate in Title IV Programs, approximately 500 are proprietary degree-granting institutions such as EDMC's schools. The U.S. Department of Education estimates that by the year 2001 the number of students enrolled in higher education institutions will increase by more than 1.5 million to over 16 million students.

     The Company believes that a significant portion of the growth in the postsecondary education market will result from an increase in the number of new high school graduates. According to the U.S. Department of Education, the number of new high school graduates is expected to increase by approximately 20%, from
2.5 million graduates in 1994 to 3.0 million graduates in 2005. Significant growth is also expected to result from increased enrollment of working adults. The U.S. Department of Education estimates that, over the next several years, initial enrollments in postsecondary education institutions by working adults will increase more rapidly than initial enrollments of recent high school graduates.

     The postsecondary education industry is also expected to benefit from the public's increased recognition of the value of a postsecondary education. According to The National Center for Education Statistics, the percentage of recent high school graduates who continued their education after graduation increased from approximately 53% in 1983 to approximately 63% in 1993. The Company believes that the income premium associated with a postsecondary education has been a significant factor contributing to this trend. The Census Bureau has reported that, in 1995, a full-time male worker with an associate's degree earned an average of 37% more per year than a comparable worker with only a high school diploma, and a full-time male worker with a bachelor's degree earned an average of approximately 72% more per year than a comparable worker with only a high school diploma. In addition, employment in technical occupations is expected to increase over the next several years as the demand for technically skilled labor increases.

     The Company believes that private degree-granting institutions, such as The Art Institutes and NYRS, will have an advantage over their principal competitors, the public two-year and four-year institutions, in capitalizing on the trends in the postsecondary education market. Private degree-granting institutions have the ability to work closely with employers to develop education programs. Well-capitalized companies, such as EDMC, should benefit from their ability to absorb the increasing costs of regulatory compliance and capital expenditure requirements through their economies of scale and national marketing presence.

BUSINESS STRATEGY

     EDMC intends to capitalize on the trends in the postsecondary education market, creating an opportunity for increased revenues and profitability, by (i) enhancing growth at its current schools, (ii) opening or acquiring schools in attractive markets, (iii) expanding program offerings, and (iv) improving student outcomes.

  ENHANCING GROWTH AT THE COMPANY'S SCHOOLS

     EDMC believes that it will continue to benefit from trends relating to the growing number of potential students, particularly new high school graduates and working adults. EDMC augmented its efforts to recruit high school students by enlarging its high school admissions staff by 35% from fiscal 1995 to fiscal 1997 and by increasing the number of high schools visited to approximately 8,500 in fiscal 1997 (an increase of approximately 22% over fiscal 1995) and the number of high schools at which presentations were made to approximately 7,300 in fiscal 1997 (an increase of approximately 21% over fiscal 1995). The Company believes that, due in part to these efforts, applications from high school seniors in fiscal 1997 (for education programs starting in fiscal 1997 or fiscal 1998) were 28.7% greater than in fiscal 1996. The Company also believes it can penetrate the growing working adult market by introducing and augmenting evening programs. The first introduction of such programs was at The Art Institute of Dallas in fiscal 1993. Currently, substantially all of The Art Institutes offer evening programs. The total number of students participating in such programs at The Art Institutes increased 40% to approximately 2,100 students in the spring quarter of fiscal 1997 from approximately 1,500 students in the spring quarter of fiscal 1996.

     In addition, the Company actively seeks international students for The Art Institutes. The Company employs both admissions personnel with international experience and independent recruiters abroad. To accommodate the special needs of international students, staff members are assigned to act as international student advisors. Average international student enrollments in fiscal 1997 were approximately 27% greater than in fiscal 1996, and international students currently constitute approximately 6% of the total enrollments at The Art Institutes.

  TARGETING EXPANSION OPPORTUNITIES IN A FRAGMENTED MARKET

     To further its national presence and to take advantage of the highly fragmented postsecondary education industry, EDMC plans to open new schools and to acquire existing schools in favorable locations. The Company analyzes a new market for enrollment potential, positive long-term demographic trends, the concentration of likely employers, the level of competition, facility costs, the availability of faculty and management talent, and the regulatory approval process.

     Establishing New Schools. New schools, such as The Art Institute of Phoenix (which opened in fiscal 1996) and The Art Institute of Los Angeles (which began offering classes in October 1997), will be established primarily as Art Institutes, allowing the Company to use its accumulated knowledge and experience in Art Institute operations. In recent years, the Company has developed a financial and operational model to analyze prospective start-up investments, which takes into account, among other things, enrollment projections, pre-opening expenditures, the marketing expenses necessary to build interest in a school and a risk/return profile.

     Acquiring Existing Schools. The Company also believes that significant opportunities exist for growth through acquisitions. In particular, many smaller institutions have limited resources to manage the increasingly complex regulatory environment or to fund the high costs of developing the new programs required to meet the changing demands of the employment market. The Company's acquisition focus will be on schools that (i) can be integrated efficiently into its existing operations, (ii) will benefit from EDMC's expertise and scale in marketing and administration, and (iii) possess a strong, established reputation. In November 1995, the Company acquired the assets of the Ray College of Design (renamed The Illinois Institute of Art at Chicago and The Illinois Institute of Art at Schaumburg). Combined enrollment at The Illinois Institutes of Art has increased from 346 as of January 1, 1996 to 604 as of October 1, 1996. In August 1996, the Company acquired the assets of NYRS, a well-known culinary arts and restaurant management school located in New York City. In January 1997, the Company acquired the assets of Lowthian College in Minneapolis, Minnesota (renamed The Art Institute of Minnesota).

  EXPANDING EDUCATION PROGRAMS

     EDMC currently offers education programs in a variety of fields and continually seeks to optimize its portfolio of programs to meet the needs of both its students and the employment market. The Company believes that developing programs that balance the opportunities in the job market and the interests of students will increase enrollment and expand the Company's revenue base. Within three years of its development and introduction, the Company's computer animation curriculum had an enrollment of approximately 3,500 students in October 1996 (fall of fiscal 1997) and generated tuition revenues during fiscal 1997 of approximately $35 million. In addition to the acquisition of NYRS, the Company has introduced its culinary arts program at seven Art Institutes, including The Art Institute of Philadelphia, which began offering that program in October 1997.

     The Company also offers bachelor's degree programs in several fields of study which are designed to appeal to students seeking enhanced career preparation and credentials. Bachelor's degree programs benefit the Company by providing a longer revenue stream than two-year associate's degree programs. The Company will seek to introduce additional bachelor's degree programs at schools in states that permit proprietary postsecondary institutions, such as The Art Institutes, to offer such programs. In fiscal 1997, the Company introduced or enhanced its bachelor's degree programs in the areas of computer animation, graphic design, interior design and industrial design, and the Company expects to introduce a bachelor's degree program in interactive multimedia programming in 1998. The average number of students enrolled in bachelor's degree programs at The Art Institutes in fiscal 1997 increased 143% from fiscal 1996 to approximately 600. See "The Business of Education--Programs of Study."

     The Company has begun to test the feasibility of a new type of education program that is intended to serve the needs of working professionals in the art, design and digital publishing fields. In this type of program, the initial instruction would occur at one of The Art Institutes and subsequent work would be done off-site through the use of the World Wide Web.

  IMPROVING STUDENT OUTCOMES

     EDMC intends to continue to improve student persistence and graduate starting salaries in order to enhance the reputation of its schools and their education programs and increase student enrollments. Measures implemented by the Company include higher admissions standards, academic placement testing, remediation courses, improved faculty training and increased administrative resources dedicated to placement assistance. The Art Institutes' average net quarterly persistence rate, which measures the number of students that are enrolled during an academic quarter and advance to the next academic quarter, increased from 89.0% in fiscal 1995 to 89.6% in fiscal 1996 to 90.2% for the first three quarters of fiscal 1997. From calendar year 1993 to calendar year 1996, The Art Institutes' placement rate for all graduates available for employment, who completed any program, improved from 83.1% to 86.8% and average starting salaries rose 29.5% from approximately $15,600 to approximately $20,200.

THE BUSINESS OF EDUCATION

     EDMC's primary mission is to maximize student success by providing students with the education necessary to meet employers' current and anticipated needs. To achieve this objective, the Company focuses on (i) marketing to a broad universe of potential students, (ii) admitting students who possess the relevant interests and capabilities, (iii) providing students with courses taught by industry professionals, and (iv) assisting students in job placement upon graduation.

  STUDENT RECRUITMENT AND MARKETING

     EDMC seeks to attract students with both the motivation and ability to complete the programs offered by its schools. To generate interest, the Company engages in a broad range of activities to inform potential students and their parents about its schools and programs of study.

     The general reputation of The Art Institutes and referrals from current students, alumni and employers are the largest sources of new students. The Company also employs marketing tools such as television and print media advertising, the World Wide Web, high school visits and recruitment events, and utilizes its internal advertising agency to create publications, television and radio commercials, videos and other promotional materials for the Company's schools. The Company estimates that in fiscal 1997 referrals accounted for 39% of new student enrollments at The Art Institutes, broadcast advertising accounted for 22%, high school recruitment programs accounted for 21%, print media accounted for 12%, international marketing accounted for 3% and the remaining 3% was classified as miscellaneous. The goal of the Company's recruitment efforts is to increase awareness of the Company's schools among potential applicants in a cost-effective manner.

     The Company carefully monitors the effectiveness of its marketing efforts. In fiscal 1997, The Art Institutes' marketing efforts generated inquiries from approximately 175,200 qualified prospective students. The Art

Institutes' inquiry-to-application conversion ratio increased from 6.5% in fiscal 1992 to 10.4% in fiscal 1997, and the applicant-to-new student ratio increased from 55.8% in fiscal 1992 to 66.8% in fiscal 1997.

     To capitalize on the growing number of new high school graduates, the Company employs approximately 54 high school representatives and utilizes a variety of strategies. These high school representatives make presentations at high schools, during which student artwork, videos and a multimedia demonstration are shown to students and educators to promote The Art Institutes. Each Art Institute also conducts college preview seminars at which prospective students can meet with a representative, view artwork and videos, and receive enrollment information. Summer teenager and teacher workshops are held to inform students and educators of the education programs offered by The Art Institutes. The Company's marketing efforts to reach young adults and working adults who may be attracted to evening programs are conducted through local newspaper advertising, direct mail campaigns and broadcast advertising.

     NYRS relies on local television and referrals as its primary marketing tools and has begun to use high school representatives and presentations at high schools in the New York metropolitan area to increase its applicant pool. NCPT uses direct mail, print media and advertisements in related national trade periodicals to generate interest. Referrals, especially from employers, are an important source of new students for NCPT. In addition, NCPT conducts an extensive recruitment program at colleges, featuring college visits, participation in college career fairs, posters and advertising in college newspapers.

  STUDENT ADMISSION AND RETENTION

     Each applicant for admission to an Art Institute is required to have a high school diploma or a recognized equivalent and submit a written essay. Prospective students are interviewed to assess their qualifications, their interest in the programs offered by the applicable Art Institute and their commitment to their education. In addition, the curricula, student services, education cost, available financial resources and student housing are reviewed during interviews, and tours of the facilities are conducted for prospective students.

     At each Art Institute, student admissions is overseen by a committee, comprised principally of members of the faculty, that reviews each application and makes admissions decisions. Art Institute students are of varying ages and backgrounds. For fiscal 1997, approximately 29% of the entering students matriculated directly from high school, approximately 28% were between the ages of 19 and 21, approximately 31% were 22 to 29 years of age and approximately 12% were 30 years old or older.

     The Company recognizes that the ability to retain students until graduation is an important indicator of the success of its schools and that early academic intervention is crucial to improve student persistence and completion rates. As with other postsecondary institutions, students at the Company's schools may fail to finish their programs for a variety of personal, financial or academic reasons. To reduce the risk of student withdrawals, each Art Institute devotes staff resources to advise students regarding academic and financial matters, part-time employment and housing. Remedial courses are mandated for students with low academic skill levels and tutoring is encouraged for students experiencing academic difficulties. The average student-to-faculty ratio at the Company's schools was approximately 18:1 during fiscal 1997.

     At The Art Institutes, the average net quarterly persistence rate, which measures the number of students that are enrolled during an academic quarter and advance to the next academic quarter, improved from 88.4% in fiscal 1994 to 90.2% for the first three quarters of fiscal 1997. The Company believes that it has been able to improve its average net quarterly persistence rate, in part, due to its investment in academic programs, student academic testing and placement, remediation programs and faculty training initiatives, the increased availability of supplemental student financing and orientation and socialization programs designed to provide transition assistance to incoming students.

     The Company's schools bill students for their tuition and other institutional charges by the term of instruction, typically an academic quarter. Each school's refund policies must meet the requirements of the U.S. Department of Education and such school's state and accrediting agencies. Generally, if a student ceases attendance during the first 60% of his or her first term, the applicable school will refund institutional charges based on the number of weeks remaining in that term. After a student has attended 60% of that term, the school will retain 100% of the institutional charges. After a student's first term, the school refunds institutional charges based on the number of weeks attended in the quarter in which the student withdraws. Generally, after six weeks of a term, the school will retain 100% of the institutional charges for that academic quarter.

  PROGRAMS OF STUDY

     EDMC's degree programs are designed to provide career-oriented education to students. The Company believes that the educational needs of students are served through curricula and a teaching/learning model that support the development of problem-solving, interpersonal and team skills, as well as technical and professional skills. The Art Institutes attempt to serve students through education provided by industry-experienced faculty, a low student-to-faculty ratio and an interactive learning methodology. Classes at The Art Institutes are scheduled throughout the year with quarterly start dates for the convenience of students. Classes at NYRS begin monthly and classes at NCPT begin three times annually.

     The development of new education programs at any postsecondary institution demands a substantial commitment of human resources and capital. Most new programs at The Art Institutes are currently approved on a system-wide basis and are made available to each of The Art Institutes for implementation as determined by that school's administration and its Board of Trustees, where applicable. Faculty, employment assistance specialists, curricula advisory boards, industry experts, industry literature and employers are the most common sources for new program offerings. Approximately 550 employers are represented on local curricula advisory boards for The Art Institutes. Generally, proposed education programs are referred to a series of system-wide administrative bodies that decide whether to proceed with development of those programs. As part of such process, an independent contractor, or internal analyst where appropriate, may be retained to develop and compile data for the purpose of identifying both potential student interest in a program and the skills required of a graduate upon program completion. Such research is then used to produce a curriculum model for final review. The goals of the curriculum development process are to provide new program opportunities and to revise existing curricula to be consistent with changing industry needs.

     The Art Institutes offer the following degree programs, among others. Not all programs are offered at each Art Institute.

THE SCHOOL OF DESIGN                            THE SCHOOL OF MEDIA ARTS
Associate's Degree Programs                     Associate's Degree Programs
     Computer Animation                         Multimedia
     Graphic Design                             Photography
     Interior Design                            Video Production
     Industrial Design Technology               Web Site Administration*
Bachelor's Degree Programs                      Bachelor's Degree Programs
     Computer Animation                         Interactive Multimedia Programming*
     Graphic Design
     Interior Design
     Industrial Design

THE SCHOOL OF CULINARY ARTS                     THE SCHOOL OF FASHION
Associate's Degree Programs                     Associate's Degree Programs
     Culinary Arts                              Fashion Design
     Travel and Tourism                         Fashion Marketing
                                                Bachelor's Degree Programs
                                                Fashion Design
                                                Fashion Marketing and Management

---------
* Starting in fiscal 1998.

     Approximately 3.8% of The Art Institutes' average quarterly student enrollments in fiscal 1997 were in specialized diploma programs. Academic credits from all of the specialized diploma programs are fully transferable into associate's and bachelor's degree programs at The Art Institutes. Diploma programs are designed for working adults who seek to supplement their education or are interested in enhancing their marketable skills.

     The Company expects to continue to add additional bachelor's degree programs at schools in states that permit proprietary postsecondary institutions to offer such programs. In Pennsylvania, the legislature has recently directed the State Board of Education to authorize proprietary postsecondary institutions, such as the Company's schools in Philadelphia and Pittsburgh, to offer bachelor's degree programs. For several other Art Institutes, the Company has determined not to offer such programs at this time because of possible interference with the current regional accreditation process for those schools. See "Accreditation."

  GRADUATE EMPLOYMENT

     The Company believes that employment of its graduates in occupations related to their fields of study is critical to the ability of its schools to continue to recruit students successfully. Based on information received from graduating students and employers, the Company believes that students graduating from The Art Institutes during the five calendar years ended December 31, 1996 obtained employment in fields related to their programs of study as follows:

                                                 NUMBER OF        PERCENT OF AVAILABLE GRADUATES
GRADUATING CLASSES                               AVAILABLE            WHO OBTAINED EMPLOYMENT
 (CALENDAR YEAR)                                GRADUATES(1)      RELATED TO PROGRAM OF STUDY(2)
------------------                              ------------     ---------------------------------
       1996..................................       3,676                       86.8%
       1995..................................       3,734                       87.4
       1994..................................       3,495                       86.4
       1993..................................       3,580                       83.1
       1992..................................       3,440                       81.7

---------
(1) The term "Available Graduates" refers to all graduates except those pursuing further education, that are deceased, that are in active military service, with medical conditions that prevent such graduates from working, or who are international students no longer residing in the United States.

(2) For calendar years 1996, 1995 and 1994, the information presented reflects employment in fields related to graduates' programs of study within six months after graduation. Prior to calendar year 1994, the Company tracked graduate employment data based on employment rates within nine months after graduation.

     For calendar year 1996, the approximate average starting salaries of graduates of degree and diploma programs at The Art Institutes were as follows:
The School of Culinary Arts--$20,900; The School of Design-- $21,800; The School of Fashion--$18,200; and The School of Media Arts--$18,000.

     Each Art Institute offers career-planning services to all graduating students through its employment assistance department. Specific career advice is provided during the last two quarters of a student's education. Interviewing techniques and resume-writing skills are developed, and students receive portfolio counseling where appropriate. The Art Institutes maintain contact with approximately 38,000 employers nationwide. Employment assistance advisors educate employers about the programs at The Art Institutes and the caliber of their graduates. Employment assistance advisors participate in professional organizations, trade shows and community events to keep apprised of industry trends and maintain relationships with key employers. The Company believes that the ability of employment assistance advisors to generate job leads and match employers' needs with graduates' skills and the active role of graduates in their own job searches are major reasons for the percentage of Art Institute graduates employed in their fields throughout the country.

     Employers of Art Institute graduates include numerous small and medium-sized companies (such as radio and television stations), as well as better-known larger companies. The following companies are representative of the larger companies that employ Art Institute graduates: Bell Atlantic Corporation, The Boeing Company, Eddie Bauer, Inc., Ethan Allen Interiors Inc., Humongous Entertainment, Inc., J. C. Penney Company, Inc., Marriott International, Inc., The May Department Stores Company, Microsoft Corporation, The Neiman Marcus Group,

Inc., Nordstrom, Inc., Sierra On-Line, Inc., Take2 Interactive Software, Inc., Tele-Communications, Inc., Time Warner Inc., Turner Broadcasting System, Inc. and The Walt Disney Company.

SCHOOLS

     The following table shows the location of each of EDMC's schools, the name under which it operates, the date of its establishment, the date EDMC opened or acquired it, and the number of students enrolled as of the beginning of the second quarter of fiscal 1997.

                                                                               FISCAL YEAR
                                                           CALENDAR YEAR          EDMC
              SCHOOL                       LOCATION         ESTABLISHED      ACQUIRED/OPENED    ENROLLMENT(1)
----------------------------------   --------------------- --------------    ---------------    -------------
The Art Institute of Atlanta......   Atlanta, GA                1949               1971             1,455
The Art Institute of Dallas.......   Dallas, TX                 1964               1985             1,238
The Art Institute of Fort            Fort Lauderdale, FL
  Lauderdale......................                              1968               1974             2,073
The Art Institute of Houston......   Houston, TX                1974               1979             1,111
The Art Institute of Los             Los Angeles, CA
  Angeles.........................                              1997               1998               n/a
The Art Institute of Minnesota....   Minneapolis, MN            1964               1997               n/a
The Art Institute of                 Philadelphia, PA
  Philadelphia....................                              1971               1980             1,840
The Art Institute of Phoenix......   Phoenix, AZ                1995               1996               241
The Art Institute of Pittsburgh...   Pittsburgh, PA             1921               1970             2,431
The Art Institute of Seattle......   Seattle, WA                1946               1982             2,255
The Colorado Institute of Art.....   Denver, CO                 1952               1976             1,489
The Illinois Institute of Art at     Chicago, IL
  Chicago.........................                              1916               1996               367
The Illinois Institute of Art at     Schaumburg, IL
  Schaumburg......................                              1983               1996               237
National Center for Paralegal        Atlanta, GA
  Training........................                              1973               1973               307
New York Restaurant School........   New York, NY               1980               1997               794

---------
(1) Enrollments are as of October 1, 1996 (i.e., the start of the second quarter of fiscal 1997), prior to the acquisition of The Art Institute of Minnesota and prior to the start-up of The Art Institute of Los Angeles.

GOVERNANCE OF THE ART INSTITUTES

     EDMC believes that the three-tier governance structure for The Art Institutes differs from governance structures at other proprietary school systems and possesses several advantages. One of these advantages is that it permits each of EDMC's schools to be recognized by regulatory authorities and accrediting agencies on an individual basis, thereby enabling the school to be accredited in its geographic region.

     AII is the parent corporation for all of The Art Institutes other than The Art Institute of Pittsburgh, which is a division of AII. The Board of Directors of AII approves the annual and long-range operating plans of The Art Institutes, including their annual budgets. The AII Board of Directors also appoints the members of the AII System Coordinating Board, the primary focus of which is AII system-wide education policy and quality. The AII System Coordinating Board coordinates education research, academic programming, development and planning. It also communicates with external governmental and corporate entities on behalf of AII, approves new education programs, reviews existing programs and assists The Art Institutes in developing policies and procedures.

     At most of The Art Institutes, Boards of Trustees are vested with the authority to manage the schools' business and affairs. Thus, each such Art Institute puts its own imprint on the academic programs it offers, consistent with applicable state laws, regulations and licensure requirements and accreditation standards, while maintaining compatibility among The Art Institutes. Each Board of Trustees is empowered to select the president and adopt institutional policies and procedures to achieve the mission of its Art Institute.

     In addition, in calendar 1994, AII organized an International Advisory Board (the "IAB"). The IAB is comprised of renowned artists, designers, chefs and entertainment professionals who provide advice and support to AII. Members of the IAB also review curricula as requested and provide other services as agreed upon by the IAB members.

TECHNOLOGY

     EDMC is committed to providing its students access to the technology necessary for developing the skills required by their education programs. To help fulfill this commitment, at June 30, 1997, The Art Institutes had approximately 2,075 desktop and workstation computers with applicable software in classroom laboratories, largely operating on a seven-day per week basis. Each Art Institute monitors the utilization of these classroom laboratories to ensure that students have sufficient and appropriate equipment and software. Animation students use powerful desktop and workstation computer technologies to create, animate, color and render two-dimensional and three-dimensional projects. Multimedia students integrate digital audio, screen-layout and motion content into their productions. Design students make significant use of technologies for computer-aided design and layout, photo composition and digital prepress applications. Video production students use computer technologies for programming schedules, digital non-linear editing and special effects. Photography students utilize computers to translate traditional silver-based images into digital forms, where composition, perspective, sharpness and color can be manipulated. Interior and industrial design students learn to use computer-aided drafting and visualization technology and equipment.

     The Art Institutes have implemented a process to systematize the specification and acquisition of equipment, computer hardware and software based upon present and proposed curricula. Through its director of technology and a technology committee comprised of key faculty and technology staff, each Art Institute researches and monitors changing market and technological requirements. These efforts, conducted in each school's market area and coordinated on a national basis, are used to develop a system-wide, unified strategy for the purchase and implementation of classroom technology.

MANAGEMENT AND EMPLOYEES

     EDMC is led by a senior management team possessing an average of more than 18 years of experience in the education industry and nine years with the Company. A substantial majority of the management team has an ownership interest in the Company through direct holdings, participation in the ESOP or both. As of June 30, 1997, EDMC had 1,554 full-time and 640 part-time staff and faculty. The staff and faculty are experienced in assessing the needs of the employment markets and designing and updating education programs to prepare students for employment opportunities. Many faculty members are or have been successful professionals in their respective fields.

ADMINISTRATIVE SUPPORT SYSTEMS

     During the last four years, EDMC has centralized many of its administrative functions to permit the staff at its schools to devote more of their efforts to attracting new students and promoting student success. Centralized administrative functions include: accounting, marketing, finance, real estate, student financial aid, curricula research and development, purchasing, human resource management, legal, regulatory and legislative affairs, information systems and technology support services. The Company believes that this centralization has contributed to operating efficiencies and has positioned the Company to control general and administrative costs more effectively during its planned expansion.

     The Company has invested and continues to invest substantial resources in its integrated, customized information network designed to assist Company personnel in maximizing internal efficiency. The Company believes that this system has improved its ability to recruit new students, administer student financial aid, prepare and track student academic schedules, monitor part-time and full-time employment opportunities for its students and graduates, perform general and student accounting and manage human resources. The Company believes that its investment in technology also facilitates the integration of acquisitions and newly established schools into the Company's operations.

NATIONAL CENTER FOR PARALEGAL TRAINING

     NCPT is one of the leading sources of paralegals in the southeastern United States. NCPT offers certificate programs to recent college graduates, employer-sponsored students and adults interested in changing careers. Programs offered by NCPT include paralegal studies, legal nurse consultant and legal administrative assistant. NCPT paralegal and legal administrative assistant graduates are employed in law firms and corporations. Legal nurse consultants typically are employed on a project basis and are trained to be independent contractors.

NATIONAL CENTER FOR PROFESSIONAL DEVELOPMENT

     NCPD maintains consulting relationships with seven colleges and universities. NCPD offers a wide range of services to its college and university clients, including assistance with curricula development, the formulation and execution of marketing strategies for the program offerings, training for admissions staff, program directors and faculty, preparation of annual program budgets, establishment of instructor evaluation guidelines and development of strategies for employment assistance and consultation on other academic issues as requested by a client institution. Certificate programs, developed by NCPD and offered by its client institutions, are paralegal studies, legal nurse consultant training and financial planner test preparation. In the fall of fiscal 1997, NCPD client institutions had approximately 950 students enrolled in these programs.

COMPETITION

     The postsecondary education market is highly competitive. The Art Institutes compete with traditional public and private two-year and four-year colleges and universities and other proprietary schools. Certain public and private colleges and universities may offer programs similar to those of The Art Institutes. Public institutions are often able to charge lower tuition than The Art Institutes due in part to government subsidies, government and foundation grants, tax-deductible contributions and other financial sources not available to proprietary schools. However, tuition at private non-profit institutions is, on average, higher than The Art Institutes' tuition.

     EDMC believes its students are well served by its student-centered education environment, career-oriented curricula developed with employer input, the effectiveness of its employment assistance activities and its national reputation and market presence. The Company believes that its students also should benefit from its investments in technology, including modern facilities with well-equipped classrooms, programs that permit attendance year-round thereby facilitating early graduation, and the Company's commitment to selecting faculty with appropriate academic credentials and relevant employment experience. Another competitive strength of EDMC's schools is the ability to address evolving regulatory and accreditation requirements.

FACILITIES

     EDMC's schools are located in major metropolitan areas in eleven states. Typically, the schools occupy an entire building or several floors or portions of floors in a building. The Company and its subsidiaries lease all of their facilities, except in Denver where one building with 44,495 square feet is owned by the Company. Such leases currently have remaining terms ranging from less than one year to 17 years and typically include options for renewal. Most school leases are guaranteed by EDMC. In fiscal 1997, the Company and its subsidiaries paid approximately $12.2 million in rent for educational and administrative facilities.

     New leases entered into for schools typically are for ten years to 15 years, with two to four five-year renewal options. Currently, the Company expects to spend $40 to $50 per square foot, in addition to any allowance provided by the landlord, to make improvements necessary for the facility to meet the Company's operating standards. For new or rapidly growing schools, a lease typically provides for expansion rights within a building in order to accommodate increases in student enrollment.

     The majority of schools lease facilities for student parking and housing. These arrangements generally are intended to assist only a limited number of a school's students, are designed to be flexible, are for terms of one to five years and usually do not involve an EDMC guarantee. Annual rent for school-sponsored housing arrangements ranges from approximately $80,000 to $1.2 million per school, depending on the number of housing units and local market conditions.

     The following table sets forth certain information as of June 30, 1997 with respect to the principal properties leased by the Company and its subsidiaries:

     LOCATION (CITY/STATE)        SQUARE FEET
-------------------------------   ------------
Phoenix, AZ....................       53,500
Los Angeles, CA................       37,755
Denver, CO.....................       59,755
Ft. Lauderdale, FL(1)..........      118,500
Atlanta, GA....................       88,250
Atlanta, GA....................       14,570
Chicago, IL....................       29,470
Schaumburg, IL.................       17,935

     LOCATION (CITY/STATE)        SQUARE FEET
-------------------------------   ------------
Minneapolis, MN................       22,320
New York, NY...................       30,500
Philadelphia, PA(2)............      113,900
Pittsburgh, PA.................       26,115
Pittsburgh, PA(3)..............      126,500
Dallas, TX(4)..................       75,250
Houston, TX....................       79,345
Seattle, WA....................      114,750

---------
(1) One of the properties occupied by The Art Institute of Fort Lauderdale is owned by a limited partnership that includes among its limited partners one current member of EDMC's management who is also a director.

(2) One of the properties occupied by The Art Institute of Philadelphia is owned indirectly by a limited partnership that includes among its limited partners one current member of EDMC's management who is also a director and another current director of EDMC.

(3) This lease expires in the year 2000 with no renewal option.

(4) This lease expires in the year 1999 with no renewal option.

ACCREDITATION

     Accreditation is a process through which an institution submits itself to qualitative review by an organization of peer institutions. Accrediting agencies primarily examine the academic quality of the instructional programs of an institution, and a grant of accreditation is generally viewed as certification that an institution's programs meet generally accepted academic standards. Accrediting agencies also review the administrative and financial operations of the institutions they accredit to ensure that each institution has the resources to perform its educational mission.

     Pursuant to provisions of the HEA, the U.S. Department of Education relies on accrediting agencies to determine whether institutions' educational programs qualify them to participate in Title IV Programs. The HEA specifies certain standards that all recognized accrediting agencies must adopt in connection with their review of postsecondary institutions. Accrediting agencies that meet U.S. Department of Education standards are recognized as reliable evaluators of educational quality. All of EDMC's schools, other than The Art Institute of Los Angeles which has not yet applied for initial accreditation, are accredited by one or more accrediting agencies recognized by the U.S. Department of Education. Four of the Company's schools are either accredited, or are candidates for accreditation, by one of the six regional accrediting agencies that accredit virtually all of the public and private non-profit colleges and universities in the United States.

     The accrediting agencies for each of the Company's schools are set forth in the following table (for schools accredited by more than one recognized accrediting agency, the primary accrediting agency is listed first):

               SCHOOL                                    ACCREDITING AGENCY
-------------------------------------   -----------------------------------------------------
The Art Institute of Atlanta            Commission on Colleges of the Southern Association of
                                        Colleges and Schools ("COC of SACS")
The Art Institute of Dallas             Accrediting Commission of Career Schools and Colleges
                                        of Technology ("ACCSCT")
                                        COC of SACS (Candidate)
The Art Institute of Fort Lauderdale    ACCSCT
The Art Institute of Houston            ACCSCT
                                        COC of SACS (Candidate)
The Art Institute of Los Angeles        *
The Art Institute of Minnesota          Accrediting Council for Independent Colleges and
                                        Schools ("ACICS")
The Art Institute of Philadelphia       ACCSCT
The Art Institute of Phoenix            ACCSCT
The Art Institute of Pittsburgh         ACCSCT
The Art Institute of Seattle            ACCSCT
                                        Commission on Colleges of the Northwest Association
                                        of Schools and Colleges (Candidate)
The Colorado Institute of Art           ACCSCT
The Illinois Institute of Art at        ACCSCT
  Chicago
The Illinois Institute of Art at        ACCSCT
  Schaumburg
National Center for Paralegal           ACICS
  Training
New York Restaurant School              ACCSCT
                                        New York State Board of Regents

---------

* The Company could not submit an application for The Art Institute of Los Angeles to be accredited until students began classes there. The Company intends to file such an application with ACCSCT in November or December 1997.

     The HEA requires each recognized accrediting agency to submit to a periodic review of its procedures and practices by the U.S. Department of Education as a condition of its continued recognition. Each of the accrediting agencies listed above has been reviewed within the past 26 months and has had its recognition extended.

     An accrediting agency may place an institution on "reporting" status in order to monitor one or more specified areas of a school's performance. An institution placed on reporting status is required to report periodically to its accrediting agency on that school's performance in the specified areas. While on reporting status, an institution may not open and commence teaching at new locations without first receiving a waiver from its accrediting agency. The Art Institute of Houston, which accounted for approximately 7% of the Company's net revenues in fiscal 1997, was placed on reporting status by ACCSCT in February 1993, based on ACCSCT's concern about that school's reported student completion rates for certain programs. The Art Institute of Dallas, which was placed on reporting status by ACCSCT for similar reasons in January 1993, was informed by ACCSCT in December 1996 that it was no longer on reporting status. The Art Institute of Philadelphia, which accounted for approximately 12% of the Company's net revenues in fiscal 1997, was placed on reporting status in August 1995 by ACCSCT based on that accrediting agency's concern about that school's overall student completion rate. ACCSCT's standards define a program's completion rate as the percentage of the students who started that program during a twelve-month period and who have either graduated from that program within a period of time equal to 150% of that program's length or withdrawn from that program during the same period in order to accept full-time employment in the occupation or job category for which the program was offered. Because that calculation can only be performed after a student's scheduled completion date, it does not provide a timely basis for a school to affect student outcomes. For that reason, the Company uses the net quarterly persistence rate as a method to track the retention rate of students. Such rate is equal to the number of students in a program at the beginning of an academic quarter, including any formerly withdrawn students who restarted the program during the prior academic quarter, divided by the number of students enrolled in that program at the beginning of that prior academic quarter.

     Both of the schools currently on reporting status have filed completion and placement reports as required by ACCSCT, using the ACCSCT's definition of student completion rate. Although ACCSCT has acknowledged that there has been some improvement with respect to the completion rates of some programs at the two schools, and although for The Art Institute of Houston the total number of students enrolled in the programs being monitored is only a small portion of that school's total enrollment, ACCSCT has continued the two institutions on reporting status based on its concern about some of the reported completion rates. EDMC's expansion plans do not depend on either of those schools opening additional locations.

STUDENT FINANCIAL ASSISTANCE

     As is the case at most postsecondary institutions, many students enrolled at one of EDMC's schools must rely, at least in part, on financial assistance to pay the cost of their education. The largest source of such support is the federal programs of student financial assistance under Title IV of the HEA. Additional sources of funds include other federal grant programs, state grant and loan programs, private loan programs and institutional grants and scholarships.

     To provide students access to financial assistance resources available through Title IV Programs, a school must be (i) authorized to offer its programs of instruction by the relevant agency of the state in which it is located, (ii) accredited by an accrediting agency recognized by the U.S. Department of Education, and (iii) certified as an eligible institution by the U.S. Department of Education. In addition, that school must ensure that Title IV Program funds are properly accounted for and disbursed in the correct amounts to eligible students.

     Under the HEA and its implementing regulations, each of the Company's schools that participates in Title IV Programs must comply with certain standards on an institutional basis. For purposes of these standards, the regulations define an institution as a main campus and its additional locations (formerly called branch campuses), if any. Under this definition, each of the Company's schools is a separate institution, except for The Art Institute of Phoenix, which is an additional location of The Colorado Institute of Art, The Illinois Institute of Art at Schaumburg, which is an additional location of The Illinois Institute of Art at Chicago, and The Art Institute of Los Angeles, which will be an additional location of The Art Institute of Pittsburgh.

     When The Art Institute of Los Angeles receives its accreditation from ACCSCT, The Art Institute of Pittsburgh will file an application with the U.S. Department of Education for The Art Institute of Los Angeles to participate in Title IV Programs as its additional location. All other Art Institutes and NYRS participate in Title IV Programs. NCPT has not applied to participate in Title IV Programs.

  NATURE OF FEDERAL SUPPORT FOR POSTSECONDARY EDUCATION

     While the states support public colleges and universities primarily through direct state subsidies, the federal government provides a substantial part of its support for postsecondary education in the form of grants and loans to students who can use this support at any institution that has been certified as eligible by the U.S. Department of Education. Title IV Programs have provided aid to students for more than 30 years and, since the mid-1960s, the scope and size of such programs have steadily increased. Since 1972, Congress has expanded the scope of the HEA to provide for the needs of the changing national student population by, among other things, providing that students at proprietary schools are eligible for assistance under Title IV Programs, establishing a program for loans to parents of eligible students, opening Title IV Programs to part-time students, increasing maximum loan limits and eliminating the requirement that students demonstrate financial need to obtain federally guaranteed student loans. Most recently, the FDSL program was enacted, enabling students to obtain loans from the federal government rather than from commercial lenders. In recent years, federal funds appropriated for Title IV Programs have increased from $8.6 billion for the federal fiscal year ended September 30, 1994 to $10.5 billion for the federal fiscal year ended September 30, 1996. The volume of federally guaranteed student loans (and, more recently, loans issued under the FDSL program) has increased from $17.9 billion in the federal fiscal year ended September 30, 1993 to $29.1 billion in the federal fiscal year ended September 30, 1996.

     Students at EDMC's schools receive grants and loans to fund their education under several Title IV Programs, of which the two largest are the Federal Pell Grant ("Pell") program and the FFEL program. The Company's schools also participate in the Federal Supplemental Educational Opportunity Grant ("FSEOG") program, the Perkins program and the Federal Work-Study ("FWS") program. Most of the Company's schools also have been selected by the U.S. Department of Education to participate in the FDSL program.

     Pell. Pell grants are the primary component of the Title IV Programs under which the U.S. Department of Education makes grants to students who demonstrate financial need. Every eligible student is entitled to receive a Pell grant; there is no institutional allocation or limit. During fiscal 1997, Pell grants ranged from $400 to $2,470 per year; beginning on July 1, 1997, the limit was increased to $2,700 per year. Amounts received by students enrolled in the Company's schools in fiscal 1997 under the Pell program equaled approximately 6% of the Company's net revenues.

     FSEOG. FSEOG awards are designed to supplement Pell grants for the neediest students. FSEOG grants generally range in amount from $100 to $4,000 per year; however, the availability of FSEOG awards is limited by the amount of those funds allocated to an institution under a formula that takes into account the size of the institution, its costs and the income levels of its students. At most of the Company's schools, FSEOG awards generally do not exceed $1,200 per eligible student per year. The Company is required to make a 25% matching contribution for all FSEOG program funds disbursed. Resources for this institutional contribution may include institutional grants and scholarships and, in certain states, portions of state grants and scholarships. In fiscal 1997, the Company's required 25% institutional match was approximately $695,000. Amounts received by students in the Company's schools under the FSEOG program in fiscal 1997 equaled approximately 1% of the Company's net revenues.

     FFEL. The FFEL program consists of two types of loans, Stafford loans, which are made available to students regardless of financial need, and PLUS loans, which are made available to parents of students classified as dependents. Under the Stafford loan program, a student may borrow up to $2,625 for the first academic year, $3,500 for the second academic year and, in some educational programs, $5,500 for each of the third and fourth academic years. Students with significant financial need qualify for interest subsidies while in school and during grace periods. Students who are classified as independent can increase their borrowing limits and receive additional unsubsidized Stafford loans. Such students can obtain an additional $4,000 for each of the first and second academic years and, depending upon the educational program, an additional $5,000 for each of the third and fourth academic years. The obligation to begin repaying Stafford loans does not commence until six months after a student ceases enrollment as at least a half-time student. Amounts received by students in the Company's schools under the Stafford program in fiscal 1997 equaled approximately 41% of the Company's net revenues. PLUS loans may be obtained by the parents of a dependent student in an amount not to exceed the difference between the total cost of that student's education (including allowable expenses) and other aid to which that student is entitled. Amounts received by parents of students in the Company's schools under the PLUS loan program in fiscal 1997 equaled approximately 14% of the Company's net revenues.

     Perkins. Eligible undergraduate students may borrow up to $3,000 under the Perkins program during each academic year, with an aggregate maximum of $15,000, at a 5% interest rate and with repayment delayed until nine months after a student ceases enrollment as at least a half-time student. Perkins loans are made available to those students who demonstrate the greatest financial need. Perkins loans are made from a revolving account, 75% of which is capitalized by the U.S. Department of Education. Subsequent federal capital contributions in the same proportion may be received if an institution meets certain requirements. Each school collects payments on Perkins loans from its former students and reloans those funds to currently enrolled students. Collection and disbursement of Perkins loans is the responsibility of each participating institution. During fiscal 1997, the Company collected approximately $1,990,000 from its former students. In fiscal 1997, the Company's required matching contribution was approximately $159,000. The Perkins loans disbursed to students in the Company's schools in fiscal 1997 equaled approximately 2% of the Company's net revenues.

     Federal Work-Study. Under the FWS program, federal funds are made available to pay up to 75% of the cost of part-time employment of eligible students, based on their financial need, to perform work for the institution or for off-campus public or non-profit organizations. At least 5% of an institution's FWS allocation must be used to fund student employment in community service positions. In fiscal 1997, FWS funds accounted for less than 1% of the Company's net revenues.

     FDSL. Under the FDSL program, students may obtain loans directly from the U.S. Department of Education rather than commercial lenders. The conditions on FDSL loans are generally the same as on loans made under the FFEL program. Ten of the Company's 13 schools currently eligible to participate in Title IV Programs have been selected by the U.S. Department of Education to participate in the FDSL program, but all have deferred participation since their respective students' loan needs continue to be satisfied under the FFEL program.

  OTHER FINANCIAL ASSISTANCE SOURCES

     Students at several of the Company's schools participate in state grant programs. In fiscal 1997, approximately 3% of the Company's net revenues was derived from state grant programs. In addition, certain students at some of the Company's schools receive financial aid provided by the United States Department of Veterans Affairs, the United States Department of the Interior (Bureau of Indian Affairs) and the Rehabilitative Services Administration of the U.S. Department of Education (vocational rehabilitation funding). In fiscal 1997, financial assistance from such federal programs equaled less than 2% of the Company's net revenues. The Art Institutes also provide institutional scholarships to qualified students. In fiscal 1997, institutional scholarships had a value equal to approximately 2% of the Company's net revenues. In September 1995, the Company negotiated access to a supplemental loan program with a commercial bank that allows students to repay loans over ten years after graduation and allows students with lower than average credit ratings to obtain loans. To the Company's knowledge, The Art Institutes are the only institutions primarily offering associate's degree programs that are eligible to participate in that loan program. The primary objective of such loan program is to lower the monthly payments required of students. Such loans are without recourse to the Company or its schools.

  AVAILABILITY OF LENDERS

     During fiscal 1997, five lending institutions (Bank One, Indianapolis, National Association; First Union Bank; National City Bank, Indiana; Central Bank; and Mellon PSFS (NJ) National Association) provided over 80% of all federally guaranteed loans to students attending the Company's schools. While the Company believes that other lenders would be willing to make federally guaranteed student loans to its students if loans were no longer available from its current lenders, there can be no assurances in this regard. In addition, the HEA requires the establishment of lenders of last resort in every state to make loans to students at any school that cannot otherwise identify lenders willing to make federally guaranteed loans to its students.

     One student loan guaranty agency (United Student Aid Funds) currently guarantees over 90% of all federally guaranteed student loans made to students enrolled at the Company's schools. The Company believes that other guaranty agencies would be willing to guarantee loans to the Company's students if that agency ceased guaranteeing those loans or reduced the volume of those loans it guaranteed.

  FEDERAL OVERSIGHT OF TITLE IV PROGRAMS

     The substantial amount of federal funds disbursed through Title IV Programs, coupled with the large numbers of students and institutions participating in them, have led to instances of fraud, waste and abuse. As a result, the U.S. Congress has required the U.S. Department of Education to increase its level of regulatory oversight of schools to ensure that public funds are properly used. Each institution must annually submit to the U.S. Department of Education an audit by an independent accounting firm of that school's compliance with Title IV Program requirements, as well as audited financial statements. The U.S. Department of Education also conducts compliance reviews, which include on-site evaluations, of several hundred institutions each year, and directs student loan guaranty agencies to conduct additional reviews relating to student loan programs. In addition, the Office of the Inspector General of the U.S. Department of Education conducts audits and investigations in certain circumstances. Under the HEA, accrediting agencies and state licensing agencies also have responsibilities for overseeing institutions' compliance with certain Title IV Program requirements. As a result, each participating institution is subject to frequent and detailed oversight and must comply with a complex framework of laws and regulations or risk being required to repay funds or becoming ineligible to participate in Title IV Programs.

     Largely as a result of this increased oversight, more than 800 institutions have either ceased to be eligible for, or have voluntarily relinquished their, participation in some or all Title IV Programs since October 1, 1992. This has reduced competition among institutions with respect to certain markets and education programs. Due to the specialized nature of their education programs, the reduction in the number of participating institutions has had no substantial effect on The Art Institutes.

     Cohort Default Rates. A significant component of the Congressional initiative aimed at reducing fraud, waste and abuse was the imposition of limitations on participation in Title IV Programs by institutions whose former students defaulted on the repayment of federally guaranteed student loans at an "excessive" rate. Since the U.S. Department of Education began to impose sanctions on institutions with cohort default rates above certain levels, more than 600 institutions have lost their eligibility to participate in some or all Title IV Programs for this reason. However, many institutions, including The Art Institutes that participate in Title IV Programs, have responded by implementing aggressive student loan default management programs aimed at reducing the likelihood of students failing to repay their loans in a timely manner.

     A school's cohort default rate under the FFEL program is calculated on an annual basis as the rate at which student borrowers scheduled to begin repayment on their loans in one federal fiscal year default on those loans by the end of the next federal fiscal year. Any institution whose FFEL cohort default rate equals or exceeds 25% for three consecutive years will no longer be eligible to participate in that program or the FDSL program for the remainder of the federal fiscal year in which the U.S. Department of Education determines that such institution has lost its eligibility and for the two subsequent federal fiscal years. In addition, an institution whose FFEL cohort default rate for any federal fiscal year exceeds 40% may have its eligibility to participate in all Title IV Programs limited, suspended or terminated. Since the calculation of FFEL cohort default rates involves the collection of data from many non-governmental agencies (i.e., lenders and private guarantors), as well as the U.S. Department of Education, the HEA provides a formal process for the review and appeal of the accuracy of FFEL cohort default rates before the U.S. Department of Education takes any action against an institution based on its FFEL cohort default rates.

     None of the Company's schools has had a FFEL cohort default rate of 25% or greater for three consecutive federal fiscal years. The Art Institute of Houston, which accounted for approximately 7% of the Company's net revenues in fiscal 1997, had published FFEL cohort default rates of 25.4% and 30.2% for federal fiscal years 1993 and 1994 (the latest years for which rates have been published), respectively, but has received a preliminary FFEL cohort default rate of 20.3% for federal fiscal year 1995 from the U.S. Department of Education. The remainder of the Company's schools had published 1993 and 1994 FFEL cohort default rates and preliminary 1995 rates below 25%. (Preliminary cohort default rates are subject to revision by the U.S. Department of Education based on information that schools and guaranty agencies identify and submit to the U.S. Department of Education for review in order to correct any errors in the data previously provided to the U.S. Department of Education. Any such adjustment will be made by the U.S. Department of Education at the time that final rates are officially published for the applicable year.) For federal fiscal year 1994, the combined FFEL cohort default rate for all borrowers at the Company's schools was 18.2% and its individual schools' rates ranged from 9.2% to 30.2%. The average FFEL cohort default rate for all proprietary institutions for federal fiscal year 1994 was 21.1%. For federal fiscal year 1995, the combined preliminary FFEL cohort default rate for all borrowers at the Company's schools was 17.7% and its individual schools' rates ranged from 6.8% to 23.4%. The Company understands that the U.S. Department of Education anticipates issuing official 1995 FFEL cohort default rates in November 1997.

     If an institution's FFEL cohort default rate equals or exceeds 25% in any of the three most recent federal fiscal years, or if its cohort default rate for loans under the Perkins program exceeds 15% for the most recent federal award year (i.e., July 1 through June 30), that institution may be placed on provisional certification status for up to four years. Provisional certification does not limit an institution's access to Title IV Program funds, but does subject that institution to closer review by the U.S. Department of Education and possible summary adverse action if that institution commits violations of Title IV Program requirements. To EDMC's knowledge, the U.S. Department of Education reviews an institution's compliance with the cohort default rate thresholds described in this paragraph only when that school is otherwise subject to a U.S. Department of Education certification review. Five of the Company's schools have Perkins cohort default rates in excess of 15% for students who were scheduled to begin repayment in the 1995/1996 federal award year, the most recent year for which such rates have been calculated. Those schools and their Perkins cohort default rates for that year are: The Art Institute of Atlanta (21.3%); The Art Institute of Fort Lauderdale (21.8%); The Art Institute of Houston (49.1%); The Art Institute of Philadelphia (20.4%) and The Art Institute of Seattle (23.3%). Those schools accounted for approximately 9%, 13%, 7%, 12% and 14%, respectively, of the Company's net revenues in fiscal 1997. For each such school, funds from the Perkins program equaled less than 2% of the school's net revenues in fiscal 1997, other than The Art Institute of Houston where such funds equaled approximately 3% of net revenues in fiscal 1997. Thus, those schools could be placed on provisional certification status based on their Perkins cohort default rates, which would subject them to closer review by the U.S. Department of Education. To date, none of those schools has been placed on such status for this reason. If one of those schools were placed on provisional certification status for this reason and that school reduced its Perkins cohort default rate below 15% in a subsequent year, that school could ask the U.S. Department of Education to remove the provisional status. One of those schools, The Art Institute of Houston, has been placed on provisional certification status because of its FFEL cohort default rates.

     Each of the Company's schools has adopted a student loan default management plan. Those plans provide for extensive loan counseling, methods to increase student persistence and completion rates and graduate employment rates, strategies to increase graduates' salaries and, for most schools, the use of external agencies to assist the school with loan counseling and loan servicing if a student ceases attending that school. Those activities are in addition to the loan servicing and collection activities of FFEL lenders and guaranty agencies.

     Increased Regulatory Scrutiny. The 1992 reauthorization of the HEA expanded the role of accrediting agencies in the oversight of institutions participating in Title IV Programs. As a result, the accrediting agencies of which the Company's schools are members have increased the depth and intensity of reviews and have expanded examinations in such areas as financial responsibility and timeliness of student refunds. The HEA also requires each accrediting agency recognized by the U.S. Department of Education to undergo comprehensive periodic review by the U.S. Department of Education to ascertain whether such accrediting agency is adhering to required standards. Each accrediting agency that accredits any of the Company's schools has been reviewed by the U.S. Department of Education within the past 26 months and reapproved for continued recognition by the U.S. Department of Education.

     The 1992 reauthorization of the HEA also tightened the standards to be applied by the U.S. Department of Education in evaluating the financial responsibility and administrative capability of institutions participating in Title IV Programs, and mandated that the U.S. Department of Education periodically review the eligibility and certification to participate in Title IV Programs of every such eligible institution. By law, all institutions are required to undergo such a recertification review by the U.S. Department of Education by 1997 and every four years thereafter. Under these standards, each of the Company's schools that participate in Title IV Programs would be evaluated by the U.S. Department of Education more frequently than in the past. Two of those currently have recertification applications pending with the U.S. Department of Education. All of the rest of the Company's schools that participate in Title IV Programs have been reviewed and recertified by the U.S. Department of Education during 1996 or 1997. A denial of recertification would preclude a school from continuing to participate in Title IV Programs.

     Financial Responsibility Standards. All institutions participating in Title IV Programs must satisfy a series of specific standards of financial responsibility. Institutions are evaluated for compliance with those requirements as part of the U.S. Department of Education's quadrennial recertification process and also annually as each institution submits its audited financial statements to the U.S. Department of Education. One standard requires each institution to demonstrate an acid test ratio (defined as the ratio of cash, cash equivalents and current accounts receivable to current liabilities) of at least 1:1 at the end of each fiscal year. Another standard requires that each institution have a positive tangible net worth at the end of each fiscal year. A third standard prohibits any institution from having a cumulative net operating loss during its two most recent fiscal years that results in a decline of more than 10% of that institution's tangible net worth as measured at the beginning of that two-year period. An institution that is determined by the U.S. Department of Education not to meet the standards of financial responsibility on the basis of failing to meet one or more of the specified numeric indicators is nonetheless entitled to participate in Title IV Programs if it can demonstrate to the U.S. Department of Education that it is financially responsible on an alternative basis. An institution may do so by demonstrating, with the support of a statement from a certified public accountant, proof of prior compliance with the numeric standards and other information specified in the regulations, that its continued operation is not jeopardized by its financial condition. Alternatively, an institution may post surety either in an amount equal to one-half of the total Title IV Program funds received by students enrolled at such institution during the prior year or in an amount equal to 10% of such prior year's funds and agree to receive Title IV Program funds under an arrangement other than the U.S. Department of Education's standard advance funding arrangement. The U.S. Department of Education has interpreted this surety condition to require the posting of an irrevocable letter of credit in favor of the U.S. Department of Education.

     Historically, the U.S. Department of Education has evaluated the financial condition of the Company's schools on an institution-by-institution basis, although recently the U.S. Department of Education has requested, and the Company has provided, financial information concerning The Art Institutes on a consolidated basis at the level of their parent company, AII. When they were acquired, The Illinois Institute of Art at Chicago (combined with its additional location, The Illinois Institute of Art at Schaumburg), NYRS and The Art Institute of Minnesota satisfied the financial responsibility standards by filing the consolidated financial statements of AII. For the year ended June 30, 1996, The Illinois Institute of Art at Chicago (combined with its additional location, The Illinois Institute of Art at Schaumburg) satisfied the financial responsibility standards on both an individual institution basis as well as on a consolidated basis at the level of AII. The Colorado Institute of Art (combined with its additional location, The Art Institute of Phoenix) has satisfied the financial responsibility standards for the relevant periods on an individual institution basis. Each of the other Art Institutes (other than The Art Institute of Los Angeles, which has not yet applied for participation in Title IV programs) has satisfied the financial responsibility standards for the relevant periods on an individual basis.

     In 1996, the U.S. Department of Education issued proposed regulations that, if adopted as issued, would significantly revise the present financial responsibility requirements, primarily by replacing the three separate numeric standards described above with a composite score based on three new calculations. The U.S. Department of Education has extended the period for comment on the proposed regulations on three occasions, due to concerns expressed by institutions about the proposed standards. The U.S. Department of Education has not yet issued the regulations in final form, but has stated its intention to do so by December 1997 and to make the new regulations effective as of July 1, 1998.

     Restrictions on Operating Additional Schools. The HEA generally requires that certain institutions, including proprietary schools, be in full operation for two years before applying to participate in Title IV Programs. However, under the HEA and applicable regulations, an institution that is certified to participate in Title IV Programs may establish an additional location and apply to participate in Title IV Programs at that location without reference to the two-year requirement, if such additional location satisfies all other applicable requirements. In addition, a school which undergoes a change of ownership resulting in a change in control (as defined under the HEA) must be reviewed and recertified for participation in Title IV Programs under its new ownership. Pending recertification, the U.S. Department of Education suspends Title IV Program funding to that school's students. If a school is recertified, it will be on a provisional basis. During the time a school is provisionally certified, it may be subject to summary adverse action for violations of Title IV Program requirements, but provisional certification does not otherwise limit an institution's access to Title IV Program funds. The Company's expansion plans are based, in part, on its ability to add additional locations and acquire schools that can be recertified.

     The Art Institute of Minnesota, The Illinois Institute of Art at Chicago, The Illinois Institute of Art at Schaumburg and NYRS are provisionally certified by the U.S. Department of Education due to their recent acquisition by the Company. When it receives its accreditation from ACCSCT, a fifth school, The Art Institute of

Los Angeles, will file an application with the U.S. Department of Education to participate in Title IV Programs. As it is an additional location of The Art Institute of Pittsburgh, the Company believes that it will be approved and will not be provisionally certified. None of the Company's other schools that are participating in Title IV Programs are on provisional certification status, except The Art Institute of Houston which in the course of the normal recertification process was provisionally recertified in 1997 because of its FFEL cohort default rates.

     Certain of the state authorizing agencies and accrediting agencies with jurisdiction over the Company's schools also have requirements that may, in certain instances, limit the ability of the Company to open a new school, acquire an existing school or establish an additional location of an existing school. The Company does not believe that those standards will have a material adverse effect on the Company or its expansion plans.

     The "85/15 Rule." Under a provision of the HEA commonly referred to as the "85/15 Rule," a proprietary institution, such as each of EDMC's schools, would cease being eligible to participate in Title IV Programs if, on a cash accounting basis, more than 85% of its revenues for the prior fiscal year was derived from Title IV Programs. Any school that violates the 85/15 Rule immediately becomes ineligible to participate in Title IV Programs and is unable to apply to regain its eligibility until the following fiscal year. The Company has calculated that, since this requirement took effect in fiscal 1995, none of the Company's schools has derived more than 79% of its revenues from Title IV Programs for any fiscal year, and that for fiscal 1997 the range for the Company's schools was from approximately 50% to approximately 70%. For fiscal 1996, the Company's independent public accountants examined management's assertion that the Company's schools complied with these requirements and opined that such assertion was fairly stated in all material respects. The Company's independent public accountants have not yet issued their reports with respect to these assertions for fiscal 1997. They have, however, informed the Company that their work is substantially complete and that they expect to again opine that management's assertion was fairly stated in all material respects. The Company regularly monitors compliance with this requirement in order to minimize the risk that any of its schools would derive more than 85% of its revenues from Title IV Programs for any fiscal year. If a school appears likely to approach the 85% threshold, the Company would evaluate the appropriateness of making changes in student funding and financing to ensure compliance.

     Restrictions on Payment of Bonuses, Commissions or Other Incentives. The HEA prohibits an institution from providing any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruitment, admission or financial aid awarding activity. EDMC believes that its current compensation plans are in compliance with HEA standards, although the regulations of the U.S. Department of Education do not establish clear criteria for compliance.

     Legislative Action. The HEA was most recently reauthorized by the U.S. Congress in 1992, at which time funding for Title IV Programs was authorized through September 30, 1997, with an automatic one-year extension if the HEA was not reauthorized by that date. The U.S. Congress has commenced the reauthorization process, which is expected to be completed during 1998. Numerous changes to the HEA have been proposed by the U.S. Department of Education and other parties. At this time it is not possible to predict whether current funding levels will be maintained for any or all Title IV Programs or how current requirements for institutional participation and student eligibility may be changed.

     In addition, in July 1997, the U.S. Congress passed the Taxpayer Relief Act of 1997, which the President signed into law in August 1997. The new law contains a number of provisions relating to students attending postsecondary education institutions, including various tax credits, tax deductions and provisions liberalizing the use of individual retirement accounts to meet educational expenses. The provisions of this new law will be phased in beginning in 1998 and are intended by the U.S. Congress to assist students and their families in paying for their postsecondary education programs.

STATE AUTHORIZATION

     Each of EDMC's schools is authorized to offer education programs and grant degrees or diplomas by the state in which such school is located. The level of regulatory oversight varies substantially from state to state. In some states, the schools are subject to licensure by the state education agency and also by a separate higher education agency. State laws establish standards for instruction, qualifications of faculty, location and nature of facilities, financial policies and responsibility and other operational matters. State laws and regulations may limit the ability of the Company to obtain authorization to operate in certain states or to award degrees or diplomas or offer new degree programs. Certain states prescribe standards of financial responsibility that are different from those prescribed by the U.S. Department of Education. The Company believes that each of the Company's schools is in substantial compliance with state authorizing and licensure laws.

LEGAL PROCEEDINGS

     EDMC is subject to litigation in the ordinary course of its business. While there can be no assurance as to the ultimate outcome of any litigation involving the Company, the Company does not believe that any pending legal proceeding is likely to result in a judgment or settlement that would have a material adverse effect on the Company's financial condition, results of operations or liquidity.

                            MANAGEMENT AND DIRECTORS

DIRECTORS AND EXECUTIVE OFFICERS

     Under the Articles, the Board of Directors is divided into three classes, with the classes to be as nearly equal in the number of directors as possible. At each annual meeting of shareholders, directors are elected for three-year terms to succeed the directors of that class whose terms are expiring. Messrs. Atwell, Campbell and Greenstone are Class I directors whose terms of office expire in 1997; Mr. Burke and Ms. Drucker are Class II directors whose terms expire in 1998; and Messrs. Knutson and Pasman are Class III directors whose terms expire in 1999.

     Set forth below is certain information as of October 7, 1997 concerning the Company's directors and executive officers.

             NAME                 AGE                           POSITION
------------------------------    ---     -----------------------------------------------------
Robert B. Knutson.............    63      Chairman and Chief Executive Officer
Miryam L. Drucker.............    52      Vice Chairman and Director
Patrick T. DeCoursey..........    52      Executive Vice President
Robert T. McDowell............    43      Senior Vice President, Chief Financial Officer and
                                          Treasurer
Carol J. Viola................    59      Vice President, Education
Robert H. Atwell..............    66      Director
James J. Burke, Jr............    45      Director
William M. Campbell, III......    37      Director
Albert Greenstone.............    70      Director
James S. Pasman, Jr...........    66      Director

     Robert B. Knutson has been the Chairman and Chief Executive Officer of the Company since 1986 and a director of the Company since 1969. He is a graduate of the University of Michigan (B.A., Economics 1956) and was a fighter pilot with the U.S. Air Force from 1957 to 1962. Mr. Knutson joined the Company as a director in 1969, became its President in 1971 and the Chairman, President and Chief Executive Officer in 1986. Mr. Knutson is the husband of Miryam L. Drucker.

     Miryam L. Drucker is the Vice Chairman of the Company and has been a director of the Company since 1990. She is a graduate of the Universidad del Zulia, Venezuela (B.A., Journalism 1965). Ms. Drucker joined the Company in 1984. From 1985 to 1987, she was the president of The Art Institute of Dallas and, from 1987 to 1988, she was the president of The Art Institute of Fort Lauderdale. From 1988 to 1989, she was the head of The Art Institutes and, from 1989 to 1996, she was the Company's President and Chief Operating Officer. Ms. Drucker is the wife of Robert B. Knutson.

     Patrick T. DeCoursey is the Executive Vice President of the Company responsible for the operation of the Company's schools. He is a graduate of Maryknoll College (B.A., Philosophy, Spanish 1967). Mr. DeCoursey joined the Company as president of The Art Institute of Dallas in 1991. In 1993 he became an Executive Vice President of the Company.

     Robert T. McDowell is the Senior Vice President, Chief Financial Officer and Treasurer of the Company. He is a graduate of the University of Pittsburgh (M.B.A., 1978; B.A., Economics 1977). Mr. McDowell joined the Company in 1988. From 1990 to 1993, Mr. McDowell was the Treasurer of the Company.

     Carol J. Viola is the Vice President, Education of the Company. She is a graduate of Northern Illinois University (Ed. D., Curriculum and Instruction 1982; C.A.S., Community College Curriculum and Instruction 1975; M.A., Speech 1965; B.A., Speech and English 1960). From 1987 to 1994, Ms. Viola was Provost, Open Campus, College of DuPage in Illinois. She joined the Company in 1994.

     Robert H. Atwell has been a director of the Company since 1996. He is a graduate of the College of Wooster (B.A., Political Science 1953) and of the University of Wisconsin (M.A., Public Administration 1957). From

1965 to 1970, Mr. Atwell was the vice chancellor for administration, University of Wisconsin at Madison, and, from 1970 to 1984, he was the president of Pitzer College. From 1984 until November 1996, Mr. Atwell was the president of the American Council on Education. On November 1, 1996, he joined A.T. Kearney, Inc., a global consulting firm.

     James J. Burke, Jr. has been a director of the Company since 1986. He is a graduate of Brown University (B.A., Psychology 1973) and Harvard University Graduate School of Business Administration (M.B.A., 1979). From 1987 to 1994, he was the president and chief executive officer of Merrill Lynch Capital Partners, Inc. and a managing director of Merrill Lynch, Pierce, Fenner & Smith Incorporated. He has been a partner of Stonington Partners, Inc., a private investment firm, since July 1994. Mr. Burke serves on the boards of directors of Ann Taylor Stores Corporation, Borg-Warner Security Corporation, Pathmark Stores, Inc., Supermarkets General Holdings Corporation and United Artists Theatre Circuit, Inc.

     William M. Campbell, III has been a director of the Company since 1996. He is a graduate of Harvard College (B.A., Economics 1982) and Harvard University Graduate School of Business Administration (M.B.A., 1987). From 1991 to 1995, Mr. Campbell was the senior vice president, drama development, for Warner Brothers Television. Since 1995, he has been the executive vice president of CBS Entertainment.

     Albert Greenstone is the president emeritus of NCPD and has been a director of the Company since 1973. He attended the University of Virginia (1946 to 1948) and graduated from the University of Georgia Law School (J.D., 1950). Mr. Greenstone joined the Company in 1972 as president and chief executive officer of NCPT and became the president emeritus of NCPD in 1994.

     James S. Pasman, Jr. was elected to the Board of Directors in July 1997. He is a graduate of Upsala College (B.B.A., 1956) and the Stern School of Business at New York University (M.B.A., 1962). From 1987 to 1989, Mr. Pasman was the chairman and chief executive officer of Kaiser Aluminum and Chemical Corp. and, prior to that, vice chairman of the Aluminum Company of America. From 1989 to 1991, he was the president and chief operating officer of National Intergroup, Inc. and chairman of the board of Permian Oil Corp. Since then, Mr. Pasman has been retired. Mr. Pasman serves on the boards of directors of BEA Income Fund, Inc., BEA Global Income Fund, Inc., BT Insurance Funds Trust and Tyco International, Ltd.

DIRECTORS' COMPENSATION

     The Company provides each non-employee director with the following compensation: (i) a $12,000 annual retainer and reimbursement for out-of-pocket expenses, (ii) a $1,000 fee for each meeting of the Board of Directors attended,
(iii) a $500 fee for each committee meeting attended that is not held on the same day as a meeting of the Board of Directors, (iv) pursuant to the Company's 1996 Stock Incentive Plan, a non-discretionary grant of an option to purchase 7,500 shares of Common Stock, such grant to be made on the date that a non-employee director is first elected to the Board of Directors, which option vests 50% on the first anniversary and 50% on the second anniversary of such grant, and (v) pursuant to the Company's 1996 Stock Incentive Plan, an annual non-discretionary grant of an option to purchase 2,500 shares of Common Stock, such grant to be made on the date of each annual meeting of the Company's shareholders while such director remains a director, which option will vest 50% on the first anniversary and 50% on the second anniversary of that meeting. The exercise price for each such non-employee director stock option will be the fair market value on the date of grant of the shares subject to the option. All such options will have a ten-year term. Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors.

THE BOARD OF DIRECTORS

     The Board of Directors currently has seven members and three committees:
(i) an Audit Committee comprised of Mr. Pasman (Chair), Mr. Burke and Mr. Greenstone, (ii) a Compensation Committee comprised of Mr. Burke (Chair), Mr. Campbell, Mr. Greenstone and Mr. Pasman, and (iii) a Nominating Committee comprised of Mr. Knutson (Chair), Mr. Atwell and Ms. Drucker.

COMPENSATION OF EXECUTIVE OFFICERS

     The following tables set forth certain information concerning the compensation of, option grants to, and aggregate options held by, the Company's Chairman and Chief Executive Officer, the Company's three other most highly compensated executive officers during fiscal 1997 and one other individual who is a former executive officer.

       SUMMARY COMPENSATION TABLE FOR THE FISCAL YEAR ENDED JUNE 30, 1997

                                                                                    LONG-TERM
                                                 ANNUAL COMPENSATION               COMPENSATION
                                       ----------------------------------------     SECURITIES
                                                                 OTHER ANNUAL       UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR    SALARY($)    BONUS($)    COMPENSATION($)     OPTIONS(#)     COMPENSATION($)(2)
----------------------------   ----    ---------    --------    ---------------    ------------    ------------------
Robert B. Knutson...........   1997    $ 325,000    $300,000           --             60,000            $  6,143
Chairman and                   1996      310,340     225,000           --                 --              44,312
  Chief Executive Officer
Miryam L. Drucker...........   1997      250,000     200,000           --             50,000               5,482
Vice Chairman                  1996      239,664     160,000           --                 --              64,362
Patrick T. DeCoursey........   1997      200,000     185,000           --             50,000               6,855
Executive Vice President       1996      191,672     110,000           --                 --              37,632
Robert T. McDowell..........   1997      166,664     120,000           --             40,000               5,211
Senior Vice President,         1996      150,000      65,000           --                 --              36,604
  Chief Financial Officer
  and Treasurer
William M. Webster, IV(1)...   1997      158,333      50,000           --             50,000               4,440
Executive Vice President       1996       21,141          --           --             75,000                  --

---------

(1) Mr. Webster resigned effective May 1, 1997. The salary and bonus shown represents the compensation earned from July 1, 1996 through May 1, 1997. Effective upon his resignation, the options granted him in fiscal 1997 were forfeited.

(2) Such amounts represent the Company's contributions to the ESOP (in 1996 only), its profit-sharing retirement plan (in both years) and its deferred compensation plan (in 1996 only) and the dollar value of life insurance premiums paid by the Company with respect to term life insurance for the benefit of certain executive officers of the Company (in both years).

              OPTION GRANTS IN THE FISCAL YEAR ENDED JUNE 30, 1997

                                     INDIVIDUAL GRANTS                                         POTENTIAL REALIZABLE
                                 --------------------------                                      VALUE AT ASSUMED
                                 NUMBER OF      % OF TOTAL                                       ANNUAL RATES OF
                                 SECURITIES      OPTIONS                                     STOCK PRICE APPRECIATION
                                 UNDERLYING     GRANTED TO     EXERCISE OR                       FOR OPTION TERM
                                  OPTIONS      EMPLOYEES IN    BASE PRICE     EXPIRATION    --------------------------
             NAME                GRANTED(#)    FISCAL YEAR      ($/SHARE)        DATE         5%($)          10%($)
------------------------------   ----------    ------------    -----------    ----------    ----------    ------------
Robert B. Knutson.............     33,336         5.30%          $ 15.00       10/29/06      $314,358      $  797,064
                                   26,664          4.20            16.50       10/29/01       121,552         268,598
Miryam L. Drucker.............     50,000          7.90            15.00       10/29/06       471,500       1,195,500
Patrick T. DeCoursey..........     50,000          7.90            15.00       10/29/06       471,500       1,195,500
Robert T. McDowell............     40,000          6.30            15.00       10/29/06       377,200         956,400
William M. Webster, IV(1).....     50,000          7.90            15.00       10/29/06       471,500       1,195,500

---------

(1) Mr. Webster resigned effective May 1, 1997. Effective upon his resignation, the options granted him in fiscal 1997 were forfeited.

              AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 1997
                      AND JUNE 30, 1997 OPTION/SAR VALUES


                                                      NUMBER                            NUMBER OF
                                                   OF SECURITIES     VALUE OF          SECURITIES        VALUE OF
                                                    UNDERLYING      UNEXERCISED,       UNDERLYING      UNEXERCISED,
                                                   UNEXERCISED &    EXERCISABLE      UNEXERCISED AND   UNEXERCISABLE
                        SHARES                      EXERCISABLE     IN-THE-MONEY      UNEXERCISABLE    IN-THE-MONEY
                       ACQUIRED                      OPTIONS         OPTIONS AT        OPTIONS AT       OPTIONS AT
                          ON            VALUE       AT JUNE 30,       JUNE 30,           JUNE 30,         JUNE 30,
NAME                  EXERCISE(#)    REALIZED($)     1997(#)(1)      1997($)(2)         1997(#)(1)       1997($)(2)
-----                 -----------    -----------   -------------    ------------     ---------------   -------------
Robert B. Knutson......     --              --               --                --            60,000        $ 620,003
Miryam L. Drucker......     --              --          145,762       $ 3,333,106            50,000          550,000
Patrick T. DeCoursey...     --              --           75,000         1,522,500            50,000          550,000
Robert T. McDowell.....     --              --           34,631           790,523            40,000          440,000
William M.
 Webster, IV........... 18,750       $ 229,687               --                --            14,063          210,945

---------

(1) In August 1996, the Board provided for the vesting of the approximately 11% of the then-outstanding options that had not previously vested in accordance with their terms (other than Mr. Webster's).

(2) Based on the closing price of the Common Stock on June 30, 1997 of $26.00 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPANTS

     The Company's Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for key executives of the Company. The Compensation Committee during fiscal 1997 consisted of Mr. Burke, Mr. Campbell, Mr. Knutson and Harvey Sanford, who died in April 1997. Mr. Knutson serves as the Chairman and Chief Executive Officer of the Company.

EMPLOYMENT AGREEMENT

     The Company and Mr. Knutson have entered into an amended and restated employment agreement, dated as of August 15, 1996, with an initial term ending June 30, 2000 (the "Employment Agreement"). The Employment Agreement is subject to successive, automatic one-year extensions unless either party gives written notice of non-extension to the other party at least 270 days prior to the then-current expiration date. Under the terms of the Employment Agreement, Mr. Knutson will serve as Chairman and Chief Executive Officer of the Company and is to receive a base salary at an annual rate of $325,000, subject to adjustment, and incentive compensation and other employee benefits under the various benefit plans and programs maintained by the Company.

     The Employment Agreement will terminate prior to the scheduled expiration date in the event of the death or disability of Mr. Knutson. In addition, the Company may terminate the Employment Agreement with or without cause (as defined therein) and Mr. Knutson may resign upon 30 days' advance written notice to the Company. If Mr. Knutson is discharged from his employment by the Company without cause or if he resigns with good reason (as defined therein), he will continue to receive payment of his base salary, average incentive compensation and other benefits for the remainder of the term of the Employment Agreement, or a period of one year following the date of termination, whichever is longer. In addition, all of Mr. Knutson's stock options will become fully vested and exercisable. The Employment Agreement contains non-competition, non-interference and confidentiality covenants on the part of Mr. Knutson.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  COMPENSATION PHILOSOPHY AND PROGRAMS

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for, among other things, reviewing and administering the Company's policies governing compensation, employee benefits and incentive plans for its executive officers. During fiscal 1997, the Committee was comprised of three non-employee directors, Harvey Sanford (who died in April 1997), James J. Burke, Jr., and William M. Campbell, III, and one employee director, Robert B. Knutson. Mr. Knutson did not participate in any discussions concerning his compensation, employee benefits or stock option grants during fiscal 1997. The Committee met two times during fiscal 1997. As of the date of this Prospectus, the members of the Committee are Messrs. Burke (Chair), Campbell, Greenstone and Pasman.

     Prior to the IPO, the Committee discussed and made recommendations to the full Board of Directors with respect to the compensation to be paid and benefits to be provided to executive officers of the Company, although neither the Board of Directors nor the Committee had established specific policy guidelines concerning those matters. In that regard, the compensation arrangements for the Company's senior executives through the end of fiscal 1997 were affected by the Company's history as a private company until the consummation of the IPO in November 1996. In the future, the compensation and benefits of the Company's officers will be determined in accordance with the policies set forth below.

     The key objectives of the Committee's policies on compensation and benefits will be to enhance the Company's ability to attract and retain highly qualified executives, to establish and maintain compensation and benefit programs that are fair and competitive with those of comparable organizations, and to develop and maintain executive compensation programs that link compensation to the short-term and long-term performance of the Company and the interests of its shareholders.

     The primary elements in the Company's compensation program for its executive officers will be an annual base salary, an annual cash bonus and long-term incentive grants, which at the present time are likely to be in the form of stock options.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), restricts the deductibility for federal income tax purposes of the compensation paid to the chief executive officer and each of the four other most highly compensated executive officers of an entity for any fiscal year to the extent that such compensation exceeds $1,000,000 and does not qualify as "performance-based" as defined under the Code. The Committee intends to obtain the fullest compensation deduction possible without sacrificing the flexibility needed to recognize and reward desired performance. The Committee believes that all compensation provided to the Company's executive officers in fiscal 1997 is fully deductible.

  BASE SALARIES

     The annual base salaries for the Company's executive officers for fiscal 1998 were established by the Committee based, in part, upon information available to it concerning the salaries paid to similar officers at comparable, publicly-traded, postsecondary education companies, which were all of the companies included in the peer group index for purposes of the performance graph set forth below other than Strayer Education, Inc. The Committee expects to adjust salaries periodically to take into account competitive market conditions, individual and corporate performance, and changes in job responsibilities.

  ANNUAL CASH BONUS

     The Company provides annual incentives to its executive officers and other key employees in the form of cash bonuses. At the beginning of each fiscal year, performance objectives and corporate goals are established for each eligible individual, although no specific amount is payable on account of the accomplishment of any particular objective or goal. Each bonus payment is based on an individual's achievement of both corporate and personal objectives, with greater emphasis generally placed on the achievement of corporate objectives, although the Company has no set formula to rank those objectives. The amounts of individual bonuses could be limited by the overall amount allocated by the Company for cash bonuses.

  LONG-TERM INCENTIVES

     The Committee administers the Education Management Corporation 1996 Stock Incentive Plan (the "Incentive Plan"), which was adopted by the Company to attract and retain key personnel and non-employee directors. Under the Incentive Plan, the Committee is authorized to grant officers and key employees of the Company and its subsidiaries non-statutory stock options, incentive stock options, stock appreciation rights, limited stock appreciation rights, performance shares and restricted stock with respect to up to 1,250,000 shares of Common Stock.

     The Committee's primary objectives when making grants under the Incentive Plan are to allow key employees to participate in the success of the Company through stock ownership, to provide a strong and direct link between employee compensation and the interests of shareholders, and to encourage recipients to focus on the long-term performance of the Company. The number of shares of Common Stock that are the basis of an award to any individual is determined by the individual's position in and level of responsibility at the Company, which, to a great extent, reflect that individual's ability to influence the Company's long-term performance. The size of the grants previously made to and then held by an individual will be considered by the Committee when determining what number of shares of Common Stock will be the basis of the award to that individual in the then-current year, but will not be an important factor.

     Incentive stock options granted to any holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant must be exercised not later than five years from the date of grant of the options. All other options granted under the Incentive Plan must be exercised within a period fixed by the Committee, which may not exceed ten years from the date of any such grant. Additionally, in the case of incentive stock options granted to any holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant, the exercise price may not be less than 110% of the market value per share of the Common Stock on the date of grant. In all other cases, the exercise price must be not less than the fair market value per share on the date of grant as determined pursuant to the methods and procedures established by the Committee. The Committee sets the exercise price for options granted under the Incentive Plan and is authorized to grant stock appreciation rights, which authorize payments of cash and/or stock to holders of such rights in an amount based on the appreciation in the value of the Common Stock from the date of grant to the date of exercise. Limited stock appreciation rights are stock appreciation rights that become exercisable only upon a Change in Control (as defined in the Incentive Plan) of the Company.

     The Committee also may grant performance shares, the number and value of which are determined by the extent to which the grantee meets performance goals and other terms and conditions set by the Committee. In addition, the Committee is authorized to grant shares of Common Stock subject to restrictions on transferability and other restrictions it may impose, including time-based and performance-based forfeiture restrictions. Such restricted stock is subject to forfeiture upon termination of employment during the restriction period.

     Options and awards granted under the Incentive Plan are not transferable by the grantee other than by will or the laws of descent and distribution, except that the Committee may grant non-statutory stock options that are transferable to immediate family members or trusts or partnerships for such family members. If a Change in Control occurs, all outstanding options and awards will become fully exercisable and all restrictions on outstanding options and awards will lapse. The Incentive Plan also provides that, in the event of changes in the corporate structure of the Company affecting the Common Stock, the Committee will make adjustments in the number, class and/or price of the shares of capital stock subject to awards granted under the Incentive Plan to preserve the proportionate interests of participants in awards and to prevent dilution or enlargement of rights. The number of shares available for future awards will also be adjusted.

     During fiscal 1997, the Company issued options to purchase 609,500 shares of Common Stock under the Incentive Plan to 62 key employees and four non-employee directors. Generally, those options were granted with an exercise price equal to the fair market value per share of the Common Stock on the date of grant, vest on a pro rata basis over four years and expire ten years from the date of grant.

     The Committee also administers the Education Management Corporation Management Incentive Stock Option Plan (the "1993 Option Plan"), which was adopted by the Company to attract and retain talented management and other key employees. The 1993 Option Plan authorizes the grant of non-statutory stock options to officers of the Company or its subsidiaries and certain other key executive and management employees of the Company to purchase up to 200,000 shares of Common Stock. The exercise price of an option granted under the 1993 Option Plan is the fair market value of the subject shares determined as of the date of grant. No option will be granted to a participant who, upon exercise of such option, would own more than 5% of the total combined voting power of all classes of stock of the Company. During fiscal 1997, the Company issued an option to purchase 21,500 shares of Common Stock under the 1993 Option Plan to one key employee. This option was granted with an exercise price equal to the fair market value per share of the Common Stock on the date of grant, vests on a pro rata basis over four years and expires ten years from the date of grant.

  COMPENSATION OF MR. KNUTSON

     Pursuant to a prior version of the Employment Agreement, Mr. Knutson's annual base salary was increased to $325,000 effective November 1995. This amount represented an increase of 15% over the annual base salary of $281,000 previously in effect. In fiscal 1997, Mr. Knutson's annual base salary was not increased. Of the three other executive officers who were executive officers of the Company during fiscal 1995, 1996 and 1997, two received approximately 14% increases in their annual base salaries in fiscal 1996 and none in fiscal 1997 and the other received no increase in fiscal 1996 and an approximately 17% increase in annual base salary in fiscal 1997.

     The annual bonus component of Mr. Knutson's compensation has been and will continue to be based upon the Company's overall financial performance and his achievement of individual performance goals, as is the case for all of the Company's executive officers. The Committee also took into account, when determining Mr. Knutson's bonus, information provided by surveys concerning the overall compensation and bonuses paid to executive officers of selected publicly-traded companies with revenues of approximately $150 million, other publicly-traded, postsecondary education companies, and colleges and universities. During fiscal 1997, Mr. Knutson received a bonus payment of $225,000 in respect of fiscal 1996. With respect to fiscal 1997, Mr. Knutson was awarded a bonus of $300,000 in September 1997.

     Effective October 30, 1996, Mr. Knutson was granted under the Incentive Plan a non-qualified option to purchase 33,336 shares of Common Stock at $15 per share, which was the initial public offering price of the Common Stock, and an incentive option to purchase 26,664 shares of Common Stock at $16.50 per share. These grants were made by the Committee to bring Mr. Knutson's long-term incentive compensation in line with the long-term incentive compensation opportunities provided to chief executive officers in comparable, publicly-traded, postsecondary education companies, as well as to recognize Mr. Knutson's increased level of responsibilities following the IPO.

     The Committee believes that the Company's compensation and benefit programs for its executive officers effectively accomplish the objectives stated above.

     COMPENSATION COMMITTEE

     James J. Burke, Jr. (Chair)
     William M. Campbell, III
     Albert Greenstone
     James S. Pasman, Jr.

PERFORMANCE GRAPH

     The performance graph set forth below compares the cumulative total shareholder return on the Common Stock with the Nasdaq Stock Market (U.S.) Index and a Peer Group Index for the period from October 31, 1996 through June 30, 1997. The graph assumes the investment of $100 at the close of trading on October 31, 1996 in the Common Stock, the Nasdaq Stock Market (U.S.) Index and the Peer Group Index and assumes re-investment of all dividends, if any. The peer group consists of the following companies selected on the basis of their similar businesses: Apollo Group, Inc., Computer Learning Centers, Inc., DeVry Inc., ITT Educational Services, Inc., and Strayer Education, Inc. The Company believes that, including itself, these companies represent a substantial portion of the market value of publicly traded companies whose primary business is postsecondary education. The Common Stock commenced trading on the Nasdaq Stock Market on October 31, 1996.

                                         Education
        Measurement Period              Management                             Nasdaq Stock
      (Fiscal Year Covered)             Corporation         Peer Group         Market (U.S.)
             10/96                         100                 100                 100
              6/97                         173                 126                 119

                              CERTAIN TRANSACTIONS

     Mr. Knutson is a limited partner, with no managerial authority, in Ocean World Associates Ltd. The Art Institute of Fort Lauderdale leases one of its buildings from Ocean World Associates Ltd. for approximately $1.3 million annually.

     Mr. Knutson and Mr. Greenstone are limited partners, with no managerial authority, in AIPH Limited Partnership, which is a general partner of The Art Institute of Philadelphia Limited Partnership. The Art Institute of Philadelphia leases one of its buildings from The Art Institute of Philadelphia Limited Partnership for approximately $516,000 annually.

     In connection with acquiring shares of Common Stock: (i) in July 1995, Mr. DeCoursey incurred indebtedness to the Company in an aggregate amount of $133,400; and (ii) in September 1991, February 1992 and July 1995, Mr. McDowell incurred indebtedness to the Company in the aggregate amount of $179,700. The largest principal amount of such indebtedness outstanding during the fiscal year ended June 30, 1997 was approximately $133,400, in the case of Mr. DeCoursey, and $158,000, in the case of Mr. McDowell. Interest rates on such indebtedness were 6.28% for Mr. DeCoursey and 9%, 6.28% and 6.75% for Mr. McDowell. As of the date of this Prospectus, Messrs. DeCoursey and McDowell have prepaid all such indebtedness in full.

     On August 9, 1996, the Company redeemed 75,000 shares of Series A Preferred Stock from the ESOP at a redemption price of $101.43 per share (the equivalent of $13.14 per share of Common Stock), plus aggregate accrued and unpaid dividends thereon equal to $83,750 (or the equivalent of $.14 per share of Common Stock). The Company financed such redemption with borrowings under the Revolving Credit Agreement.

     On August 9, 1996, the ESOP purchased a total of 594,235 shares of Common Stock from 18 current or former members of the Company's management (including three executive officers of the Company) at a price of $12.50 per share, or $7,427,937 in the aggregate. No management shareholder sold more than 20% of the total number of shares he or she beneficially owned in that transaction.

     In connection with the IPO, the ESOP converted all the shares of Series A Preferred Stock it owned into 1,124,977 shares of Common Stock.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table (including the notes thereto) sets forth certain information regarding the beneficial ownership of the Common Stock as of September 29, 1997 and as adjusted to reflect the sale of the shares of Common Stock being offered hereby by: (i) each person (or group of affiliated persons) known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock as of such date, (ii) each director of the Company, (iii) each executive officer of the Company, (iv) all of the Company's directors and executive officers as a group, and (v) all persons who are selling shares of Common Stock in the Offering (the "Selling Shareholders"). Each shareholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.

                                                   SHARES OF COMMON          SHARES OF          SHARES OF COMMON
                                                  STOCK BENEFICIALLY       COMMON STOCK        STOCK BENEFICIALLY
                                                     OWNED PRIOR            TO BE SOLD            OWNED AFTER
                                                   TO THE OFFERING        IN THE OFFERING       THE OFFERING(12)
                                                 --------------------     ---------------     --------------------
             NAME AND ADDRESS(1)                  NUMBER      PERCENT         NUMBER           NUMBER      PERCENT
----------------------------------------------   ---------    -------     ---------------     ---------    -------
Education Management Corporation Employee
  Stock Ownership Trust.......................   3,495,578      24.2%               --        3,495,578      24.2%
Merrill Lynch Entities(2).....................     971,378       6.7           853,316          118,062         *
The Northwestern Mutual Life Insurance
  Company.....................................   1,171,810       8.1         1,065,282          106,528         *
National Union Fire Insurance Company of
  Pittsburgh, PA..............................     703,085       4.9           639,168           63,917         *
Robert B. Knutson(3)(4).......................   2,107,352      14.6           318,182        1,789,170      12.4%
Robert H. Atwell(5)...........................      11,250         *                --           11,250         *
James J. Burke, Jr.(6)........................      31,979         *                --           31,979         *
William M. Campbell, III(7)...................       3,750         *                --            3,750         *
Miryam L. Drucker(4)(8).......................     297,175       2.0            51,818          245,357       1.7%
Albert Greenstone(5)..........................      45,585         *             5,000           40,585         *
James S. Pasman, Jr...........................       2,000         *                --            2,000         *
Patrick T. DeCoursey(9).......................     129,455         *                --          129,455         *
Robert T. McDowell(10)........................      94,791         *                --           94,791         *
William M. Webster, IV........................      37,400         *                --           37,400         *
All executive officers and directors as a
  group(11)...................................   2,763,953      18.7%                         2,388,953      16.2%

---------

   * Less than 1%

 (1) The address of each listed shareholder, unless noted otherwise, is c/o Education Management Corporation, 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222.

 (2) Shares of Common Stock beneficially owned by the Merrill Lynch Entities prior to the Offering are owned of record as follows: 619,145 shares by Merrill Lynch Capital Appreciation Partnership No. IV, L.P.; 15,828 shares by ML Offshore LBO Partnership No. IV; 28,402 shares by ML IBK Positions, Inc.; 275,273 shares by Merrill Lynch Capital Corporation; 16,496 shares by ML Employees LBO Partnership No. I, L.P.; and 16,234 shares by Merrill Lynch KECALP L.P. 1986. All of the Merrill Lynch Entities other than ML Employees LBO Partnership No. I, L.P. and Merrill Lynch KECALP L.P. 1986 are selling shares in the Offering.

 (3) Includes 15,000 shares of Common Stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

 (4) Mr. Knutson and Ms. Drucker, who are husband and wife, disclaim beneficial ownership of each other's shares.

 (5) Includes 3,750 shares of Common Stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

 (6) Mr. Burke is a director of a corporation which is the general partner of a partnership which in turn is a general partner of certain of the Merrill Lynch Entities. Mr. Burke disclaims beneficial ownership of any shares held by any of the Merrill Lynch Entities.

 (7) The 3,750 shares of Common Stock are receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

 (8) Includes 158,262 shares of Common Stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

 (9) Includes 87,500 shares of Common Stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(10) Includes 44,631 shares of Common Stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(11) Includes 319,143 shares of Common Stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(12) If the Underwriters exercise their over-allotment option in full and purchase an additional 293,277 shares of Common Stock, Mr. Knutson will own 1,757,352 shares (or 12.2%) of the Common Stock, Ms. Drucker will own 240,175 shares (or 1.7%) of the Common Stock, Mr. Greenstone will own 40,085 shares (or less than 1%) of the Common Stock, the Merrill Lynch Entities (consisting only of ML Employees LBO Partnership No. I, L.P. and Merrill Lynch KECALP L.P. 1986) will own an aggregate of 32,730 shares (or less than 1%) of the Common Stock, and each of The Northwestern Mutual Life Insurance Company and National Union Fire Insurance Company of Pittsburgh, PA will no longer own any shares of Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a description of the material provisions of the Articles, the Bylaws and the Rights Agreement, but does not purport to be complete and is qualified in its entirety by reference to applicable Pennsylvania law. The Articles, the Bylaws and the Rights Agreement are exhibits to the Registration Statement (as defined below), of which this Prospectus forms a part.

     The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of shares of Common Stock are entitled to receive dividends, if any, as declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to share ratably in the net assets of the Company available after the payment of all debts and other liabilities of the Company, subject to the prior rights of outstanding shares of Preferred Stock, if any. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of shares of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock the Company may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the shareholders, to issue shares of Preferred Stock in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights and the restrictions or qualifications thereof. The rights, preferences, privileges and powers of each series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of shares of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock and could adversely affect the rights and powers, including voting rights, of holders of shares of Common Stock. The existence of authorized and undesignated shares of Preferred Stock may also have a depressive effect on the market price of the Common Stock. In addition, the issuance of any shares of Preferred Stock could have the effect of delaying, deferring or preventing a change of control of the Company. No shares of Preferred Stock are outstanding, and the Company has no current intention to issue any shares of Preferred Stock.

PROVISIONS OF THE ARTICLES AND THE BYLAWS

     The Articles and the Bylaws contain a number of provisions relating to corporate governance and the rights of shareholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect insofar as such provisions may delay, defer or prevent a change of control of the Company, including, but not limited, to the following provisions:

     The Bylaws contain certain notification requirements relating to nominations to the Board of Directors and to the raising of business matters at shareholder meetings. Such requirements provide that a notice of proposed shareholder business or a proposed nomination must be timely given in writing to the Secretary of the Company prior to the appropriate meeting. To be timely, notice relating to an annual meeting must be given not less than 60, nor more than 90, days in advance of such meeting; provided, that if the date of the annual meeting is changed by more than 30 days from the anniversary date of the prior annual meeting, written notice must be given no later than the fifth day after the first public disclosure of the date of the meeting. The Bylaws provide that special meetings of shareholders may be called only by certain officers of the Company or the Board of Directors.

     The Bylaws contain certain provisions permitted under the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), regarding the liability of directors. These provisions eliminate the personal liability of a director to the Company and its shareholders for monetary damages unless such director has breached or failed to perform the duties of his or her office under Subchapter 17B of the PBCL and that breach or failure constitutes self-dealing, willful misconduct or recklessness. Those provisions do not eliminate a director's duty of care and do not affect the availability of equitable remedies such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. In accordance with Section 1715 of the PBCL, the Articles permit the Board of Directors, in discharging their duties, to consider, among other things, the interests of shareholders, suppliers, customers and creditors of the Company. The Bylaws further provide that the Company will indemnify its directors and officers, and may indemnify any authorized representative of the Company, to the fullest extent permitted by the PBCL. The Company believes that such provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

     The Bylaws provide that the number of directors constituting the entire Board of Directors will be established by the Board of Directors, but will consist of not less than three members. Directors may be removed by shareholders only for cause and new directors may be elected simultaneously with such removal. The Bylaws further provide that any amendment of the Bylaws to permit the removal of directors without cause by shareholders will not apply to any incumbent director for the balance of his term.

     The Articles and Bylaws provide that the Board of Directors will be divided into three classes of directors serving staggered three-year terms. Each class will consist, as nearly as possible, of one-third of the whole number of the members of the Board of Directors. The classification of the Board of Directors has the effect of making it more difficult for shareholders to change the composition of the Board of Directors in a relatively short period of time. At least two annual meetings of shareholders will generally be required to effect a change in a majority of the Board of Directors.

     The Bylaws may be amended by a majority of the Board of Directors, subject to the right of the shareholders to amend the Bylaws by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock. The Articles may be amended by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, except that the affirmative vote of the holders of at least two-thirds of such shares is required to amend certain provisions, including provisions establishing a classified board, prohibiting cumulative voting and granting the Board of Directors the right to designate one or more series or classes of Preferred Stock.

RIGHTS PLAN

     Pursuant to the Company's Preferred Share Purchase Rights Plan (the "Rights Plan"), each outstanding share of Common Stock (unless and until the Rights expire or are redeemed or a Distribution Date (as described below) occurs) is accompanied by one preferred share purchase right (each, a "Right") entitling the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, $.01 par value (the "Junior Preferred Shares"), of the Company at an exercise price of $50 (the "Purchase Price"), subject to adjustment. The terms of the Rights Plan are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Mellon Bank, N.A., as Rights Agent. The Rights Plan and the Rights will expire in 2006, unless extended.

     The Rights are and will be evidenced by the Common Stock certificates representing the shares which they accompany, and no separate Right certificates will be distributed, until the occurrence of a Distribution Date. The Rights will separate from the Common Stock and a Distribution Date will occur at the close of business on the earlier of (x) the tenth business day following a public announcement that a person or group of affiliated or associated persons has acquired or obtained the right to acquire beneficial ownership of 17.5% or more of the outstanding shares of Common Stock (an "Acquiring Person"), unless the person becomes the owner of 17.5% solely by reason of a share purchase by the Company or under certain other circumstances, or (y) the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of (or announcement of the intention to commence) a tender offer or exchange offer (other than by the Company or certain affiliates) that would result in an Acquiring Person beneficially owning 17.5% or more of the outstanding shares of Common Stock. The Rights Plan permits the Board of Directors to redeem the Rights in whole, but not in part, at a price of $.01 per Right (subject to adjustment) at any time prior to the time any person becomes an Acquiring Person.

     In the event that (i) a person becomes an Acquiring Person or (ii) the Company is acquired in a merger or business combination or 50% or more of its consolidated assets or earning power are sold after a person has become an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise thereof and payment of the Purchase Price, Common Stock (or, in certain circumstances, cash, property or other securities of the acquiring company) having a value equal to two times the Purchase Price. Notwithstanding the foregoing, following the occurrence of any of the events described in clause (i) or (ii) of the preceding sentence, all Rights that are or (under certain circumstances specified in the Rights Agreement) were beneficially owned by any Acquiring Person will be null and void. At any time after a person or group becomes an Acquiring Person and prior to the acquisition of 50% or more of the Common Stock then outstanding, the Board of Directors may exchange the Rights (other than Rights owned by the Acquiring Person) in whole or in part at an exchange ratio of one share of Common Stock or one one-hundredth of a Junior Preferred Share per Right, subject to adjustment.

     The Junior Preferred Shares purchasable upon exercise of the Rights are not redeemable. Each Junior Preferred Share is entitled to a preferential quarterly dividend equal to the greater of $1.00 per share or 100 times the aggregate dividends declared, in cash or in kind, per share of Common Stock. In the event of liquidation, the holders of Junior Preferred Shares are entitled to a minimum preferential liquidation payment of $100 per share and are entitled to an aggregate payment of 100 times the payment to be made per share of Common Stock. Each Junior Preferred Share has 100 votes and is voted together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Junior Preferred Share is entitled to receive 100 times the amount received per share of Common Stock. The number of Junior Preferred Shares or other securities or property issuable upon exercise of the Rights, and the Purchase Price payable, are subject to customary adjustments from time to time to prevent dilution. The number of outstanding Rights and the number of Junior Preferred Shares issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

     Certain of the provisions described above could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering,        shares of Common Stock will be
outstanding. Of these shares, the        shares of Common Stock sold in the
Offering (       shares if the over-allotment option is exercised in full) and the 5,073,600 shares of Common Stock sold in the IPO will be freely tradeable without restriction or further registration under the Securities Act, except that any shares of Common Stock purchased by affiliates of the Company as that term is defined in Rule 144 under the Securities Act ("Affiliates") may generally be sold only in compliance with the limitations of Rule 144 described
below. The remaining        shares of Common Stock (       shares if the
over-allotment option is exercised in full) are deemed "restricted securities" under Rule 144.

     In general, under Rule 144 as currently in effect, a shareholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the date those restricted securities were acquired from the Company or an Affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed certain volume restrictions; provided, that certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed from the date the restricted securities were acquired from the Company or an Affiliate, a shareholder that is not an Affiliate at the time of sale and has not been an Affiliate for at least three months prior to the sale is entitled to sell such securities without compliance with the above-noted requirements under Rule 144.

     Certain of the Merrill Lynch Entities that are limited partnerships will
distribute an aggregate of approximately           shares of Common Stock (or if
the Underwriters exercise their overallotment option in full, approximately shares) owned by them in the Merrill Lynch Distribution. As a condition to receiving shares of Common Stock in the Merrill Lynch Distribution, the applicable partners of the Merrill Lynch Entities have agreed to be bound by the same lock-up provision as the Company, its officers and directors, the Selling Shareholders and certain other shareholders (including the ESOP). The Merrill
Lynch Distribution is expected to occur as soon as practicable after   days
after the date of this Prospectus, or on such earlier date consented to by Credit Suisse First Boston Corporation.

     The Company has previously entered into a Registration Rights Agreement with each of the Selling Shareholders and the ESOP (collectively, the "Initiating Holders") and certain other shareholders. The Registration Rights Agreement provides that, on or after the first anniversary of the consummation of the IPO, any Initiating Holder may, subject to certain conditions, demand that the Company register at least 500,000 of his or its shares of Common Stock. Each Initiating Holder has the right to make two such demands during the ten-year term of the Registration Rights Agreement, but the Company will not be required to effect registrations more frequently than every 180 days. Additionally, the parties generally have the right to "piggyback" on any registration of shares of Common Stock by the Company. Except for underwriting discounts and other selling commissions (which are the responsibility of the selling shareholders), the Company is required to bear substantially all of the expenses associated with any registration required under the Registration Rights Agreement. The Offering is not being done under the Registration Rights Agreement and the Selling Shareholders have agreed to reimburse the Company for substantially all of the expenses associated with the Offering.

     The Company, its officers and directors, the Selling Shareholders and certain other shareholders (including the ESOP) who, immediately following the
consummation of the Offering, will own in the aggregate        shares of Common
Stock (       shares if the over-allotment option is exercised in full) and
vested and exercisable options to purchase an additional        shares of Common
Stock in the aggregate have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file or cause to be filed with the Commission a registration statement under the Securities Act relating to, any Common Stock or securities or other rights convertible into or exchangeable or exercisable for any shares of Common Stock or publicly disclose the intention to make any such offer, sale, pledge, disposal or filing, without the prior written consent of Credit Suisse First Boston Corporation, for a
period of      days after the date of this Prospectus other than in connection with an acquisition by the Company. See "Underwriting."

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated             , 1997 (the "Underwriting Agreement"), the
underwriters named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation, Smith Barney Inc. and ABN AMRO Chicago Corporation are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Selling Shareholders the following respective numbers of shares of Common Stock:

                                                                                   NUMBER OF
                                  UNDERWRITER                                       SHARES
--------------------------------------------------------------------------------   ---------
Credit Suisse First Boston Corporation..........................................
Smith Barney Inc................................................................
ABN AMRO Chicago Corporation....................................................

                                                                                   ---------
     Total......................................................................   2,932,766
                                                                                   =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Selling Shareholders have granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 293,277 additional shares at the initial public offering price less the underwriting discount and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

     The Company and the Selling Shareholders have been advised by the Representatives that the Underwriters propose to offer shares of the Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain
dealers at such price less a concession of $     per share, and the Underwriters
and such dealers may allow a discount of $     per share on sales to certain
other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

     The Company and its officers and directors, the Selling Shareholders and certain other shareholders (including the ESOP), who, immediately following the
consummation of the Offering, will own in the aggregate        shares of Common
Stock (       shares if the over-allotment option is exercised in full) and
vested and exercisable options to purchase an additional        shares of Common
Stock in the aggregate have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file or cause to be filed with the Commission a registration statement under the Securities Act relating to, any shares of the Common Stock or securities or other rights convertible into or exchangeable or exercisable for any shares of Common Stock or publicly disclose the intention to make any such offer, sale, pledge, disposal or filing, without the prior written consent of Credit Suisse First Boston Corporation, for
a period of   days after the date of this Prospectus.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase shares of Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of shares of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the shares of Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In "passive" market making, market makers in the Common Stock who are Underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of shares of Common Stock until the time, if any, at which a stabilizing bid is made. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the shares of Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     Certain of the Underwriters have provided financial advisory and investment banking services to the Company in the past, for which customary compensation has been received.

                          NOTICE TO CANADIAN RESIDENTS
RESALE RESTRICTIONS

     The distribution of shares of Common Stock in Canada is being made only on a private placement basis exempt from the requirements that the Company and the Selling Shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares of Common Stock are effected. Accordingly, any resale of shares of Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of shares of Common Stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of shares of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company, the Selling Shareholders and the dealer from whom that purchase confirmation is received that (i) that purchaser is entitled under applicable provincial securities laws to purchase those shares without the benefit of a prospectus qualified under those securities laws, (ii) where required by law, that purchaser is purchasing as principal and not as agent, and (iii) that purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer, and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein and the Selling Shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or those persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of shares of Common Stock to whom the Securities Act (British Columbia) applies is advised that that purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any shares of Common Stock acquired by that purchaser pursuant to the Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. One such report must be filed in respect of shares of Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian legislation.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to a beneficial owner thereof that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any state, (iii) an estate the income of which is subject to U.S. federal income tax, regardless of its source, or
(iv) a trust if (a) a court within the United State is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

     This discussion is based on the Code, proposed regulations promulgated thereunder and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be important to Non-U.S. Holders in light of their particular circumstances (including tax consequences applicable to Non-U.S. Holders that are, or hold interests in Common Stock through, partnerships or other fiscally transparent entities) and does not address United States state and local or non-United States tax consequences. Prospective Non-U.S. Holders should consult their own tax advisors with respect to the particular United States federal income tax and estate tax consequences to them of owning and disposing of shares of Common Stock, as well as the tax consequences arising under the laws of any other taxing jurisdiction.

DIVIDENDS

     Subject to the discussions below, dividends, if any, paid to a Non-U.S. Holder of shares of Common Stock generally will be subject to United States withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders (and, in the case of Non-U.S. Holders that are treated as partnerships or otherwise fiscally transparent, partners, shareholders or other beneficiaries of such Non-U.S. Holders) may be required to satisfy certain certification requirements and provide certain information in order to claim treaty benefits. Under recently enacted Section 894(c) of the Code and recently issued Treasury Regulations Section 1.894-1T, special rules regarding the availability of treaty benefits apply with respect to entities that are treated as partnerships or otherwise fiscally transparent for U.S. federal income tax purposes but treated as corporations for purposes of the tax laws of an applicable treaty country (or, conversely, treated as corporations for U.S. federal income tax purposes but treated as partnerships or otherwise fiscally transparent for purposes of the tax laws of an applicable treaty country). Any such entities that hold Common Stock and partners, beneficiaries and shareholders of such entities should consult their tax advisors as to the applicability of such rules to their particular circumstances.

     Dividends paid to a Non-U.S. Holder that are either (i) effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States or (ii) if a tax treaty applies, attributable to a permanent establishment maintained by the Non-U.S. Holder, will not be subject to the withholding tax (provided in either case the Non-U.S. Holder files the appropriate documentation with the Company or its paying agent), but, instead will be subject to regular U.S. federal income tax at the graduated rates in the same manner as if the non-U.S. Holder were a U.S. resident. In addition to such graduated tax in the case of a Non-U.S. Holder that is a corporation, effectively connected dividends or, if a tax treaty applies, dividends attributable to a U.S. permanent establishment of the corporate Non-U.S. Holder may be subject to a "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax (and no tax will generally be withheld) with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States or, if a tax treaty applies, attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of certain Non-U.S. Holders who are nonresident alien individuals and hold the Common Stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates, or (iv) the Company is or has been a "U.S. real property holding corporation" within the meaning of the Code and the Non-U.S. Holder owned directly or pursuant to certain attribution rules more than 5% of the Common Stock (assuming the Common Stock is regularly traded on an established securities market within the meaning of the Code) at any time within the shorter of the five-year period preceding such disposition or such non-U.S. Holder's holding period. The Company is not, and does not anticipate becoming, a U.S. real property holding corporation.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     Generally, the Company must report annually to the Internal Revenue Service the amount of dividends paid to a Non-U.S. Holder and the amount, if any, of tax withheld with respect to, such Non-U.S. Holder. A similar report is sent to the Non-U.S. Holder. Pursuant to tax treaties or certain other agreements, the Internal Revenue Service may made its reports available to tax authorities in the recipient's county of residence.

     United States backup withholding tax (which is generally a withholding tax imposed at a rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) will generally not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States, unless the payor has actual knowledge that the payee is a U.S. Holder. Backup withholding tax generally will apply to dividends paid on Common Stock at addresses inside the United States to Non-U.S. Holders who fail to provide certain identifying information in the manner required.

     Under current U.S. federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of Common Stock paid to or through a U.S. office of a broker unless the disposing holder, under penalties of perjury, certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a no-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if the payment is made through an office outside the United States of a broker that is (i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or
(iii) a "controlled foreign corporation" for U.S. federal income tax purposes, unless the broker maintains documentary evidence that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

     Proposed United States Treasury regulations, issued in April 1996, would, if adopted, alter the foregoing rules in certain respects. Among other things, such proposed regulations would provide certain presumptions under which a Non-U.S. Holder would be subject to backup withholding and information reporting unless the Company receives certification from the holder of non-U.S. status. The proposed regulations are generally proposed to be effective with respect to dividends paid after December 31, 1997, subject to certain transition rules.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided than the required information is furnished to the Internal Revenue Service.

FEDERAL ESTATE TAX

     An individual holder who is not a citizen or resident (as defined for U.S. estate tax purposes) of the United States and at the time of death is treated as the owner of, or has made certain lifetime transfers of, an interest in the Common Stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. Estates of non-resident aliens are generally allowed a statutory credit which has the effect of offsetting the United States federal estate tax imposed on the first $60,000 of the taxable estate.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby and certain other legal matters relating to the Offering will be passed upon for the Company by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania. Certain legal matters relating to the Offering will be passed upon for the Selling Shareholders by Fried, Frank, Harris, Shriver & Jacobson, New York, New York and Williams Coulson, Pittsburgh, Pennsylvania. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Dewey Ballantine LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act and the rules and regulations promulgated thereunder covering the shares of Common Stock offered hereby. For the purposes hereof, the term "Registration Statement" means the original Registration Statement, any and all amendments thereto and the schedules and exhibits to such original Registration Statement or any such amendment. This Prospectus omits certain information contained in the Registration Statement and reference is made to the Registration Statement for further information with respect to the Company and the shares of Common Stock offered hereby. Each statement contained in this Prospectus as to the contents of any contract, agreement or other document that is an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a more complete description of the matter involved. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission maintained at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center,

Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed rates. The Commission also maintains a web site at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

     The Company is also subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected, copied and obtained from the facilities and web site referenced above in the same manner as the Registration Statement. The Common Stock is traded on the Nasdaq National Market. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 "K" Street, N.W., Washington D.C. 20006.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER "PROSPECTUS SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," REGARDING THE COMPANY'S FINANCIAL POSITION AND BUSINESS STRATEGY MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----

Report of Independent Public Accountants............................................    F-2

Consolidated Balance Sheets as of June 30, 1996 and 1997............................    F-3

Consolidated Statements of Income for the years ended June 30, 1995, 1996 and
  1997..............................................................................    F-4

Consolidated Statements of Shareholders' Investment for the years ended June 30,
  1995, 1996 and 1997...............................................................    F-5

Consolidated Statements of Cash Flows for the years ended June 30, 1995, 1996 and
  1997..............................................................................    F-6

Notes to Consolidated Financial Statements..........................................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES:

     We have audited the accompanying consolidated balance sheets of Education Management Corporation (a Pennsylvania corporation) and Subsidiaries as of June 30, 1996 and 1997, and the related consolidated statements of income, shareholders' investment and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Education Management Corporation and Subsidiaries as of June 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

                                                             Arthur Andersen LLP

Pittsburgh, Pennsylvania,
August 4, 1997

               EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                AS OF JUNE 30,
                                                                            ----------------------
                                                                              1996          1997
                                                                            --------      --------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............................................   $ 26,162      $ 32,646
  Restricted cash........................................................      1,237           581
                                                                            --------      --------
       Total cash and cash equivalents...................................     27,399        33,227
  Receivables:
    Trade, net of allowances of $2,938 and $7,393, respectively..........      5,680         8,706
    Notes, advances and other............................................      2,492         1,841
  Inventories............................................................      1,271         1,356
  Deferred income taxes..................................................        381         1,509
  Other current assets...................................................      2,635         2,247
                                                                            --------      --------
       Total current assets..............................................     39,858        48,886
                                                                            --------      --------
PROPERTY AND EQUIPMENT, NET..............................................     41,174        52,571
OTHER ASSETS.............................................................      5,837         6,381
GOODWILL, NET OF AMORTIZATION OF $2,713 AND $3,236, RESPECTIVELY.........     14,543        18,454
                                                                            --------      --------
       TOTAL ASSETS......................................................   $101,412      $126,292
                                                                            ========      ========
LIABILITIES AND SHAREHOLDERS' INVESTMENT
CURRENT LIABILITIES:
  Current portion of long-term debt......................................   $  3,890      $  3,637
  Accounts payable.......................................................      4,776         6,931
  Accrued liabilities....................................................      7,355         9,778
  Advance payments.......................................................     11,243        15,832
                                                                            --------      --------
       Total current liabilities.........................................     27,264        36,178
                                                                            --------      --------
LONG-TERM DEBT, LESS CURRENT PORTION.....................................     62,029        30,394
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES....................      2,463         1,964
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' INVESTMENT:
  Capital stock:
    Series A 10.19% Convertible Preferred Stock, at paid-in value........     22,075            --
    Common Stock, Class A, par value $.0001 per share; 1,842,802 and 0
      shares issued and outstanding......................................         --            --
    Common Stock, Class B, par value $.0001 per share; 5,103,717 and 0
      shares issued, 5,075,217 and 0 shares outstanding..................          1            --
    Common Stock, par value $.01 per share; 0 and 14,457,275 shares
      issued, 0 and 14,417,874 shares outstanding........................         --           144
  Warrants outstanding...................................................      7,683            --
  Additional paid-in capital.............................................     19,742        87,893
  Treasury stock, 28,500 and 39,401 shares at cost.......................        (99)         (354)
  Stock subscriptions receivable.........................................       (442)         (122)
  Accumulated deficit....................................................    (39,304)      (29,805)
                                                                            --------      --------
       TOTAL SHAREHOLDERS' INVESTMENT....................................      9,656        57,756
                                                                            --------      --------
       TOTAL LIABILITIES AND SHAREHOLDERS' INVESTMENT....................   $101,412      $126,292
                                                                            ========      ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

               EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     FOR THE YEARS ENDED JUNE 30,
                                                                 ------------------------------------
                                                                   1995          1996          1997
                                                                 --------      --------      --------
NET REVENUES..................................................   $131,227      $147,863      $182,849
COSTS AND EXPENSES:
  Educational services........................................     86,865        98,841       120,918
  General and administrative..................................     28,841        32,344        41,036
  Amortization of intangibles.................................      1,937         1,060         2,076
  ESOP expense................................................      7,086         1,366            --
                                                                 --------      --------      --------
                                                                  124,729       133,611       164,030
                                                                 --------      --------      --------
INCOME BEFORE INTEREST AND TAXES..............................      6,498        14,252        18,819
  Interest expense, net.......................................      4,495         3,371         1,603
                                                                 --------      --------      --------
INCOME BEFORE INCOME TAXES....................................      2,003        10,881        17,216
  Provision for income taxes..................................        490         4,035         7,231
                                                                 --------      --------      --------
INCOME BEFORE EXTRAORDINARY ITEM..............................      1,513         6,846         9,985
  Extraordinary loss on early extinguishment of debt..........         --           926            --
                                                                 --------      --------      --------
NET INCOME....................................................   $  1,513      $  5,920      $  9,985
                                                                 ========      ========      ========
INCOME AVAILABLE TO COMMON SHAREHOLDERS:
Dividends paid on Series A Preferred Stock....................   $ (2,249)     $ (2,249)     $    (83)
Redemption premium paid on Series A Preferred Stock...........         --            --          (107)
Dividends accrued on Series A Preferred Stock, but not
  payable.....................................................         --            --          (296)
                                                                 --------      --------      --------
Income (loss) before extraordinary item available to common
  shareholders................................................   $   (736)     $  4,597      $  9,499
Net income (loss) available to common shareholders............   $   (736)     $  3,671      $  9,499
Net income (loss) available to common shareholders assuming
  full dilution...............................................   $   (736)     $  3,671      $  9,878
INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE:
  PRIMARY:
    Income (loss) before extraordinary item...................   $   (.11)     $    .45      $    .72
    Extraordinary loss on early extinguishment of debt........         --          (.09)           --
                                                                 --------      --------      --------
       Net income (loss)......................................   $   (.11)     $    .36      $    .72
                                                                 ========      ========      ========
  FULLY DILUTED:
    Income (loss) before extraordinary item...................   $   (.11)     $    .39      $    .72
    Extraordinary loss on early extinguishment of debt........         --          (.08)           --
                                                                 --------      --------      --------
       Net income (loss)......................................   $   (.11)     $    .31      $    .72
                                                                 ========      ========      ========
WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES
  OUTSTANDING (IN THOUSANDS):
    Primary...................................................      6,890        10,170        13,235
    Fully diluted.............................................      6,890        11,874        13,687
                                                                 ========      ========      ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

               EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT
                             (DOLLARS IN THOUSANDS)

                              SERIES A
                              PREFERRED            CLASS A   CLASS B                              DEFERRED
                                STOCK     COMMON   COMMON    COMMON                               COMPEN-                 STOCK
                              STATED AT   STOCK     STOCK     STOCK                  ADDITIONAL    SATION                  SUB-
                               PAID-IN    AT PAR   AT PAR    AT PAR     WARRANTS      PAID-IN     RELATED    TREASURY   SCRIPTIONS
                                VALUE     VALUE     VALUE     VALUE    OUTSTANDING    CAPITAL     TO ESOP     STOCK     RECEIVABLE
                              ---------   ------   -------   -------   -----------   ----------   --------   --------   ----------
Balance, June 30, 1994.....   $ 22,075     $ --     $  --     $   1      $ 7,683      $ 17,972    $(12,706)   $ (227)     $ (225)
  Net income...............         --       --        --        --           --            --         --         --          --
  Dividends on Series A
    Preferred Stock........         --       --        --        --           --            --         --         --          --
  Purchase of Class B
    Common Stock...........         --       --        --        --           --            --         --        (21)         --
  Payment on stock
    subscriptions
    receivable for purchase
    of stock...............         --       --        --        --           --            --         --         --          13
  Payments received on ESOP
    debt...................         --       --        --        --           --            --      9,119         --          --
  Tax effect of dividends
    on unallocated shares
    held
    by ESOP................         --       --        --        --           --            --         --         --          --
  Vesting of compensatory
    stock options..........         --       --        --        --           --         1,146         --         --          --
                              ---------   ------   -------   -------   -----------   ----------   --------   --------      -----
Balance, June 30, 1995.....     22,075       --        --         1        7,683        19,118     (3,587)      (248)       (212)
  Net income...............         --       --        --        --           --            --         --         --          --
  Dividends on Series A
    Preferred Stock........         --       --        --        --           --            --         --         --          --
  Sale of Class B Common
    Stock..................         --       --        --        --           --           160         --        149        (239)
  Payments on stock
    subscriptions
    receivable for purchase
    of stock...............         --       --        --        --           --            --         --         --           9
  Payments received on ESOP
    debt...................         --       --        --        --           --            --      3,587         --          --
  Vesting of compensatory
    stock options..........         --       --        --        --           --           464         --         --          --
                              ---------   ------   -------   -------   -----------   ----------   --------   --------      -----
Balance, June 30, 1996.....     22,075       --        --         1        7,683        19,742         --        (99)       (442)
  Net income...............         --       --        --        --           --            --         --         --          --
  Dividends on Series A
    Preferred Stock........         --       --        --        --           --            --         --         --          --
  Dividends accrued on
    Series A Preferred
    Stock, but not
    payable................         --       --        --        --           --           296         --         --          --
  Series A Preferred Stock
    redemption.............     (7,606)      --        --        --           --            --         --         --          --
  Series A Preferred Stock
    redemption premium.....        107       --        --        --           --            --         --         --          --
  Conversion of Series A
    Preferred Stock........    (14,576)      --        --        --           --        14,576         --         --          --
  Purchase of Class B
    Common Stock...........         --       --        --        --           --            (2)        --       (255)         --
  Payment on stock
    subscriptions
    receivable for purchase
    of stock...............         --       --        --        --           --            --         --         --         320
  Exercise of warrants.....         --       --        --        --       (7,683)        7,683         --         --          --
  Exercise of stock
    options................         --       --        --        --           --           419         --         --          --
  Issuance of common stock
    in connection with IPO
    and employee stock
    purchase plan..........         --      144        --        (1)          --        44,804         --         --          --
  Vesting of compensatory
    stock options..........         --       --        --        --           --           375         --         --          --
                              ---------   ------   -------   -------   -----------   ----------   --------   --------      -----
Balance, June 30, 1997.....   $     --     $144     $  --     $  --      $    --      $ 87,893    $    --     $ (354)     $ (122)
                              ========    =======  ======    ======    ==========     ========    =======    =======    ========


                             ACCUMU-       TOTAL
                              LATED     SHAREHOLDERS'
                             DEFICIT     INVESTMENT
                             --------   ------------
Balance, June 30, 1994.....  $(42,297)    $ (7,724)
  Net income...............    1,513         1,513
  Dividends on Series A
    Preferred Stock........   (2,249)       (2,249)
  Purchase of Class B
    Common Stock...........       --           (21)
  Payment on stock
    subscriptions
    receivable for purchase
    of stock...............       --            13
  Payments received on ESOP
    debt...................       --         9,119
  Tax effect of dividends
    on unallocated shares
    held
    by ESOP................       58            58
  Vesting of compensatory
    stock options..........       --         1,146
                             --------   ------------
Balance, June 30, 1995.....  (42,975)        1,855
  Net income...............    5,920         5,920
  Dividends on Series A
    Preferred Stock........   (2,249)       (2,249)
  Sale of Class B Common
    Stock..................       --            70
  Payments on stock
    subscriptions
    receivable for purchase
    of stock...............       --             9
  Payments received on ESOP
    debt...................       --         3,587
  Vesting of compensatory
    stock options..........       --           464
                             --------   ------------
Balance, June 30, 1996.....  (39,304)        9,656
  Net income...............    9,985         9,985
  Dividends on Series A
    Preferred Stock........      (83)          (83)
  Dividends accrued on
    Series A Preferred
    Stock, but not
    payable................     (296)           --
  Series A Preferred Stock
    redemption.............       --        (7,606)
  Series A Preferred Stock
    redemption premium.....     (107)           --
  Conversion of Series A
    Preferred Stock........       --            --
  Purchase of Class B
    Common Stock...........       --          (257)
  Payment on stock
    subscriptions
    receivable for purchase
    of stock...............       --           320
  Exercise of warrants.....       --            --
  Exercise of stock
    options................       --           419
  Issuance of common stock
    in connection with IPO
    and employee stock
    purchase plan..........       --        44,947
  Vesting of compensatory
    stock options..........       --           375
                             --------   ------------
Balance, June 30, 1997.....  $(29,805)    $ 57,756
                             ========   ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

               EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                  FOR THE YEARS ENDED JUNE 30,
                                                               ----------------------------------
                                                                 1995         1996         1997
                                                               --------     --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................   $  1,513     $  5,920     $  9,985
  ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH FLOWS FROM
     OPERATING ACTIVITIES:
       Depreciation and amortization........................      7,505        8,530       12,343
       ESOP expense.........................................      7,086        1,366           --
       Tax effect of dividends on unallocated shares held
          by ESOP...........................................         58           --           --
       Vesting of compensatory stock options................      1,146          464          375
       Deferred provision (credit) for income taxes.........       (210)         137       (1,613)
       Changes in current assets and liabilities:
          Restricted cash...................................     (2,406)       6,266          656
          Receivables.......................................       (223)        (758)        (158)
          Inventories.......................................          1         (279)         (73)
          Other current assets..............................        182       (1,183)         443
          Accounts payable..................................      3,236       (1,213)       1,604
          Accrued liabilities...............................        382       (1,015)       2,269
          Advance payments..................................      3,951       (1,921)       2,715
                                                               --------     --------     --------
            Total adjustments...............................     20,708       10,394       18,561
                                                               --------     --------     --------
            Net cash flows from operating activities........     22,221       16,314       28,546
                                                               --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of subsidiaries...............................         --         (400)      (9,753)
  Expenditures for property and equipment...................    (10,481)     (15,749)     (18,098)
  Other items, net..........................................     (1,492)      (2,282)         119
                                                               --------     --------     --------
            Net cash flows from investing activities........    (11,973)     (18,431)     (27,732)
                                                               --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock................         --           --       45,143
  Principal payments on debt................................    (12,438)     (32,525)     (31,988)
  Dividends paid to ESOP....................................     (2,249)      (2,249)         (83)
  Payments received from ESOP, net..........................      2,032        2,220           --
  New borrowings............................................     19,145       28,634           --
  Redemption of Series A Preferred Stock and other, net.....         (8)          79       (7,402)
                                                               --------     --------     --------
            Net cash flows from financing activities........      6,482       (3,841)       5,670
                                                               --------     --------     --------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................     16,730       (5,958)       6,484
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     15,390       32,120       26,162
                                                               --------     --------     --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................   $ 32,120     $ 26,162     $ 32,646
                                                               ========     ========     ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

               EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. OWNERSHIP AND OPERATIONS:

     Education Management Corporation ("EDMC" or the "Company") is among the largest providers of proprietary postsecondary education in the United States based on student enrollments and revenues. Through its operating units, the Art Institutes ("The Art Institutes"), The New York Restaurant School ("NYRS"), The National Center for Paralegal Training ("NCPT"), and The National Center for Professional Development ("NCPD"), the Company offers associate's and bachelor's degree programs and non-degree programs in the areas of design, media arts, culinary arts, fashion and professional development. The Company has provided career-oriented education programs for 35 years.

     The Company's main operating unit, The Art Institutes, consists of 13 schools in 12 major metropolitan areas throughout the United States. Art Institute programs are designed to provide the knowledge and skills necessary for entry-level employment in various fields, including graphic design, multimedia, computer animation, video production, culinary arts, interior design, industrial design, photography, fashion marketing and fashion design. Those programs typically are completed in 18 to 27 months and culminate in an associate's degree. In addition, as of June 30, 1997, five Art Institutes offered bachelor's degree programs.

     As of June 30, 1997, the Company offers a culinary arts curriculum at six Art Institutes and NYRS, a culinary arts and restaurant management school located in New York City. The Company expects to open its seventh culinary arts program at an Art Institute in October 1997. NYRS offers an associate's degree program and certificate programs.

     The Company offers paralegal training at NCPT in Atlanta. NCPT's certificate programs generally are completed in four to nine months. NCPD maintains consulting relationships with colleges and universities to assist in the development, marketing and delivery of paralegal, legal nurse consultant and financial planner test preparation programs for recent college graduates and working adults.

2. INITIAL PUBLIC OFFERING AND SHAREHOLDER INVESTMENT:

     On November 5, 1996, the Company completed the initial public offering (the "Offering") of 5,073,600 shares of its Common Stock, $.01 par value (the "Common Stock"), including 1,701,391 shares sold by certain shareholders, at a price to the public of $15 per share. Since that date, the authorized capital stock of the Company has consisted of the Common Stock and Preferred Stock, $.01 par value (the "Preferred Stock").

     From 1989 until immediately prior to the consummation of the Offering, the Company's outstanding capital stock consisted of Class A Common Stock, $.0001 par value ("Class A Stock"), Class B Common Stock, $.0001 par value ("Class B Stock"), and Series A 10.19% Convertible Preferred Stock, $.0001 par value (the "Series A Preferred Stock"). All the outstanding shares of Series A Preferred Stock were owned by the Education Management Corporation Employee Stock Ownership Plan and Trust (the "ESOP"). In addition, warrants to purchase shares of Class B Stock were outstanding.

     Immediately prior to the consummation of the Offering, the following occurred: (i) the warrants to purchase 5,956,079 shares of Class B Stock were exercised ($.0001 exercise price per share), (ii) the ESOP converted all the outstanding shares of Series A Preferred Stock into 2,249,954 shares of Class A Stock, (iii) the Company's Articles of Incorporation were amended and restated to authorize the Common Stock and Preferred Stock, and (iv) all outstanding shares of Class A Stock and Class B Stock (including the shares resulting from the exercise of the warrants and the conversion of the Series A Preferred Stock) were reclassified into shares of Common Stock on a one-for-two basis (also referred to as a one-for-two reverse stock split).

     For the purpose of presenting comparable financial information in this report for 1995, 1996 and 1997, the per share amounts, the number of shares of Class A Stock and Class B Stock, the conversion ratio for the Series A Preferred Stock and the exercise price for the warrants have been restated to reflect the one-for-two reverse stock split, except in this Note 2.

     Prior to the closing of the Offering, holders of the Company's equity securities had the right, under certain circumstances, to require the Company to repurchase such securities. In addition, the Company had the right to redeem shares of Series A Preferred Stock and Class B Stock under certain circumstances. Coincident with the Offering, these rights expired and accordingly, the term "redeemable" that appeared as the caption in previous balance sheets has been removed.

     In the Offering, the Company received total net proceeds, after deduction of expenses and underwriting discounts payable by the Company, of approximately $45 million. On the date the Offering closed, $38.5 million of those proceeds were used to repay the outstanding indebtedness under the Company's amended and restated credit facility dated March 16, 1995 (the "Revolving Credit Agreement"). The remaining proceeds were used for general corporate purposes.

     At June 30, 1996 and 1997, the Company's authorized and outstanding preferred and common stock is presented below:

                                                              AUTHORIZED     OUTSTANDING
                                                              ----------     -----------
        JUNE 30, 1996
        Series A Preferred Stock...........................    1,000,000        220,750
        Class A Stock......................................   25,000,000      1,842,802
        Class B Stock......................................   17,000,000      5,103,717
        JUNE 30, 1997
        Preferred Stock....................................   10,000,000             --
        Common Stock.......................................   60,000,000     14,417,874

     Pursuant to a Preferred Share Purchase Rights Plan (the "Rights Plan") approved by the Company's Board of Directors, which became effective upon the consummation of the Offering, one Preferred Share Purchase Right (a "Right") is associated with each outstanding share of Common Stock. Each Right entitles its holder to buy one one-hundredth of a share of Series A Junior Participating Preferred Stock, $.01 par value, at an exercise price of $50, subject to adjustment (the "Purchase Price"). The Rights Plan is not subject to shareholder approval.

     The Rights will become exercisable under certain circumstances following a public announcement by a person or group of persons (an "Acquiring Person") that they acquired or commenced a tender offer for 17.5% or more of the outstanding shares of Common Stock. If an Acquiring Person acquires 17.5% or more of the Common Stock, each Right will entitle its holder, except the Acquiring Person, to acquire upon exercise a number of shares of Common Stock having a market value of two times the Purchase Price. In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group of persons becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Purchase Price, that number of shares of the acquiring company having a market value of two times the Purchase Price. The Rights will expire on the tenth anniversary of the closing of the Offering and are subject to redemption by the Company at $.01 per Right, subject to adjustment.

     Common Stock held in the treasury has from time to time been sold to key management under stock subscription agreements providing for annual payments based on incentive compensation received during the year and interest at the applicable federal rate. In any event, all principal must be repaid by the maturity of the agreements. The remaining maturity of all outstanding agreements is seven years.

     The unaudited pro forma income statement data in the following table gives effect to the Offering as if it had occurred on July 1, 1996. Proceeds from the Offering were utilized pro forma to retire outstanding indebtedness under the Revolving Credit Agreement and for general corporate purposes. The adjustment to interest expense represents the effect of the reduction of debt as if it had occurred on July 1, 1996. Pro forma taxes are applied at an effective tax rate of 42% of taxable income. This unaudited pro forma income statement data is not necessarily indicative of what the Company's results of operations actually would have been had the above transactions in fact occurred on July 1, 1996.

                                                         YEAR ENDED JUNE 30, 1997
                                                   -------------------------------------
                                                   ACTUAL      ADJUSTMENTS     PRO FORMA
                                                   -------     -----------     ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE
                                                               INFORMATION)
        Income before interest and taxes........   $18,819        $  --         $18,819
        Interest expense, net...................     1,603         (931)            672
                                                   -------        -----        --------
        Income before income taxes..............    17,216          931          18,147
        Income taxes............................     7,231          391           7,622
                                                   -------        -----        --------
        Net income..............................   $ 9,985        $ 540         $10,525
        Net income available to common
          shareholders..........................                                 10,039
                                                   -------        -----        --------
        Earnings per share
          --Primary.............................                                $  0.70
          --Fully diluted.......................                                $  0.70
        Weighted average number of common shares
          --Primary.............................                                 14,341
          --Fully diluted.......................                                 14,793

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF CONSOLIDATION AND PRESENTATION

     The consolidated financial statements include the accounts of EDMC and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. These investments are stated at cost which, based upon the scheduled maturities, approximates market value.

ACQUISITIONS

     Effective August 1, 1996, the Company acquired certain assets of NYRS for $9.5 million in cash. The Company acquired principally current assets net of specified current liabilities, property and equipment, student enrollment agreements, curriculum and trade names. The excess of the purchase price over the fair value of the assets acquired has been assigned to goodwill. This transaction was accounted for as a purchase.

     On January 30, 1997, the company acquired the assets of Lowthian College, located in Minneapolis, Minnesota for $200,000 in cash and approximately $200,000 of assumed liabilities. The Company acquired principally accounts receivable, equipment, and student enrollment agreements. The excess of the purchase price over the fair value of the assets acquired has been assigned to goodwill. The school was renamed The Art Institute of Minnesota. This transaction was accounted for as a purchase.

GOVERNMENT REGULATIONS

     The Art Institutes and NYRS ("the participating schools"), participate in various federal student financial assistance programs ("Title IV Programs") under Title IV of the Higher Education Act of 1965, as amended (the

"HEA"). Approximately 63% of the Company's net revenues in 1997 was indirectly derived from funds distributed under these programs to students at the participating schools.

     The participating schools are required to comply with certain federal regulations established by the U.S. Department of Education. Among other things, they are required to classify as restricted certain Title IV Program loan proceeds in excess of charges currently applicable to students' accounts. Such funds are reported as restricted cash in the accompanying consolidated balance sheets.

     The participating schools are required to administer Title IV Program funds in accordance with the HEA and U.S. Department of Education regulations and must use due diligence in approving and disbursing funds and servicing loans. In the event a participating school does not comply with federal requirements or if student loan default rates are at a level considered excessive by the federal government, that school could lose its eligibility to participate in Title IV Programs or could be required to repay funds determined to have been improperly disbursed. Management believes that the participating schools are in substantial compliance with the federal requirements and that student loan default rates are not at a level considered to be excessive.

     EDMC makes contributions to Federal Perkins Loan Programs (the "Funds") at certain Art Institutes. Current contributions to the Funds are made 75% by the federal government and 25% by EDMC. EDMC carries its investments in the Funds at cost, net of an allowance for estimated future loan losses.

LEASE ARRANGEMENTS

     The Company conducts a major part of its operations from leased facilities. In addition, the Company leases a portion of its furniture and equipment. In those cases in which the lease term approximates the useful life of the leased asset or the lease meets certain other prerequisites, the leasing arrangement is classified as a capitalized lease. The remaining lease arrangements are treated as operating leases.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for additions and betterments are capitalized, while those for maintenance, repairs and minor renewals are expensed as incurred. The Company uses the straight-line method of depreciation for financial reporting, while using different methods for tax purposes. Depreciation is based upon estimated useful lives. Leasehold improvements are amortized over the term of the leases, or over their estimated useful lives, whichever is shorter.

SCHOOL START-UP EXPENSE

     In fiscal 1997 all costs associated with starting up a new school location were expensed as incurred. Principal components of start-up costs include compensation, legal, rent, relocation, marketing and admissions expenses. This represents a change in policy from fiscal 1996 when the Company had capitalized and amortized over one year, non-marketing and admissions expenses associated with the start-up of The Art Institute of Phoenix. This change did not have a material effect on the results of operations or the financial position of the Company.

GOODWILL

     The excess of the investment in EDMC and other acquisitions over the fair market values assigned to the net assets acquired has been classified as goodwill and is being amortized over a period of 40 years.

FINANCIAL INSTRUMENTS

     The fair values and carrying amounts of the Company's financial instruments, primarily accounts receivable and debt, are approximately equivalent. The debt instruments bear interest at floating rates which are based upon market rates or fixed rates which approximate market rates. All other financial instruments are classified as current and will be utilized within the next operating cycle.

EMPLOYEE STOCK OWNERSHIP PLAN

     The Company provides the ESOP for certain of its employees. In connection with establishing the ESOP, the borrowings under a senior term loan financing ("ESOP Term Loan") were loaned to the ESOP on the same terms.

     As this loan was repaid, shares were released from pledge and allocated to ESOP participants' accounts. ESOP expense primarily represents the difference between the cost of shares released to ESOP participants' accounts and the dividends used by the ESOP for principal and interest repayment on this loan. The dividends paid to the ESOP on the Series A Preferred Stock were used by the ESOP trustee to pay the Company for principal and interest due on the ESOP's loan from the Company. As of June 30, 1996, the ESOP Term Loan had been entirely repaid, as was the loan due from the ESOP to the Company.

REVENUE RECOGNITION AND RECEIVABLES

     The Company's net revenues consist of tuition and fees, student housing charges and supply store and restaurant sales. In fiscal 1997, the Company derived 87.8% of its net revenues from tuition and fees paid by, or on behalf of, its students. Net revenues, as presented, are reduced for student refunds and scholarships.

     The Company recognizes tuition and housing revenues on a monthly pro rata basis over the term of instruction, typically an academic quarter. Fees are generally recognized as revenue at the start of the academic period to which they apply. Student supply store and restaurant sales are recognized as they occur. Refunds are calculated in accordance with federal, state and accrediting agency standards. Advance payments represent that portion of payments received but not earned and are reflected as a current liability in the accompanying consolidated balance sheets.

     The trade receivable balances are comprised of individually insignificant amounts due primarily from students throughout the United States.

COSTS AND EXPENSES

     Educational services expense consists primarily of costs related to the delivery and administration of the Company's education programs. Major cost components are faculty compensation, administrative salaries, costs of educational materials, facility leases and school occupancy costs, computer systems costs, bad debt expense and depreciation and amortization of property and equipment.

     General and administrative expense consists of the expenses of marketing and student admissions, executive management, finance and accounting, legal, corporate development and other departments that do not provide direct services to the Company's students. All marketing and student admissions costs are expensed in the fiscal year incurred.

     Amortization of intangibles relates principally to the values assigned to student enrollment agreements and applications, accreditation, contracts with colleges and universities and goodwill, which arose principally from the application of purchase accounting to the establishment and financing of the ESOP and the related leveraged transaction in October 1989. This transaction was accounted for in accordance with FASB Emerging Issues Task Force Issue No. 88-16. In addition, it includes the amortization of values assigned to student enrollment agreements, curriculum and goodwill that resulted from the acquisition of NYRS in August 1996 and Lowthian College in January 1997.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                YEAR ENDED JUNE 30,
                                                            ----------------------------
                                                             1995       1996       1997
                                                            ------     ------     ------
                                                            (IN THOUSANDS)
        Cash paid during the period for:
          Interest.......................................   $5,130     $3,558     $2,264
          Income taxes...................................      976      2,854      8,279
        Noncash investing and financing activities:
          Expenditures for property and equipment in
             accounts payable............................      931        163        552

RECLASSIFICATIONS

     Certain prior year balances have been reclassified to conform to the current year presentation.

4. EARNINGS PER SHARE:

     Earnings per share ("EPS") of common stock have been computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares include stock warrants and options for both the primary and fully diluted computations calculated using the treasury stock method. For all periods presented, the weighted average number of common and common equivalent shares outstanding include options issued within one year of the Offering. The Series A Preferred Stock is assumed to be converted for fully diluted EPS. In 1995, the weighted average common and common equivalent shares does not include the assumed exercise of the stock options and warrants or the conversion of the Series A Preferred Stock as the effect would have been anti-dilutive.

     The net income available to common shareholders in 1995 and 1996 has been reduced by the dividends paid on Series A Preferred Stock in the computation of both primary and fully diluted EPS. In the event that the Series A Preferred Stock was converted into Class A Stock, the Company would no longer have paid dividends; however, ESOP expense in the accompanying consolidated statements of income would have increased proportionately.

     In February 1997, the Financial Accounting Standards Board issued Financial Accounting Standard #128 ("FAS #128"), addressing EPS. FAS #128 changes the methodology for calculating EPS and renames the two calculations, Basic (currently primary) and Diluted (currently fully diluted) Earnings per Share. The calculations differ by eliminating any common stock equivalents (such as stock options, warrants and convertible preferred stock) from Basic EPS and changes certain calculations when computing Diluted EPS. FAS #128 is effective for reporting periods ending after December 15, 1997; early adoption is prohibited, and when adopted in fiscal 1998 all prior periods must be restated. However, if FAS #128 were in effect, the new EPS calculations would be as follows:

                                                                 YEAR ENDED JUNE 30,
                                                             ---------------------------
                                                             1995       1996       1997
                                                             -----     ------     ------
        BASIC:
        Income (loss) before extraordinary item...........   $(.11)    $  .66     $  .80
        Net income (loss).................................   $(.11)    $  .53     $  .80
        DILUTED:
        Income (loss) before extraordinary item...........   $(.11)    $  .39     $  .72
        Net income (loss).................................   $(.11)    $  .31     $  .72
        WEIGHTED AVERAGE SHARES OUTSTANDING (IN
          THOUSANDS):
        Basic.............................................   6,890      6,913     11,939
        Diluted...........................................   6,890     11,874     13,671

5. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following as of June 30:

                                                                    1996        1997
                                                                   -------     -------
                                                                     (IN THOUSANDS)
        Assets (asset lives)
          Land..................................................   $   300     $   300
          Buildings and improvements (20 years).................     1,841       1,841
          Equipment and furniture (5 to 10 years)...............    47,615      61,204
          Leasehold interests and improvements (4 to 20
             years).............................................    27,936      36,475
                                                                   -------     -------
             Total..............................................    77,692      99,820
          Less accumulated depreciation.........................    36,518      47,249
                                                                   -------     -------
                                                                   $41,174     $52,571
                                                                   =======     =======

6. LONG-TERM DEBT:

     The Company and its subsidiaries were indebted under the following obligations as of June 30:

                                                                    1996        1997
                                                                   -------     -------
                                                                     (IN THOUSANDS)
        Revolving Credit Agreement, secured by the stock of the
          Company's subsidiaries and all of the Company's assets
          (see below)...........................................   $55,000     $27,000
        Capitalized lease and equipment installment note
          obligations (see below)...............................    10,919       7,031
                                                                   -------     -------
                                                                    65,919      34,031
        Less current portion....................................     3,890       3,637
                                                                   -------     -------
                                                                   $62,029     $30,394
                                                                   =======     =======

     The Revolving Credit Agreement, as amended, allows for maximum borrowings of $70,000,000, reduced annually by $5,000,000 beginning on October 13, 1997, through its expiration on October 13, 2000. The Revolving Credit Agreement requires, among other things, that the Company maintain a specified level of consolidated net worth and meet interest and leverage ratio requirements, and restricts capital expenditures, declaration or payment of dividends on or repurchases of Common Stock and the incurrence of additional indebtedness, as defined. As of June 30, 1997, the Company was in compliance with all covenants. The Revolving Credit Agreement interest rate is variable; interest can be charged at prime, Eurodollar or cost of funds (as defined) rates, at the option of the Company. As of June 30, 1997, the average interest rate under the Revolving Credit Agreement was 8.25%. The borrowings outstanding under the Revolving Credit Agreement as of June 30, 1997 were repaid by July 3, 1997.

     The Company had entered into interest rate swap agreements in order to provide interest rate protection on $15,000,000 of borrowings as required under the Revolving Credit Agreement. Under the swap agreements, the Company paid a fixed rate of interest and received a variable rate of interest based upon the three-month London Interbank Offered Rate. The net effect of the swaps was that the Company paid a fixed rate on $15,000,000 of revolving credit debt. On May 29, 1997, the Company terminated its swap agreements, which were scheduled to expire in November 1998. This termination resulted in the Company receiving approximately $95,000, the estimated fair value of the swaps at that date. This nonleveraged interest rate swap acquired to manage interest rate risk represents the only derivative financial instrument used by the Company.

     Relevant information regarding borrowings under the Revolving Credit Agreement is reflected below:

                                                                  YEAR ENDED JUNE 30,
                                                           ---------------------------------
                                                            1995         1996         1997
                                                           -------      -------      -------
                                                                     (IN THOUSANDS)
    Outstanding borrowings, end of period...............   $30,000      $55,000      $27,000
    Approximate average outstanding balance throughout
      the period........................................       415       16,847       13,602
    Approximate maximum outstanding balance during the
      period............................................    40,000       55,000       55,000
    Weighted average interest rate for the period.......      8.46%        7.33%        7.20%

     The ESOP Term Loan was prepaid in its entirety on June 30, 1996 by paying $412,000 that was scheduled for payment in September, 1996.

     The $25,000,000 principal amount of the Company's 13.25% Subordinated Notes was prepaid in full in October 1995. The resulting prepayment penalty of $1,472,000 was classified as an extraordinary item, loss on early extinguishment of debt, in the accompanying consolidated statements of income, net of tax of $546,000.

     Capitalized leases and installment notes for equipment and furniture expire at various dates through June 2000. The following is a schedule of approximate future minimum payments under capitalized leases, together with the present value of the net minimum payments as of June 30, 1997:

                                 FISCAL YEARS                         (IN THOUSANDS)
            -------------------------------------------------------   --------------
            1998...................................................       $4,092
            1999...................................................        2,820
            2000...................................................          772
                                                                          ------
            Total minimum payments.................................        7,684
                                                                          ------
            Less amount representing interest......................          653
            Present value of net minimum payments..................       $7,031
                                                                          ======

     Depreciation expense on assets financed through capitalized leases and installment notes was approximately $3,913,000, $3,182,000 and $3,705,000 for the years ended June 30, 1995, 1996 and 1997, respectively.

7. COMMITMENTS AND CONTINGENCIES:

     The Company and its subsidiaries lease certain classroom, dormitory and office space under operating leases which expire on various dates through the year 2014. The approximate minimum future commitments under noncancelable long-term operating leases as of June 30, 1997 are reflected below:

                                 FISCAL YEARS                         (IN THOUSANDS)
            -------------------------------------------------------   --------------
            1998...................................................      $ 16,899
            1999...................................................        14,904
            2000...................................................        11,682
            2001...................................................         8,713
            2002...................................................         6,799
            Thereafter.............................................        44,308
                                                                         --------
                                                                         $103,305
                                                                         ========

     The Company has a management incentive compensation plan which provides for the awarding of cash bonuses to school management personnel using formalized guidelines based upon the operating results of each subsidiary and the Company.

     The Company is a defendant in certain legal proceedings arising out of the conduct of its businesses. In the opinion of management, based upon its investigation of these claims and discussion with legal counsel, the ultimate outcome of such legal proceedings, individually and in the aggregate, will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

8. RELATED PARTY TRANSACTIONS:

     The Art Institute of Philadelphia, Inc., a wholly owned subsidiary of The Art Institutes International, Inc. ("AII"), which is a wholly owned subsidiary of EDMC, leases one of the buildings it occupies from a partnership in which the subsidiary serves as a 1% general partner and an executive officer/director and a director of EDMC are minority limited partners. The Art Institute of Fort Lauderdale, Inc., another wholly owned subsidiary of AII, leases part of its facility from a partnership in which an executive officer/director of EDMC is a minority limited partner. Total rental payments under these arrangements were $1,894,000 for each of the three years ended June 30, 1997.

9. EMPLOYEE BENEFIT PLANS:

     The Company has a defined contribution retirement plan which covers substantially all employees. Contributions to the plan are at the discretion of the Board of Directors. There are no unfunded past service costs related to the plan. Under the 401(k) retirement plan, the Company will match 50% of employee contributions up to 3% of compensation. The expense relating to these plans was approximately $504,000, $515,000 and $526,000 for the years ended June 30, 1995, 1996 and 1997, respectively.

     The Company has established an ESOP which enables eligible employees to acquire stock ownership in the Company. The Company has made annual contributions, in addition to dividends paid on the Series A Preferred Stock held by the ESOP, sufficient to service the interest and principal obligations on the ESOP's debt to the Company. Since the Company functioned as the lender to the ESOP, the contribution for the interest component of debt service is immediately returned to the Company. Such interest income and expense have been netted in the accompanying consolidated statements of income. As of June 30, 1996, the ESOP Term Loan was entirely repaid, as was the loan between the ESOP and the Company.

     Shares and cash forfeiture allocations are made to the accounts of eligible participating employees based upon each participant's compensation level relative to the total compensation of all eligible employees. Eligible employees vest their ESOP accounts based on a seven-year schedule which includes credit for past service. Distribution of shares from the ESOP are made following the retirement, disability or death of an employee. For employees who terminate for any other reason, their vested balance will be offered for distribution in accordance with the terms of ESOP.

10. OTHER ASSETS:

     Other assets consist of the following as of June 30:

                                                                      1996       1997
                                                                     ------     ------
                                                                      (IN THOUSANDS)
        Investment in Federal Perkins Loan Program, net of
          allowance for estimated future loan losses of $575 and
          $602, respectively......................................   $2,343     $2,398
        Cash value of life insurance, net of loans of $781 each
          year; face value of $5,321 and $6,362, respectively.....    1,542      1,785
        Other.....................................................    1,952      2,198
                                                                     ------     ------
                                                                     $5,837     $6,381
                                                                     ======     ======

11. ACCRUED LIABILITIES:

     Accrued liabilities consist of the following as of June 30:

                                                                      1996       1997
                                                                     ------     ------
                                                                       (IN THOUSANDS)
        Payroll taxes and payroll related.........................   $2,787     $4,599
        Income and other taxes....................................    1,223      1,003
        Other.....................................................    3,345      4,176
                                                                     ------     ------
                                                                     $7,355     $9,778
                                                                     ======     ======

12. INCOME TAXES:

     The provision for income taxes includes current and deferred taxes as reflected below:

                                                                    YEAR ENDED JUNE 30,
                                                                ----------------------------
                                                                1995       1996       1997
                                                                -----     ------     -------
                                                                      (IN THOUSANDS)
    Current taxes:
      Federal................................................   $ 577     $3,215     $ 7,594
      State..................................................     123        683       1,250
                                                                -----     ------     -------
         Total current taxes.................................     700      3,898       8,844
                                                                -----     ------     -------
    Deferred taxes...........................................    (210)       137      (1,613)
                                                                -----     ------     -------
         Total provision.....................................   $ 490     $4,035     $ 7,231
                                                                =====     ======     =======

     The provisions for income taxes reflected in the accompanying consolidated statements of income vary from the amounts that would have been provided by applying the federal statutory income tax rate to earnings before income taxes as shown below:

                                                                     YEAR ENDED JUNE 30,
                                                                 ---------------------------
                                                                 1995        1996       1997
                                                                 -----       ----       ----
    Federal statutory income tax rate.........................    34.0%      34.0%      35.0%
    State and local income taxes, net of federal income tax
      benefit.................................................     6.0        6.0        5.1
    Amortization of goodwill and other intangibles............     8.1        1.5         .9
    Deductible portion of dividends on Series A Preferred
      Stock...................................................   (32.1)      (6.0)        --
    Non-deductible expenses...................................     4.9        1.1         .8
    All other, net............................................     3.6         .5         .2
                                                                  ----       ----       ----
         Income tax provision.................................    24.5%      37.1%      42.0%
                                                                  ====       ====       ====

     Net deferred income tax assets (liabilities) are composed of the following as of June 30:

                                                               1995        1996        1997
                                                              -------     -------     -------
                                                                      (IN THOUSANDS)
    Deferred income tax-current............................   $   181     $   381     $ 1,509
    Deferred income tax-long term..........................    (1,809)     (2,146)     (1,661)
                                                              -------     -------     -------
    Net deferred income tax liability......................   $(1,628)    $(1,765)    $  (152)
                                                              =======     =======     =======
    Consisting of:
      Financial reserves and other.........................   $   717     $   921     $  (408)
      Reserve for doubtful accounts........................       612       1,175       2,959
      Assigned asset values in excess of tax basis.........    (2,369)     (2,126)     (2,006)
      Depreciation.........................................      (588)     (1,735)       (697)
                                                              -------     -------     -------
         Total net deferred income tax liability...........   $(1,628)    $(1,765)    $  (152)
                                                              =======     =======     =======

13. STOCK BASED COMPENSATION:

     In October 1996, the Company adopted the 1996 Stock Incentive Plan (the "1996 Plan") for directors, executive management and key personnel. The 1996 Plan provides for the issuance of stock-based incentive awards with respect to a maximum of 1,250,000 shares. During fiscal 1997, options covering a total of 609,500 shares were granted under the 1996 Plan. Options issued under this plan provide for time-based vesting over four years.

     The Company has two non-qualified management stock option plans under which options to purchase a maximum of 359,642 and 200,000 shares of Common Stock have been granted to management employees. In August 1996 all outstanding options under these non-qualified plans were vested. The option covering 21,500 shares granted during fiscal 1997 under one of these plans provides for time-based vesting over four years. Under the terms of these plans, the Board of Directors granted options to purchase shares at prices varying from $2.54 to $15.00 per share, representing the fair market value at the time of the grant. Compensation expense related to vesting of certain options of $1,146,000, $464,000 and $375,000 was recognized for the years ended June 30, 1995, 1996 and 1997, respectively.

     In addition to the above stock option plans, an agreement was entered into with an executive during fiscal 1996 granting options for the purchase of 75,000 shares of Class B Stock at $11.00 per share. The agreement provided for time-based vesting over four years. This executive discontinued employment during fiscal 1997 and forfeited options which had been granted with respect to 42,187 shares.

     The Company accounts for these plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

     In fiscal 1997 the Company adopted an employee stock purchase plan. The plan allows eligible employees of the Company to purchase up to an aggregate of 750,000 shares of common stock at quarterly intervals through periodic payroll deduction. In fiscal 1997, 7,836 shares of Common Stock were issued under this plan. In addition, eligible employees were permitted to purchase 173,208 shares of Common Stock in the Offering.

     Had compensation expense for these plans been determined consistent with FASB Statement No. 123, (Accounting for Stock Based Compensation) the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                                       1996       1997
                                                                      ------     ------
        Net income (in thousands):................    As reported     $5,920     $9,985
                                                      Pro forma       $5,721     $7,730
        Primary EPS:..............................    As reported     $ 0.36     $ 0.72
                                                      Pro forma       $ 0.34     $ 0.55
        Fully diluted EPS:........................    As reported     $ 0.31     $ 0.72
                                                      Pro forma       $ 0.29     $ 0.55

     A summary of stock option activity follows:

     SUMMARY OF STOCK OPTIONS

                                             1995                      1996                      1997
                                     ---------------------     ---------------------     ---------------------
                                                  WEIGHTED                  WEIGHTED                  WEIGHTED
                                                  AVERAGE                   AVERAGE                   AVERAGE
                                      NUMBER      EXERCISE      NUMBER      EXERCISE      NUMBER      EXERCISE
                                     OF SHARES     PRICE       OF SHARES     PRICE       OF SHARES     PRICE
                                     ---------    --------     ---------    --------     ---------    --------
Outstanding at beginning of
  year............................     495,293     $ 3.88        538,145     $ 4.15        613,145     $ 4.97
Granted...........................      42,852       7.20         75,000      11.00        631,000      15.07
Exercised.........................          --                        --                    52,600       6.66
Forfeited.........................          --                        --                    95,187      13.23
                                      --------     ------       --------     ------      ---------     ------
Outstanding at end of year........     538,145     $ 4.15        613,145     $ 4.98      1,096,358     $10.00
                                      ========     ======       ========     ======      =========     ======
Exercisable at end of year........     401,022                   473,593                   521,358
                                      ========                  ========                 =========
Weighted average fair value of
  options granted (000's)*........    $    309                  $    342                 $   3,852
                                      ========                  ========                 =========

---------

* The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted averages assumptions for grants in 1996 and 1997.

            Risk free interest rate....................................     6.124%
            Expected dividend yield....................................         0
            Expected life of options...................................   6 years
            Expected volatility rate...................................      33.7%

14. UNUSUAL ITEM:

     The Company received a refund of state and local business and occupation taxes in 1995. In the years paid, these taxes had been recorded as educational services expenses. This credit of $1,107,000 is recorded as an offset to educational services expenses in the accompanying consolidated statements of income.

15. STOCK PRICES AND DIVIDENDS:

     The Company's Common Stock is traded on the Nasdaq National Market System under the symbol "EDMC." The prices set forth below reflect the high and low sales prices for the Common Stock for the periods indicated, as reported in the consolidated transaction reporting system of the Nasdaq National Market System.

                                                                           1997
                                                                     -----------------
                            THREE MONTHS ENDED                        HIGH       LOW
        ----------------------------------------------------------   ------     ------
        September 30..............................................      N/A        N/A
        December 31...............................................   $21.00     $15.50
        March 31..................................................    23.25      18.00
        June 30...................................................    26.75      21.50

     The Company has not declared or paid any cash dividends on its capital stock during the last three years other than on the shares of its Series A Preferred Stock. The payment of dividends by the Company is, and will continue to be, subject to certain restrictions under the terms of its Revolving Credit Agreement.

--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................    3
Risk Factors...........................    8
Use of Proceeds........................   15
Dividend Policy........................   15
Price Range of Common Stock............   15
Capitalization.........................   15
Selected Consolidated Financial and
  Other Data...........................   16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   18
Business...............................   27
Management and Directors...............   47
Certain Transactions...................   55
Principal and Selling Shareholders.....   56
Description of Capital Stock...........   58
Shares Eligible for Future Sale........   60
Underwriting...........................   62
Notice to Canadian Residents...........   63
Certain U.S. Federal Tax Considerations
  for Non-U.S. Holders of Common
  Stock................................   64
Legal Matters..........................   66
Experts................................   66
Additional Information.................   66
Disclosure Regarding Forward-Looking
  Statements...........................   67
Index to Consolidated Financial
  Statements...........................  F-1

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

                              EDUCATION MANAGEMENT
                                  CORPORATION

                                2,932,766 Shares

                                  Common Stock
                                ($.01 par value)
                              P R O S P E C T U S
                           CREDIT SUISSE FIRST BOSTON
                               SMITH BARNEY INC.
                                ABN AMRO CHICAGO
                                  CORPORATION

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the actual fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. and the estimated fees and expenses expected to be incurred in connection with the distribution of the shares of Common Stock, $.01 par value, of the registrant being registered (other than underwriting discounts and commissions).

          Securities and Exchange Commission Registration Fee.............   $25,387
          National Association of Securities Dealers, Inc. Filing Fee.....     8,878
          Printing and Engraving Expenses.................................         *
          Accounting Fees and Expenses....................................         *
          Legal Fees and Expenses.........................................         *
          Blue Sky Qualification Fees and Expenses........................     5,000
          Transfer Agent Fees and Expenses................................     5,000
          Miscellaneous...................................................         *
                                                                             -------
               Total......................................................   $     *
                                                                             =======

---------

* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), the registrant is obligated to indemnify a director or officer and to reimburse (but not advance) expenses with respect to any threatened, pending or completed action or proceeding only if such director or officer ultimately prevails in that action. Therefore, the registrant has entered into indemnification agreements with each of its directors and officers in which the registrant agrees to indemnify such directors and officers to the fullest extent permitted by law and to advance the expenses of any suit or other action to such directors and officers upon their demand; subject to repayment if such directors or officers are found by a court of competent jurisdiction not to have been entitled to indemnification by the registrant.

     BCL Sections 1741 and 1742 provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative (as defined below) of that corporation, or is or was serving at the request of that corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of that corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of a business corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to that corporation unless and only to the extent that a court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. A representative means a person occupying the position or discharging the functions of a director, officer, employee or agent of any enterprise, regardless of the name or title by which that person may be designated.

     BCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by a business corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

          (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

          (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

          (3) by the shareholders.

     Notwithstanding the above, BCL Section 1743 provides that to the extent that a representative of a business corporation is successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     BCL Section 1745 provides that expenses (including attorneys' fees) incurred in defending any action or proceeding may be paid by a business corporation in advance of the final disposition of that action or proceeding upon receipt of an undertaking by or on behalf of a representative to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by that corporation.

     BCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken and may be made whether or not that corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of that corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     BCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a representative of that corporation, or is or was serving at the request of that corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not that corporation would have the power to indemnify that person against such liability under the provisions described above.

     The Restated Bylaws of the registrant require, as described below, that the registrant indemnify directors and officers to the maximum extent permitted by law and also provide for the mandatory advancement of expenses to directors in most circumstances.

     Section 7.1 of the Restated Bylaws provides that the registrant shall indemnify, to the fullest extent now or hereafter permitted by law, each director or officer (including each former director or officer) of the registrant who was or is made a party to or a witness in or is threatened to be made a party to or a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether external or internal to the registrant, by reason of the fact that he is or was an authorized representative of the registrant, against all expenses (including attorneys' fees, disbursements and other charges), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

     Section 7.2 of the Restated Bylaws further provides that the registrant shall pay expenses (including attorneys' fees, disbursements and other charges) actually and reasonably incurred by a director or officer of the registrant referred to in Section 7.1 of the Restated Bylaws in defending or appearing as a witness in any civil or criminal action, suit or proceeding described in Section
7.1 of the Restated Bylaws in advance of the final disposition of such action, suit or proceeding. The expenses incurred by such director or officer shall be paid by the registrant in advance of the final disposition of such action, suit or proceeding only upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts advanced if it shall ultimately be determined that he is not entitled to be indemnified by the registrant, and an irrevocable assignment to the registrant of all payments to which such director or officer may be or become entitled, under any policy of insurance or otherwise, in reimbursement of any such expenses paid by the registrant.

     The Restated Bylaws provide that the rights of indemnification and advancement of expenses provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may otherwise be entitled.

     Section 7.9 of the Restated Bylaws provides that the registrant may purchase and maintain insurance on behalf of each director and officer against any liability asserted against or incurred by such officer or director in any capacity, or arising out of such director's or officer's status as such, whether or not the registrant would have the power to indemnify such person against such liability under the provisions of Article VII of the Restated Bylaws.

     The registrant maintains directors' and officers' liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, as amended, which they may incur in connection with their serving as such. Such insurance provides coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the indemnification provisions of the Restated Bylaws.

     As permitted by BCL Section 1713, the Restated Bylaws provide that no director shall be personally liable for monetary damages for any action taken, or failure to take any action, except to the extent that such elimination or limitation of liability is expressly prohibited by the Act of November 28, 1986 (P.L. No. 145) as in effect at the time of the alleged action or failure to take action by the director. The BCL states that this exculpation from liability does not apply where the director has breached or failed to perform the duties of his office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, and does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for payment of taxes pursuant to Federal, state or local law. It may also not apply to liabilities imposed upon directors by the Federal securities laws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Within the past three years, the Company sold shares of its capital stock in the following transactions, each of which was intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof.

                                                                                          AGGREGATE
                                                                                        CONSIDERATION
                                                                        AMOUNT OF       PAID IN EACH
      PURCHASER            DATE OF SALE              TITLE           SECURITIES SOLD     TRANSACTION
----------------------  ------------------   ---------------------   ---------------    -------------
N.G. Temnick..........    August 9, 1996     Class B Common Stock       1,500 Shares     $   5,250.00(a)
L.S. Pritchard, III...   October 13, 1995    Class B Common Stock       7,500 Shares     $  54,000.00
R.M. Barber...........    July 31, 1995      Class B Common Stock       3,000 Shares     $  21,600.00
R.S. Peterson.........    July 31, 1995      Class B Common Stock       3,000 Shares     $  21,600.00
P.T. DeCoursey........    July 17, 1995      Class B Common Stock      24,704 Shares     $ 177,872.40
R.T. McDowell.........    July 17, 1995      Class B Common Stock       5,000 Shares     $  36,000.00

---------

(a) Representing the exercise of stock options at an exercise price of $3.50 per share.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this registration statement:

EXHIBIT
NUMBER                                        DESCRIPTION
------    ------------------------------------------------------------------------------------
 1.01     Form of Underwriting Agreement***
 3.01     Restated Articles of Incorporation**
 3.02     Articles of Amendment filed on February 4, 1997**
 3.03     Restated Bylaws**
 4.01     Specimen Common Stock Certificate**
 4.02     Rights Agreement, dated as of October 1, 1996, between Education Management
          Corporation and Mellon Bank, N.A.**

EXHIBIT
NUMBER                                        DESCRIPTION
------    ------------------------------------------------------------------------------------
 5.01     Opinion of Kirkpatrick & Lockhart LLP as to the validity of the securities being registered*
10.01     Education Management Corporation Employee Stock Ownership Plan**
10.02     First Amendment to Education Management Corporation Employee Stock Ownership Plan**
10.03     Second Amendment to Amended and Restated Education Management Corporation Employee
          Stock Ownership Plan**
10.04     Third Amendment to Amended and Restated Education Management Corporation Employee
          Stock Ownership Plan**
10.05     Education Management Corporation Management Incentive Stock Option Plan, effective
          November 11, 1993**
10.06     EMC Holdings, Inc. Management Incentive Stock Option Plan, effective July 1, 1990**
10.07     Form of Management Incentive Stock Option Agreement, dated various dates, between
          EMC Holdings, Inc. and various management employees**
10.08     Form of Amendment to Management Incentive Stock Option Agreement, dated January 19,
          1995, among Education Management Corporation and various management employees**
10.09     Education Management Corporation Retirement Plan**
10.10     Education Management Corporation Deferred Compensation Plan**
10.11     Education Management Corporation 1996 Employee Stock Purchase Plan**
10.12     Education Management Corporation 1996 Stock Incentive Plan**
10.13     Second Amended and Restated Employment Agreement, dated August 15, 1996, between
          Robert B. Knutson and Education Management Corporation**
10.14     Employment Agreement, dated June 1, 1996, between Albert Greenstone and Education
          Management Corporation**
10.15     Form of EMC-Art Institutes International, Inc. Director's and/or Officer's
          Indemnification Agreement**
10.16     Agreement and Lease, dated September 1, 1978, between Stabile & Associates and
          Education Management Corporation**
10.17     Amendment to Agreement and Lease, dated March 1, 1980, between Stabile & Associates and Education Management Corporation**
10.18     Renewal Option Letter Agreement dated November 21, 1984, between Stabile &
          Associates and Education Management Corporation**
10.19     Common Stock Registration Rights Agreement, dated as of August 15, 1996, among
          Education Management Corporation and Marine Midland Bank, Northwestern Mutual Life
          Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA, Merrill
          Lynch Employees LBO Partnership No. I, L.P., Merrill Lynch IBK Positions, Inc.,
          Merrill Lynch KECALP L.P. 1986, Merrill Lynch Offshore LBO Partnership No. IV,
          Merrill Lynch Capital Corporation, Merrill Lynch Capital Appreciation Partnership
          IV, L.P., Robert B. Knutson and certain other individuals**
10.20     Amended and Restated Credit Agreement, dated March 16, 1995, among Education
          Management Corporation, certain banks and PNC Bank, National Association**
10.21     First Amendment to Amended and Restated Credit Agreement, dated October 13, 1995, among Education Management Corporation, certain banks and PNC Bank, National
          Association**
10.22     Second Amendment to Amended and Restated Credit Agreement, dated July 31, 1996, among Education Management Corporation, certain banks and PNC Bank, National
          Association**
10.23     Third Amendment to Amended and Restated Credit Agreement, dated March 14, 1997, among Education Management Corporation, certain banks and PNC Bank, National
          Association**
10.24     Nonqualified Stock Option Agreement, dated May 2, 1996, between Education Management
          Corporation and William M. Webster, IV**
10.25     Letter Agreement, dated August 9, 1996, between Education Management Corporation
          Employee Stock Ownership Trust and Education Management Corporation**

EXHIBIT
NUMBER                                        DESCRIPTION
------    ------------------------------------------------------------------------------------
10.26     Form of Common Stock Subscription and Repurchase Agreement, dated various dates, between Education Management Corporation and various stock purchasers**
10.27     Form of Amendment No. 1 to Common Stock Subscription and Repurchase Agreement, dated
          January 1, 1996, between Education Management Corporation and certain management stockholders**
10.28     Form of Common Stock Subscription and Repurchase Agreement, dated various dates, between Education Management Corporation and certain management stockholders**
10.29     Amendment No. 1 to Common Stock Subscription and Repurchase Agreement, dated January
          19, 1995, between Education Management Corporation and certain management stockholders**
10.30     Amendment No. 2 to Common Stock Subscription and Repurchase Agreement, dated January
          1, 1996, between Education Management Corporation and certain management stockholders**
10.31     Letter Agreement dated October 6, 1997 by and among Education Management Corporation and certain shareholders*
11.01     Statement re: Calculation of Earnings Per Share**
21.01     List of subsidiaries of Education Management Corporation**
23.01     Consent of Arthur Andersen LLP*
24.01     Powers of Attorney*
27.01     Financial Data Schedule**

---------

  * Filed herewith.
 ** Incorporated herein by reference.
*** To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on October 2, 1997.

                                            EDUCATION MANAGEMENT CORPORATION

                                            By: /s/ ROBERT B. KNUTSON
                                              ----------------------------------
                                                      Robert B. Knutson
                                                 Chairman and Chief Executive
                                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                           CAPACITY                        DATE
----------------------------------   ------------------------------   -------------------------

      /s/ ROBERT B. KNUTSON          Chairman, Chief Executive             October 2, 1997
----------------------------------   Officer   and Director
        Robert B. Knutson

      /s/ MIRYAM L. DRUCKER          Vice Chairman and Director            October 2, 1997
----------------------------------
        Miryam L. Drucker

      /s/ ROBERT T. MCDOWELL         Senior Vice President,   Chief        October 2, 1997
----------------------------------   Financial Officer,   Treasurer
        Robert T. McDowell           and Principal   Accounting
                                     Officer

                *                    Director                              October 2, 1997
----------------------------------
         Robert H. Atwell

     /s/ JAMES J. BURKE, JR.         Director                              October 2, 1997
----------------------------------
       James J. Burke, Jr.

   /s/ WILLIAM M. CAMPBELL, III      Director                              October 2, 1997
----------------------------------
     William M. Campbell, III

      /s/ ALBERT GREENSTONE          Director                              October 2, 1997
----------------------------------
        Albert Greenstone

     /s/ JAMES S. PASMAN, JR.        Director                              October 2, 1997
----------------------------------
       James S. Pasman, Jr.

*By: /s/ ROBERT T. MCDOWELL
     ---------------------------------------------
     Robert T. McDowell
     Attorney-in-fact, pursuant to a
     power of attorney filed as an exhibit
     to this registration statement.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                       DESCRIPTION                          SEQUENTIAL PAGE NUMBERING
------      ---------------------------------------------     ---------------------------------
 1.01       Form of Underwriting Agreement                    To be filed by amendment
 3.01       Amended and Restated Articles of                  Incorporated herein by reference
            Incorporation                                     to Exhibit 3.01 to the Annual
                                                              Report on Form 10-K (File No.
                                                              000-21363) filed on September 29,
                                                              1997 (the "Form 10-K")
 3.02       Articles of Amendment filed on February 4,        Incorporated herein by reference
            1997                                              to Exhibit 3.02 to the Form 10-K
 3.03       Restated Bylaws                                   Incorporated herein by reference
                                                              to Exhibit 3.03 to the Form 10-K
 4.01       Specimen Common Stock Certificate                 Incorporated herein by reference
                                                              to Exhibit 4.01 to Amendment No.
                                                              3 filed on October 28, 1996 to
                                                              the Registration Statement on
                                                              Form S-1 (File No. 333-10385)
                                                              filed on August 19, 1996 (the
                                                              "Form S-1")
 4.02       Rights Agreement, dated as of October 1,          Incorporated herein by reference
            1996, between Education Management                to Exhibit 4.02 to the Form 10-K
            Corporation and Mellon Bank, N.A.
 5.01       Opinion of Kirkpatrick & Lockhart LLP as to       Filed herewith
            the validity of the securities being
            registered
10.01       Education Management Corporation Employee         Incorporated herein by reference
            Stock Ownership Plan                              to Exhibit 10.01 to the Form S-1
10.02       First Amendment to Education Management           Incorporated herein by reference
            Corporation Employee Stock Ownership Plan         to Exhibit 10.02 to Amendment No.
                                                              1 filed on October 1, 1996
                                                              ("Amendment No. 1") to the Form
                                                              S-1
10.03       Second Amendment to Amended and Restated          Incorporated herein by reference
            Education Management Corporation Employee         to Exhibit 10.03 to the Form S-1
            Stock Ownership Plan
10.04       Third Amendment to Amended and Restated           Incorporated herein by reference
            Education Management Corporation Employee         to Exhibit 10.04 to Amendment No.
            Stock Ownership Plan                              1
10.05       Education Management Corporation Management       Incorporated herein by reference
            Incentive Stock Option Plan, effective            to Exhibit 10.05 to the Form S-1
            November 11, 1993
10.06       EMC Holdings, Inc. Management Incentive Stock     Incorporated herein by reference
            Option Plan, effective July 1, 1990               to Exhibit 10.06 to Amendment No.
                                                              1
10.07       Form of Management Incentive Stock Option         Incorporated herein by reference
            Agreement, dated various dates, between EMC       to Exhibit 10.07 to Amendment No.
            Holdings, Inc. and various management             1
            employees
10.08       Form of Amendment to Management Incentive         Incorporated herein by reference
            Stock Option Agreement, dated January 19,         to Exhibit 10.08 to Amendment No.
            1995, among Education Management Corporation      1
            and various management employees

EXHIBIT
NUMBER                       DESCRIPTION                          SEQUENTIAL PAGE NUMBERING
------      ---------------------------------------------     ---------------------------------
10.09       Education Management Corporation Retirement       Incorporated herein by reference
            Plan                                              to Exhibit 10.09 to Amendment No.
                                                              1
10.10       Education Management Corporation Deferred         Incorporated herein by reference
            Compensation Plan                                 to Exhibit 10.11 to the Form S-1
10.11       Education Management Corporation 1996             Incorporated herein by reference
            Employee Stock Purchase Plan                      to Exhibit 10.12 to Amendment No.
                                                              1
10.12       Education Management Corporation 1996 Stock       Incorporated herein by reference
            Incentive Plan                                    to Exhibit 10.13 to Amendment No.
                                                              1
10.13       Second Amended and Restated Employment            Incorporated herein by reference
            Agreement, dated August 15, 1996, between         to Exhibit 10.15 to the Form S-1
            Robert B. Knutson and Education Management
            Corporation
10.14       Employment Agreement, dated June 1, 1996,         Incorporated herein by reference
            between Albert Greenstone and Education           to Exhibit 10.16 to the Form S-1
            Management Corporation
10.15       Form of EMC-Art Institutes International,         Incorporated herein by reference
            Inc. Director's and/or Officer's                  to Exhibit 10.17 to the Form S-1
            Indemnification Agreement
10.16       Agreement and Lease, dated September 1, 1978,     Incorporated herein by reference
            between Stabile & Associates and Education        to Exhibit 10.18 to Amendment No.
            Management Corporation                            1
10.17       Amendment to Agreement and Lease, dated March     Incorporated herein by reference
            1, 1980, between Stabile & Associates and         to Exhibit 10.19 to Amendment No.
            Education Management Corporation                  1
10.18       Renewal Option Letter Agreement dated             Incorporated herein by reference
            November 21, 1984, between Stabile &              to Exhibit 10.20 to Amendment No.
            Associates and Education Management               1
            Corporation
10.19       Common Stock Registration Rights Agreement,       Incorporated herein by reference
            dated as of August 15, 1996, among Education      to Exhibit 10.19 to the Form 10-K
            Management Corporation and Marine Midland
            Bank, Northwestern Mutual Life Insurance
            Company, National Union Fire Insurance
            Company of Pittsburgh, PA, Merrill Lynch
            Employees LBO Partnership No. I, L.P.,
            Merrill Lynch IBK Positions, Inc., Merrill
            Lynch KECALP L.P. 1986, Merrill Lynch
            Offshore LBO Partnership No. IV, Merrill
            Lynch Capital Corporation, Merrill Lynch
            Capital Appreciation Partnership IV, L.P.,
            Robert B. Knutson and certain other
            individuals
10.20       Amended and Restated Credit Agreement, dated      Incorporated herein by reference
            March 16, 1995, among Education Management        to Exhibit 4.16 to Amendment No.
            Corporation, certain banks and PNC Bank,          1
            National Association
10.21       First Amendment to Amended and Restated           Incorporated herein by reference
            Credit Agreement, dated October 13, 1995,         to Exhibit 4.17 to the Form S-1
            among Education Management Corporation,
            certain banks and PNC Bank, National
            Association

EXHIBIT
NUMBER                       DESCRIPTION                          SEQUENTIAL PAGE NUMBERING
------      ---------------------------------------------     ---------------------------------
10.22       Second Amendment to Amended and Restated          Incorporated herein by reference
            Credit Agreement, dated July 31, 1996, among      to Exhibit 4.18 to Amendment No.
            Education Management Corporation, certain         1
            banks and PNC Bank, National Association
10.23       Third Amendment to Amended and Restated           Incorporated herein by reference
            Credit Agreement, dated March 14, 1997, among     to Exhibit 10.23 to the Form 10-K
            Education Management Corporation, certain
            banks and PNC Bank, National Association
10.24       Nonqualified Stock Option Agreement, dated        Incorporated herein by reference
            May 2, 1996, between Education Management         to Exhibit 4.22 to the Form S-1
            Corporation and William M. Webster, IV
10.25       Letter Agreement, dated August 9, 1996,           Incorporated herein by reference
            between Education Management Corporation          to Exhibit 4.23 to Amendment No.
            Employee Stock Ownership Trust and Education      1
            Management Corporation
10.26       Form of Common Stock Subscription and             Incorporated herein by reference
            Repurchase Agreement, dated various dates,        to Exhibit 4.11 to Amendment No.
            between Education Management Corporation and      1
            various stock purchasers
10.27       Form of Amendment No. 1 to Common Stock           Incorporated herein by reference
            Subscription and Repurchase Agreement, dated      to Exhibit 4.12 to Amendment No.
            January 1, 1996, between Education Management     1
            Corporation and certain management
            stockholders
10.28       Form of Common Stock Subscription and             Incorporated herein by reference
            Repurchase Agreement, dated various dates,        to Exhibit 4.13 to Amendment No.
            between Education Management Corporation and      1
            certain management stockholders
10.29       Amendment No. 1 to Common Stock Subscription      Incorporated herein by reference
            and Repurchase Agreement, dated January 19,       to Exhibit 4.14 to Amendment No.
            1995, between Education Management                1
            Corporation and certain management
            stockholders
10.30       Amendment No. 2 to Common Stock Subscription      Incorporated herein by reference
            and Repurchase Agreement, dated January 1,        to Exhibit 4.15 to Amendment No.
            1996, between Education Management                1
            Corporation and certain management
            stockholders
10.31       Letter Agreement dated October 6, 1997 by and     Filed herewith
            among Education Management Corporation and
            certain shareholders
11.01       Statement re: Calculation of Earnings Per         Incorporated herein by reference
            Share                                             to Exhibit 11.01 to the Form 10-K
21.01       List of subsidiaries of Education Management      Incorporated herein by reference
            Corporation                                       to Exhibit 21.01 to the Form 10-K
23.01       Consent of Arthur Andersen LLP                    Filed herewith
24.01       Powers of Attorney                                Filed herewith
27.01       Financial Data Schedule                           Incorporated herein by reference
                                                              to Exhibit 27.01 to the Form 10-K